As filed with the Securities and Exchange Commission on October 12, 2011

Registration No. 333-176592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRETIUM PACKAGING, L.L.C.

(Exact name of registrant as specified in Its Charter)

Delaware	3080	43-1817802
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Pretium Packaging, L.L.C.

15450 South Outer Forty Drive, Suite 120

Chesterfield, MO 63107

(314) 727-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Co-Registrants below

(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)

Robert A. Robison, Chief Financial Officer	Copies to:
Pretium Packaging, L.L.C.	Michael R. Littenberg, Esq.
15450 South Outer Forty Drive, Suite 120	Schulte Roth & Zabel LLP
Chesterfield, MO 63107	919 Third Avenue
Ph: (314) 727-8200	New York, NY 10022
(Name, address, including zip code, and telephone number,	Ph: (212) 756-2000
including area code, of agent for service)	Fax: (212) 593-5955

Approximate Date of Commencement of Proposed Offer to the Public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a small reporting company)	Small reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross Border Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Each Co-Registrant as specified in Its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Pretium Finance, Inc. (Co-Issuer)	Delaware	3080	30-0668528
Robb Container Corporation (Guarantor)	Delaware	3080	36-2650653
Mont Royal, L.L.C. (Guarantor)	Delaware	3080	*
PVC Container Corporation (Guarantor)	Delaware	3080	13-2616435
Airopak Corporation (Guarantor)	Delaware	3080	22-3315077
Novapak Corporation (Guarantor)	Delaware	3080	58-2315077
MR Grantor Trust (Guarantor)	Missouri	3080	*
Pretium Canada Company (Guarantor)	Nova Scotia	3080	*

(1)	The address and telephone number of each of the co-registrants is c/o Pretium Packaging, L.L.C., 15450 South Outer Forty Drive, Suite 120, Chesterfield, Missouri 63107.
*	Pass-through entity which does not require an I.R.S. Employer Identification Number.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated October 12, 2011

PRELIMINARY PROSPECTUS

PRETIUM PACKAGING, L.L.C. PRETIUM FINANCE, INC.

$150,000,000

OFFER TO EXCHANGE

$150,000,000 in Aggregate Principal Amount of 11.50% Senior Secured Notes due 2016, Series B and related guarantees for all outstanding

$150,000,000 in Aggregate Principal Amount of 11.50% Senior Secured Notes due 2016, Series A and related guarantees

The exchange offer will expire at 5:00 p.m., New York City time,

on                    , 2011, which is 21 business days after the commencement of the exchange offer, unless extended.

The Offering:

Offered Securities: The securities offered by this prospectus are 11.50% Senior Secured Notes due 2016, Series B (the “New Notes”) and related guarantees, which are being issued in exchange for 11.50% Senior Secured Notes due 2016, Series A (the “Original Notes” and, together with the New Notes, the “Notes”) and related guarantees, sold by us in our private placement that we consummated on March 31, 2011. The New Notes and related guarantees are substantially identical to the Original Notes and are governed by the same indenture. There is no public market for the Original Notes and we do not intend to apply for the New Notes to be listed on any national securities exchange.

Expiration of Offering: The exchange offer expires at 5:00 p.m., New York City time, on                    , 2011, which is 21 business days after the commencement of the exchange offer, unless extended.

We will exchange all Original Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

We will not receive any proceeds from the exchange.

Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. If the broker-dealer acquired the Original Notes as a result of market-making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the New Notes. Broker-dealers who acquired the Original Notes directly from us through an exemption from registration must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act of 1933 (the “Securities Act”) in connection with secondary resales and cannot rely on the position of the Securities and Exchange Commission (“SEC”) or SEC staff enunciated in the Exxon Capital Holding Corp. no-action letter (available May 13, 1988).

The New Notes:

Maturity: The New Notes will mature on April 1, 2016.

Interest Payment Dates: Interest payment dates for the New Notes are April 1 and October 1, beginning on October 1, 2011.

See “Risk Factors,” beginning on page 15, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the exchange offer.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2011.

i

INFORMATION ABOUT THE TRANSACTION

THIS PROSPECTUS INCORPORATES IMPORTANT INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS, WHICH IS 15450 SOUTH OUTER FORTY DRIVE, SUITE 120, CHESTERFIELD, MISSOURI, OR BY CALLING US AT (314) 727-8200. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE                     , 2011, WHICH IS 21 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED. ALSO SEE “AVAILABLE INFORMATION.”

ii

PROSPECTUS SUMMARY

The following summary contains basic information about us and this exchange offer. It is not complete and likely does not contain all the information that is important to you. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters set forth in “Risk Factors”. Unless otherwise noted, references to the terms “Pretium”, “we,” “us” and “our” refer to Pretium Packaging, L.L.C. and its consolidated subsidiaries. “Pretium Finance” refers to Pretium Finance, Inc., the co-issuer of the Notes. “Novapak” refers to PVC Container Corporation. “Robb” refers to Robb Container Corporation. “Pretium Holding” and “our parent” refer to Pretium Holding, LLC, an entity controlled by Castle Harlan and its affiliates. “Castle Harlan” refers to Castle Harlan, Inc. “CHPV” refers to Castle Harlan Partners V, L.P. The “Novapak Acquisition” refers to Pretium’s acquisition of Novapak on February 16, 2010. The “Acquisition” refers collectively to Pretium Holding’s acquisition of Pretium, the Novapak Acquisition and the restructuring of Pretium’s equity and debt on February 16, 2010. The “Refinancing” means, collectively, (1) the issuance of the Original Notes and the application of the net proceeds therefrom and (2) the closing of our ABL Facility and the initial borrowings thereunder. Whenever information relating to outstanding indebtedness is presented in this prospectus on an as adjusted basis to give effect to the Refinancing, such information excludes the indebtedness represented by a term loan and revolving credit facilities and our senior subordinated notes existing prior to issuance of the Original Notes, as a portion of the proceeds of the offering of the Original Notes and the initial borrowings under the ABL Facility were applied to repay these obligations. Our financial reporting is based on the twelve months ended on September 30 (i.e. “FY 2010” refers to the fiscal year ended September 30, 2010). As used in this prospectus, the term “ABL Facility” means our new asset backed revolving credit facility, which closed concurrently with the offering of the Original Notes and was amended and restated on April 20, 2011 to increase the borrowing capacity thereunder, among other things.

Our Company

Overview

Founded in 1992 and based in Chesterfield, Missouri, we are one of the nation’s largest manufacturers of customized, high performance rigid plastic bottles and containers primarily made from polyethylene terephthalate (“PET”) and high density polyethylene (“HDPE”) resins. We market our products largely into the food, personal care, household products, healthcare and pharmaceutical end markets. We sell our products to a diversified customer base of over 750 accounts, ranging from Fortune 500 companies to smaller privately-owned businesses with a focus on customers with small-to-medium annual volume requirements. We currently operate 11 manufacturing facilities, nine in the United States and two in Canada, generating approximately 84% of net sales domestically and 16% from Canada in FY 2010. On February 16, 2010, Pretium and Novapak were combined and today operate under the name “Pretium Packaging.” We believe this combination will enable us to take advantage of numerous cost synergies and increased revenue generation opportunities.

Products

We design, manufacture and sell a broad range of customized bottles and containers, representing over 1.2 billion units and utilizing over 110 million pounds of resin across 1,600 different bottle types and over 2,600 stock-keeping units (“SKUs”) in FY 2010. The majority of our products are manufactured for a specific customer on an exclusive basis. Our highly flexible manufacturing capabilities include an extensive library of proprietary custom and stock molds. Our wide breadth of capabilities allows us to target customers with small-to-medium annual volume requirements (between 1 million and 25 million units per year for specific products). Our extensive product offering targets a wide variety of customers and end markets, which results in low customer concentration, with our largest customer representing approximately 5% of net sales and no product or SKU accounting for more than 2% of net sales for FY 2010. We utilize all major blow molding technologies in the manufacturing of plastic bottles and containers, including one and two-step stretch blow molding (“SBM”), extrusion blow molding (“EBM”) and injection blow molding (“IBM”). In addition, we utilize injection molding (“IM”) to produce preforms, which are utilized primarily for internal manufacturing. Preforms are an injection molded part which appear very similar to a test tube, in various sizes. These preforms are used as the raw material in the second step of the two-step process and are subsequently blown into bottles on other production lines. The principal resins used in our production processes are PET and HDPE, although we use other resins based on customer requirements.

Our Competitive Strengths

We believe we are well-positioned in the plastics packaging market because of the following competitive strengths:

•	Favorable industry dynamics;

•	Recession resistant end markets;

•	100% resin pass through;

•	Extensive product offering;

•	Stable, long term customer relationships;

•	A defensible market position;

•	Strong cash flow generation; and

•	Experienced management team.

See “Business—Our Competitive Strengths” for a more detailed discussion of our competitive strengths.

Our Strategy

We intend to enhance our position as a leading manufacturer of customized, high-performance rigid plastic packaging products by leveraging our core manufacturing competencies, expanding our relationships with existing customers, actively targeting new accounts, rationalizing our cost structure, and selectively pursuing highly synergistic acquisition opportunities. The key elements of our strategy include the following factors:

•	Continue to increase free cash flow generation by leveraging our core manufacturing competencies;

•	Capitalize on continued industry conversion to plastic containers;

•	Increase sales to our existing customers and pursue new customers;

•	Enhance profitability through productivity improvements and cost reductions; and

•	Selectively pursue strategic acquisitions.

See “Business—Our Strategy” for a more detailed discussion of our business strategy.

Corporate Structure

(1)	Obligations in respect of the Notes will be guaranteed on a joint and several basis by each of our current subsidiaries and future domestic subsidiaries other than the Co-issuer.

Our Sponsor

Castle Harlan is a New York-based private equity investment firm founded in 1987 by John K. Castle, former President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, formerly one of the leading U.S. investment banking firms, and by Leonard M. Harlan, founder and former President of The Harlan Company, a real estate investment and advisory firm. Castle Harlan invests in controlling interests in the buyout and development of middle-market companies principally in North America and Europe, as well as in Australia and Southeast Asia through Castle Harlan Australian Mezzanine Partners (CHAMP Private Equity). Its team of 18 investment professionals has completed over 50 platform acquisitions since its inception with a total value of over $10 billion. Castle Harlan currently manages investment funds globally with equity commitments of approximately $3.5 billion. Examples of some of the over 50 platform investments completed by Castle Harlan include Securus Technologies, Inc., IDQ Holdings, Inc., United Malt Holdings LP, Americast Technologies, Inc., Bravo Brio Restaurant Group, Inc. and Ames True Temper, Inc.

Additional Information

We are a Delaware limited liability company and our headquarters are located at 15450 South Outer Forty Drive, Suite 120, Chesterfield, Missouri 63017. Our telephone number is (314) 727-8200 and our website is located at http://www.pretiumpkg.com. Our website and the information contained thereon are not part of this prospectus and should not be relied upon by holders of Original Notes in connection with any decision to tender the Original Notes in this exchange offer.

The Exchange Offer

Exchange and Registration Rights	In a registration rights agreement dated March 31, 2011 (the “Registration Rights Agreement”), the holders of our Original Notes were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for our registered New Notes with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.

Expiration Date	5:00 p.m., New York City time, on , 2011, which is 21 business days after the commencement of the exchange offer, unless we extend the exchange offer.

Interest on the New Notes	The New Notes will bear interest from March 31, 2011. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions, which we may waive. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of this offer.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	Arrange for the Depository Trust Company (“DTC”) to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your Original Notes and:

•	Time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

•	You cannot complete the procedure for book-entry transfer on time; or

•	Your Original Notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Failure to Exchange will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the Original Notes for New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Terms of the New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the New Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the New Notes. The summary below describes the principal terms of the New Notes. The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single series with the Original Notes.

Issuers	Pretium Packaging, L.L.C. and Pretium Finance, Inc.

Notes Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act, and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the New Notes.

Maturity Date	The New Notes will mature on April 1, 2016.

Interest	The New Notes will bear interest at a rate of 11.50% per annum.

Interest Payment Dates	April 1 and October 1 of each year, commencing October 1, 2011.

Guarantees	The Issuers’ obligations under the New Notes will be fully and unconditionally guaranteed by Pretium’s existing subsidiaries and its future domestic subsidiaries (other than Pretium Finance, which is a co-issuer of the New Notes) on a joint and several basis. Each guarantor’s guarantee is a senior secured obligation of that guarantor and ranks pari passu in right of payment with all existing and future senior indebtedness of that guarantor that is not subordinated, including such guarantor’s guarantee of indebtedness under the ABL Facility. If the Issuers cannot make payments on the New Notes when they are due, the guarantors must make the payments instead.

As of June 30, 2011:

•	the Issuers and guarantors had $150.0 million of senior secured indebtedness outstanding in respect of the Original Notes.

•

the Issuers and guarantors had borrowings and related guarantees of approximately $3.0 million under the ABL Facility which would rank equally with the New Notes and the Issuers would have an additional $25.0 million of borrowing capacity under the ABL Facility which would rank equally with the New Notes and related guarantees, or senior to the extent the value of the Collateral securing such obligations is on a first-priority basis.

•	the Issuers and the guarantors had approximately $0.4 million of other secured indebtedness.

Security

The New Notes and the guarantees will be secured, subject to permitted liens and except for certain excluded assets on a second priority basis by substantially all of the Issuers’ and the guarantors’ current and future property and assets, including the capital stock of each current subsidiary of Pretium (the “collateral”). The pledge of equity interests may be released in certain instances as described under “Description of the New Notes—Security for the Notes—Limitations on Collateral in the Form of Securities.”

Intercreditor Agreement	An intercreditor agreement with PNC Bank, National Association, as agent under the ABL Facility, governs the relationship of holders of the New Notes and the lenders under the ABL Facility with respect to the collateral and certain other matters. See “Description of the New Notes—Intercreditor Agreement.”

Ranking	The New Notes and the guarantees will be the Issuers’ and the guarantors’ senior secured obligations secured to the extent described above. The New Notes and the guarantees will rank:

•	pari passu in right of payment with any of the Issuers’ and the guarantors’ senior indebtedness, including indebtedness under the ABL Facility;

•	effectively senior to the Issuers’ and guarantors’ unsecured senior indebtedness to the extent of the value of the assets securing the New Notes;

•	senior in right of payment to any existing and future indebtedness of the Issuers and the guarantors that is expressly subordinated to the New Notes and the guarantees;

•

effectively junior to the Issuers’ and the guarantors’ obligations under the ABL Facility and to any of the Issuers’ and the guarantors’ secured indebtedness which is either secured by assets that are not collateral for the New Notes and the guarantees or secured by a prior lien on the collateral for the New Notes and the guarantees, in each case, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to existing and future indebtedness, preferred stock and other liabilities of any of the Issuers’ subsidiaries that are not guarantors of the New Notes.

As of June 30, 2011:

•	the Issuers and guarantors had $150.0 million of senior secured indebtedness outstanding in respect of the Original Notes.

•

the Issuers and guarantors had borrowings and related guarantees of approximately $3.0 million under the ABL Facility which would rank equally with the New Notes and the Issuers would have an additional $25.0 million of borrowing capacity under the ABL Facility which would rank equally with the New Notes and related guarantees, or senior to the extent the value of the Collateral securing such obligations is on a first-priority basis.

•	the Issuers and the guarantors had approximately $0.4 million of other secured indebtedness.

Optional Redemption	On or after April 1, 2014, the Issuers may, on one or more than one occasions, redeem some or all of the New Notes at any time at a redemption price set forth under “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the date of redemption.

In addition, at any time prior to April 1, 2014, the Issuers may redeem up to 35% of the original aggregate principal amount of the Notes, using the net cash proceeds from certain equity offerings, at a redemption price of 100% of the principal amount thereof plus the coupon, plus accrued and unpaid interest and special interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the Notes issued under the indenture governing the Notes remains outstanding after such redemption. See “Description of the New Notes—Optional Redemption.”

Mandatory Redemption	None.

Change of Control Offer	If certain changes of control occur, the Issuers must give holders of the New Notes an opportunity to sell to the Issuers their New Notes at a purchase price of 101% of the principal amount of such New Notes, plus accrued and unpaid interest, to the applicable repurchase date. The term “Change of Control” is defined under “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If the Issuers or Pretium’s restricted subsidiaries sell assets under certain circumstances and do not apply the proceeds as provided in “Description of the New Notes,” the Issuers must offer to repurchase the New Notes at a repurchase price equal to 100% of the principal amount of the New Notes repurchased, plus accrued and unpaid interest, to the applicable repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the New Notes contains covenants that, among other things, limit the Issuers’ ability and the ability of Pretium’s restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	designate our future subsidiaries as unrestricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the New Notes—Certain Covenants.”

Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resale Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of business;

•

you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives the New Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Consolidated Historical and Pro Forma Financial Information

The following tables set forth our summary consolidated historical and pro forma financial information for the periods ended and at the dates indicated below. The summary consolidated historical financial information for the fiscal years ended September 30, 2008 and 2009 has been derived from the audited consolidated financial statement of our predecessor included elsewhere in this prospectus. The summary consolidated financial information for the period from October 1, 2009 to February 16, 2010 (the date of the Acquisition and the Predecessor period) and the period from February 17, 2010 to September 30, 2010 (the Successor period) have been derived from our audited consolidated financial statements for each of those respective periods included elsewhere in this prospectus. The summary consolidated financial information for the nine months ended June 30, 2011 have been derived from our unaudited financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial information presented for the interim periods is not necessarily indicative of the results for the full year.

As part of the Acquisition, all of our operations were acquired by Pretium Holding. This transaction was accounted for as a business combination. As a result of this transaction, the consolidated financial statements for the period subsequent to the Acquisition are referred to as “Successor” and the consolidated financial statements for the period prior to the Acquisition are referred to as “Predecessor”. Accordingly, our consolidated financial statements presented for periods prior to February 17, 2010 are not comparable to our consolidated financial statements presented on or after February 17, 2010.

The pro forma consolidated financial information set forth in the table below is derived from our audited and unaudited consolidated financial information included elsewhere in this prospectus, adjusted to illustrate the pro forma effect of the Acquisition. The unaudited pro forma statement of operations for FY 2010 gives pro forma effect to the Acquisition as if it had occurred on October 1, 2009.

Such pro forma information does not purport to represent what our actual financial position or results of operations would have been had the Acquisition actually been completed on the date or for the periods indicated and is not necessarily indicative of our financial position or results of operations as of the specified date or in the future.

The summary historical and pro forma financial information should be read in conjunction with the sections entitled “Capitalization,” “Selected Consolidated Historical Financial Information,” “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor			Successor	Pro Forma (1)	Successor
	Fiscal Year Ended September 30,		Period from October 1, 2009 through February 16, 2010	Period from February 17, 2010 through September 30, 2010	Fiscal Year Ended September 30, 2010	Nine Months Ended June 30, 2011
	2008	2009
Statement of Operations (in thousands):
Net sales	$186,126	$164,674	$58,621	$148,991	$234,118	$178,432
Cost of sales	162,174	137,317	49,125	129,149	197,461	153,150

Gross profit	23,952	27,357	9,496	19,842	36,657	25,282
Selling, general and administrative expenses	13,537	14,060	5,439	12,726	22,574	13,685
Restructuring expenses	—	790	—	6,684	6,684	2,328
Transaction-related fees and expenses	—	—	—	—	—	1,237
(Gain) loss of foreign currency exchange	948	342	(576)	(197)	(349)	(341)
Depreciation and amortization expense	108	116	52	241	386	278
Amortization of intangibles	—	—	—	887	1,371	978
Bank related fees	440	2,159	917	—	—	—
Acquisition fees and expense	—	—	1,184	10,770	—	—

Income (loss) from operations	8,919	9,890	2,480	(11,269)	5,991	7,117

Interest expense	(15,006)	(15,990)	(7,007)	(8,200)	(13,004)	(11,455)
Loss on extinguishment of debt	—	—	—	—	—	(5,470)

Loss before income tax (benefit) provision	(6,087)	(6,100)	(4,527)	(19,469)	(7,013)	(9,808)
Income tax (benefit) provision	(339)	(948)	(365)	164	1,550	1,892

Net loss	$(5,748)	$(5,152)	$(4,162)	$(19,633)	$(8,563)	$(11,700)

	Predecessor			Successor
	Fiscal Year Ended September 30,			Period from February 17, 2010 through September 30, 2010	Nine Months Ended June 30, 2011
	2008	2009	Period from October 1, 2009 through February 16, 2010
Other Financial Data (in thousands):
EBITDA	$17,960	$18,541	$5,595	$(2,923)	$12,212
Adjusted EBITDA (2)(3)	19,348	21,832	7,250	21,726	26,088
Depreciation	9,041	8,651	3,115	7,459	9,587
Amortization of intangibles	—	—	—	887	978
Capital expenditures	8,833	5,235	2,379	6,028	6,930

	Predecessor		Successor
	As of September 30, 2008	As of September 30, 2009	As of September 30, 2010	As of June 30, 2011
Balance Sheet Data (in thousands):
Cash and cash equivalents	$514	$318	$1,278	$2,990
Property and equipment, net	37,772	33,597	82,697	80,168
Total assets	114,330	101,876	216,197	225,694
Total debt	119,918	115,437	106,459	153,393
Total members equity	(32,281)	(37,647)	68,088	28,038

(1)	Results for FY 2010 have been adjusted to give pro forma effect to the Acquisition.
(2)

We define EBITDA as net income (loss) plus interest expense, tax expense (benefit), and depreciation and amortization, and Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain noteworthy items that we do not consider indicative of our ongoing operating performance. Those items are itemized in footnote 3 below.

(3)	The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated below

	Predecessor			Successor
	Fiscal Year Ended September 30,		Period from October 1, 2009 through February 16, 2010	Period from February 17, 2010 through September 30, 2010	Nine Months Ended June 30, 2011
	2008	2009
Net Loss to Adjusted EBITDA Reconciliation:
Net loss	$(5,748)	$(5,152)	$(4,162)	$(19,633)	$(11,700)
Interest expense, net	15,006	15,990	7,007	8,200	11,455
Tax expense	(339)	(948)	(365)	164	1,892
Depreciation and amortization of intangibles	9,041	8,651	3,115	8,346	10,565

EBITDA	17,960	18,541	5,595	(2,923)	12,212
Management fees (a)	—	—	—	2,237	1,690
Consulting fees (b)	—	—	—	1,047	795
Restructuring expenses (c)	—	790	—	6,684	2,328
Bank related fees (d)	440	2,159	917	—	—
Acquisition fees and expenses (e)	—	—	1,184	10,770	—
Fair value inventory step up (f)	—	—	—	2,782	—
Transaction related fees and expenses (g)	—	—	—	—	1,237
Non-cash foreign exchange (gain) loss (h)	948	342	(446)	—	—
Integration-related manufacturing variances (i)	—	—	—	1,129	2,356
Loss of extinguishment of debt (j)	—	—	—	—	5,470

Adjusted EBITDA	$19,348	$21,832	$7,250	$21,726	$26,088

(a)

In connection with the Acquisition, we entered into a management services agreement with Castle Harlan to provide business and organizational strategy, financial and investment management, advisory, and merchant and investment banking services. See “Certain Relationships and Related Transactions—Management Agreement.”

(b)

In connection with the Acquisition, we entered into a consulting agreement with Keith S. Harbison, the controlling equity holder of Pretium prior to the Acquisition and an equity co-investor in Pretium Holding. See “Certain Relationships and Related Transactions—Consulting Agreement.”

(c)

Represents the implementation of several initiatives to restructure and realign manufacturing and administrative resources. These costs incurred in connection with these initiatives consisted of severance, facility consolidation costs, and other exit costs. Restructuring expenses were incurred as part of the integration plan initiated subsequent to the Acquisition.

(d)	Represents deferred financing fees as included in bank related loan costs in the consolidated statement of operations.
(e)

Represents transaction related costs as included in acquisition fees and expenses in the consolidated statement of operations. For the period October 1, 2009 to February 16, 2010, approximately $0.6 million of these costs were deferred acquisition related costs that were previously capitalized under FASB Statement No. 141, Business Combinations, (now part of ASC Topic 805 Business Combinations).

(f)

Represents the increase in inventories to fair value in the purchase accounting adjustments recorded as a result of the Acquisition. The amount was charged to costs of goods during the period February 17, 2010 to September 30, 2010.

(g)	Represents professional fees associated with our exploration of acquisition opportunities which we consider noteworthy to the period presented.
(h)	Represents the foreign currency transaction impact on debt previously held by our Canadian subsidiary. Concurrent with the Acquisition, the debt held at the Canadian subsidiary was repaid in full.
(i)

As a result of the Acquisition and related operational integration plans, we consolidated the Nashua, New Hampshire operation into the Philmont, New York plant and we consolidated Novapak’s Hazelton, Pennsylvania operations into our Hazelton, Pennsylvania plant. We experienced certain material and labor variances to standard operating costs which we consider noteworthy to the period presented.

(j)

We recorded a loss on the extinguishment of debt related to the Refinancing on March 31, 2011. The amount represents the write off of net deferred financing costs from previously outstanding costs, original issue discount, prepayment penalties and other related costs from the Refinancing.

EBITDA and Adjusted EBITDA are supplemental measures to assess our operating performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA and Adjusted EBITDA are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA and Adjusted EBITDA, (ii) whether EBITDA and Adjusted EBITDA have remained at positive levels historically, and (iii) how EBITDA and Adjusted EBITDA compares to our outstanding debt.

Our measurements of EBITDA and Adjusted EBITDA and the ratios related thereto may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA and Adjusted EBITDA in this prospectus because they are bases upon which our management assesses our operating performance, are components of certain covenants in our ABL Facility and we believe that such information is used by certain investors as measures of evaluating our operating performance. Furthermore, we believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by other noteworthy items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA are adjusted for certain noteworthy and non-cash income or expense items that are reflected in our statements of cash flows; and

•	other companies in our industry will calculate the measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes. Please see our audited consolidated financial statements included elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the following risk factors discussed below, as well as the other information presented in this prospectus, before deciding whether to tender the Original Notes in exchange for the New Notes. As a result of any of the following risks, our business, financial and other condition, results of operations, prospects and ability to service our debt could be materially adversely affected, the trading price of the New Notes could decline and you may lose all or part of your investment in the New Notes. See “Forward-Looking Statements.”

Risks Relating to the New Notes and our Indebtedness

We have a substantial amount of indebtedness, which may adversely affect our cash flow, our ability to operate our business and our ability to satisfy our obligations under the Notes.

We have a significant amount of indebtedness. As of June 30, 2011, we had approximately $153.4 million of indebtedness outstanding, all of which is secured and, based on our borrowing base, we had approximately $25.0 million available for borrowings under the ABL Facility, subject to meeting customary borrowing conditions. Our substantial amount of indebtedness could have important consequences for you. For example, it could:

•	increase our vulnerability to adverse economic, industry or competitive developments;

•

result in an event of default if we fail to satisfy our obligations with respect to the Notes or other debt or fail to comply with the financial and other restrictive covenants contained in the ABL Facility and the indenture or agreements governing our other indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such debt;

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our cost of borrowing;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our ability to service our indebtedness, including the Notes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•

limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•

prevent us from raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the Notes.

Borrowings under the ABL Facility bear interest at variable rates. If we were to borrow funds under the ABL Facility and these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection for this risk.

Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including additional secured debt. Our ABL Facility provides for borrowings up to $30 million, and includes an uncommitted incremental facility that, if committed, would increase borrowing capacity, subject to borrowing base capacity. All of the borrowings under the ABL Facility are secured by liens that rank senior to the liens of the holders of the Notes on the collateral. Although the credit agreement governing the ABL Facility and the indenture contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. Moreover, if we incur any additional indebtedness secured by liens that rank equally with those securing the Notes, the holders of such indebtedness will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us and we cannot assure you any collateral would be sufficient to cover all obligations. In addition, the indenture and the agreement governing the ABL Facility do not prevent us from incurring obligations that do not constitute indebtedness thereunder. If new debt is added to our and our subsidiaries’ existing debt levels, the risks associated with our substantial indebtedness described above, including our possible inability to secure our debt, will increase.

We may not be able to generate sufficient cash to service the Notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on our indebtedness, including the Notes, and to fund our operations will depend on our ability to generate cash in the future. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on the Notes or our other indebtedness.

If our cash flows and capital resources are insufficient to meet our debt service obligations or to fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the Notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we would be able to refinance or restructure our indebtedness, obtain equity capital or sell assets or operations on commercially reasonable terms or at all. In addition, the terms of existing or future debt instruments, including the indenture, may limit or prevent us from taking any of these actions. Our inability to take these actions and to generate sufficient cash flow to satisfy our debt service and other obligations could have a material adverse effect on our business, results of operation and financial condition, as well as on our ability to satisfy our obligations in respect of the Notes.

If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing such outstanding indebtedness. If such a default were to occur, the lenders under such indebtedness could elect to declare all amounts outstanding under it immediately due and payable, and in the case of the ABL Facility, the lenders would not be obligated to continue to advance funds under the ABL Facility. If the amounts outstanding under our debt were accelerated, it could cause an event of default under other indebtedness or allow other indebtedness to be accelerated. We cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to holders of Notes if any indebtedness were accelerated.

The indenture and the credit agreement governing the ABL Facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture and the credit agreement governing the ABL Facility impose significant operating and financial restrictions on us. These restrictions will limit or restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or guarantee obligations;

•	issue certain preferred stock or redeemable stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	create or incur liens or other encumbrances;

•	prepay, redeem or repurchase debt (including the Notes) prior to stated maturities;

•	designate our subsidiaries as unrestricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into a new or different line of business; and

•	enter into certain transactions with our affiliates.

In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

The covenants described above are subject to important exceptions and qualifications and, with respect to the Notes, are described under the heading “Description of the New Notes—Covenants” and, with respect to the ABL Facility, are described under the heading “Description of Certain Indebtedness—ABL Facility” in this prospectus. Our ability to comply with these covenants may be affected by events beyond our control, including those described in this “Risk Factors” section. As a result, we cannot assure you that we will be able to comply with these covenants. A breach of any of the covenants contained in the indenture or in the credit agreement governing the ABL Facility, including our inability to comply with any financial covenants, could result in an event of default, which would allow the holders of the Notes or the lenders under the ABL Facility, as the case may be, to declare all borrowings outstanding to be due and payable under such indebtedness, which would in turn trigger an event of default under other indebtedness. At maturity or in the event of an acceleration of payment obligations, we would likely be unable to pay our outstanding indebtedness with our cash and cash equivalents then on hand. We would, therefore, be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements or at all, or face bankruptcy. If we are unable to refinance our indebtedness or find alternative means of funding, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy. Further, if we are unable to repay, refinance or restructure our indebtedness, the holder of such debt could proceed against the collateral securing that indebtedness.

Certain of our assets will be subject to senior priority security interests on collateral that will secure the Notes on a junior basis. Therefore, your ability to receive payments on the Notes will be subject to the prior satisfaction of all such obligations, to the extent of the value of such collateral.

Obligations under the ABL Facility are secured by a first priority lien on substantially all of our and the guarantors’ assets, subject to certain permitted liens. The Notes and the guarantees will be secured by a second priority lien on the same assets. See “Description of the New Notes—Security for the Notes.” Any rights to payment and claims by the holders of the Notes will, therefore, be subject to the rights to payment or claims by our lenders under the ABL Facility with respect to distributions of such collateral. Only when our obligations under the ABL Facility are satisfied in full will the proceeds of certain assets be available to repay the Notes. As a result, the Notes will be effectively subordinated in right of payment to indebtedness under the ABL Facility and any other indebtedness secured by a first priority lien on such assets, to the extent of the realizable value of such assets. Furthermore, the collateral securing the Notes and the guarantees will be subject to liens permitted under the terms of the indenture, whether arising before or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes and the guarantees, as well as the ability of the collateral agent to realize or foreclose on such collateral.

The Notes will be effectively subordinated to the debt of our non-guarantor subsidiaries, if any.

Although the Notes will be fully and unconditionally guaranteed on a senior secured basis by each of our existing subsidiaries (other than the Co-Issuer) and our future domestic subsidiaries, they will not be guaranteed by any future foreign subsidiaries. As a result of this structure, the Notes will be effectively subordinated to all other indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay you until all other claims against that subsidiary, including trade payables, have been fully guaranteed.

The intercreditor agreement in connection with the indenture may limit the rights of the holders of the Notes and their control with respect to the collateral securing the Notes.

The rights of the holders of the Notes with respect to the collateral securing the ABL Facility on a first priority basis are substantially limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, if amounts or commitments remain outstanding under the ABL Facility, actions taken in respect of collateral securing our obligations under the ABL Facility on a first priority basis, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the first priority liens, subject to certain limitations. As a result, the collateral agent, on behalf of the holders of the Notes, may not have the ability to control or direct these actions, even if the rights of the holders of the Notes are adversely affected. The intercreditor agreement also contains certain provisions that restrict the collateral agent, on behalf of the holders of the Notes, from objecting to a number of important matters involving certain of the collateral following a bankruptcy filing by us. After such a filing, the value of the collateral could materially deteriorate. Additionally, the agent for the lenders under the ABL Facility generally has a right to access and use the collateral following any notice to the collateral agent from the agent for the lenders under the ABL Facility that an enforcement action is taking place. See “Description of the New Notes—Intercreditor Agreement.”

The waiver in the intercreditor agreement of rights of marshalling may adversely affect the recovery rates of holders of the Notes in a bankruptcy or foreclosure scenario.

The intercreditor agreement provides that, prior to the discharge of first priority liens securing obligations under the ABL Facility and any pari passu indebtedness sharing in the first priority liens with lenders under the ABL Facility, the holders of the Notes and the trustee under the indenture may not assert or enforce any right of marshalling accorded to a junior lien holder, as against the holders of first priority liens securing obligations under the ABL Facility and such pari passu debt. Without this waiver of the right of marshalling, in the event of an enforcement action by the lenders under the ABL Facility on the collateral in which they hold a first priority lien, the holders of first priority liens securing obligations under the ABL Facility and such pari passu debt would likely be required to liquidate collateral on which the Notes did not have a lien, prior to liquidating collateral on which the Notes have a second priority lien, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the Notes. As a result of this waiver, the proceeds of sales of the collateral securing the Notes on a second priority basis could be applied to repay obligations under the ABL

Facility and such pari passu debt before applying proceeds of other collateral securing such obligations, and the holders of the Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the Notes.

There may not be sufficient collateral to pay all or any of the Notes.

The Notes and the guarantees will be secured on a second priority basis by security interests in substantially all of the collateral from time to time owned by us or the guarantors. See “Description of the New Notes—Security for the Notes.”

In the event of a foreclosure on the collateral (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from such collateral on which the Notes have a second priority lien may not be sufficient to satisfy the Notes because such proceeds would, under the intercreditor agreement, first be applied to satisfy our obligations under the ABL Facility and any other pari passu indebtedness sharing in the first priority liens with lenders under the ABL Facility. Only after all of our obligations under the ABL Facility and any other pari passu indebtedness sharing in the first priority liens with lenders under the ABL Facility have been satisfied will proceeds from the collateral on which the Notes have a second priority lien be applied to satisfy our obligations under the Notes. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the Notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the Notes to additional risks, including additional restrictions on exercising rights against collateral. See “—In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.”

Furthermore, the collateral securing the Notes is subject to liens permitted under the terms of the credit agreement governing the ABL Facility and the indenture. The existence of any permitted liens (whether senior to or on parity with the liens securing the Notes) could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

In addition, not all of our and the guarantors’ assets secure the Notes. See “Description of the New Notes—Security for the Notes.” To the extent that the claims of the holders of the Notes exceed the value of the assets securing those Notes and other liabilities, those claims will rank equally with the claims of the holders of our outstanding unsecured indebtedness and other obligations ranking pari passu with the Notes. As a result, if the value of the assets pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and other liabilities, those claims may not be satisfied in full.

The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. Further, we have not conducted appraisals of all of our or the guarantors’ assets constituting collateral securing the Notes to determine if the value of such collateral upon foreclosure or liquidation equals or exceeds the amount of the Notes or such other obligations secured by such collateral. Accordingly, we cannot assure you that the remaining proceeds from the sale of the collateral would be sufficient to repay holders of Notes all amounts owed under the Notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers, our failure to implement our business strategy and similar factors. The amount received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral securing our obligations under the ABL Facility on a first priority basis will be sufficient to pay our obligations under the Notes, in full or at all, after first satisfying our obligations in full under the ABL Facility. In such an event, we cannot assure that the collateral securing our obligations with respect to the Notes on a first priority basis, either alone or with any remaining collateral securing our obligations under the ABL Facility after satisfying the obligations thereunder, will be sufficient to pay our obligations under the Notes in full. There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.

In addition, we may not have perfected liens on all of the collateral securing the Notes prior to the consummation of this exchange offer or, in some cases, at all. The security documents contain certain exclusions from perfection requirements and therefore we will not make any attempt to perfect the security interests in that excluded collateral. To the extent certain security interests were not granted, filed and/or perfected on the issuance date of the Original Notes, covenants in the indenture and the security documents for the Notes require us to do or cause to be done all things that may be reasonably required, or that the collateral agent from time to time may reasonably request, to assure and confirm that an enforceable security interest is granted to the collateral agent in such collateral and to take certain actions, if required under the security documents, in order to perfect such security interest (in certain cases within specified time periods following the issue date of the Original Notes, which have not yet expired). We cannot assure you that we will be able to perfect the security interests on a timely basis, and our failure to do so may result in a default under the indenture, the credit agreement governing the ABL Facility and the related security documents. To the extent the certain security interests have been or will be perfected following the issuance date of the Original Notes that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be avoided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date were no longer subject to such risk. See “—The Notes could be wholly or partially voided as a preferential transfer.”

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

The rights of holders of the Notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the Notes may not be perfected with respect to the Notes and the guarantees if the collateral agent has not taken the actions necessary to perfect any of those liens. The inability or failure of the collateral agent to take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority of the security interest for the benefit of the holders of the Notes to which they would have been entitled.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We cannot assure you that the collateral agent for the Notes or the agent under the ABL Facility will monitor, or that we or the guarantors will inform such collateral agent or agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent and the agent under the ABL Facility have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes and the guarantees against third parties.

The security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral agent will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The collateral is subject to casualty risks.

The indenture, the credit agreement governing the ABL Facility and the related security documents require us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the Notes we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

The collateral is subject to condemnation risks, which may limit your ability to recover as a secured creditor for losses to the collateral consisting of mortgaged properties, and which may have an adverse impact on our operations and results.

It is possible that all or a portion of the mortgaged facilities securing the Notes may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate all or a portion of the affected facility, which may have an adverse impact on our operations and results.

We may be unable to repay or repurchase the Notes at maturity.

At maturity, the entire principal amount of the Notes, together with accrued and unpaid interest, will become due and payable. We may not have the ability to repay or refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the Notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the Notes.

In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Bankruptcy law could prevent the collateral agent (or the rights of the lenders under the ABL Facility provided for in the intercreditor agreement) from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against us prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under the U.S. bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Additionally, the collateral agent’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, permitted liens and practical problems associated with the realization of the collateral agent’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to avoid an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. See “—The Notes could be wholly or partially voided as a preferential transfer.” It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

The Notes could be wholly or partially voided as a preferential transfer.

If we become the subject of a bankruptcy proceeding within 90 days after the date of the indenture (or, with respect to any insiders specified in bankruptcy law who are holders of the Notes, within one year after we issue the Notes), and the court determines that we were insolvent at the time of the closing (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the obligations under the Notes involved a preferential transfer. In addition, to the extent that certain of our collateral is not perfected until after closing, such 90-day preferential transfer period would begin on the date of perfection. If the court determined that the granting of the security interest was therefore a preferential transfer, which did not qualify for any defense under bankruptcy law, then holders of the Notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the Notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the Notes.

The value of the collateral securing the Notes may not be sufficient to secure post–petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or a guarantor, holders of the Notes will be entitled to post-petition interest under the U.S. bankruptcy code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Notes may be deemed to have an unsecured claim if our obligations in respect of the Notes equal or exceed the fair market value of the collateral securing the Notes. Holders of the Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. bankruptcy code. It is possible that the bankruptcy trustee, we and the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Notes. Upon a finding by a bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under- collateralization would be, among other things, a lack of entitlement on the part of holders of Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes. No appraisal of the fair market value of the collateral has been prepared in connection with the issuance of the Notes and therefore the value of the collateral agent’s interest in the collateral may be less than the principal amount of the Notes. There may not be sufficient collateral to satisfy our obligations under the Notes.

The collateral securing the Notes may be diluted under certain circumstances.

The indenture and the credit agreement governing the ABL Facility permit us to issue additional senior secured indebtedness, including additional Notes and an increase in the indebtedness under the ABL Facility, subject to our compliance with the restrictive covenants in the indenture and the credit agreement governing the ABL Facility at the time we issue such additional senior secured indebtedness.

Any additional Notes issued under the indenture would, and any other permitted fixed asset indebtedness issued in the future may, be guaranteed by the same guarantors and have the same security interests, with the same priority, as currently secure the Notes. As a result, the collateral securing the Notes could be shared by any additional Notes or other permitted fixed asset indebtedness we may issue, and an issuance of such additional Notes or other permitted fixed asset indebtedness would dilute the value of the collateral compared to the aggregate principal amount of Notes issued.

Security over certain collateral will not be in place by the expiration of the exchange offer or may not be perfected, or a valid lien may not be created, on the closing date of the exchange offer.

Certain security interests will not be in place by the closing date of this exchange offer and/or will not be perfected or have a valid lien created on the closing date of this exchange offer, including, without limitation, in respect of certain deposit accounts. To the extent any security interest in the collateral was not perfected or a valid lien created with respect thereto on or prior to the issuance date of the Original Notes, we agreed in the indenture and the security documents to do or cause to be done all things that may be reasonably required, or that the collateral agent from time to time may reasonably request, to assure and confirm that an enforceable security interest is granted to the collateral agent in such collateral, and to take certain actions, if required under the security documents, in order to perfect such security interest (in certain cases within specified time periods following the issue date of the Original Notes, which have not yet expired). We cannot assure you that we will be able to perfect or create a valid lien with respect to any such security interests on a timely basis, and our failure to do so will result in a default under the indenture. See “Description of the New Notes—Events of Default.” If a security interest in certain collateral is perfected or a valid lien created subsequent to the issuance date of the

Original Notes, but within 90 days (or, in certain circumstances, a period longer than 90 days) prior to a bankruptcy filing, then such security interest is at risk of avoidance as a preferential transfer in the event of bankruptcy. If the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of that mortgage or security interest.

Delivery of mortgages or security interests in other collateral after the expiration of the exchange offer increases the risk that the mortgages or other security interest may be avoidable in bankruptcy.

Security interests (including mortgages) in certain collateral (including, in particular, collateral acquired after the consummation of this exchange offer) may be obtained after the closing date of this exchange offer. If the grantor of any such security interest were to become the subject of a bankruptcy proceeding after the expiration of the exchange offer, any mortgages or security interest in other collateral delivered after the expiration of the exchange offer would face a risk of being avoided as a preference under Title 11 of the U.S. Bankruptcy Code if certain events or circumstances exist or occur, including if the grantor is insolvent at the time the security is granted, the security documents would permit you to receive greater recovery than if the security interest had not been given and, in each case, a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge (or, in certain circumstances, a period longer than 90 days). If the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of that mortgage or security interest.

We may not have title insurance policies delivered by the closing date of the exchange offer for all mortgaged properties, which will prohibit either identification of a title defect in the collateral consisting of the applicable real property or coverage of losses resulting from any such defect.

We have agreed to obtain a new title insurance policy to insure the priority of each of the mortgage liens securing the Notes. In order to obtain such title insurance with extended coverage, a survey of the real property from FY 2010, together with a “no-change” affidavit were obtained. If a title defect results in a loss, we cannot assure you that title insurance proceeds received by us will be sufficient to satisfy all obligations, including the Notes. As a result of the foregoing, we cannot assure you that, among other things, (i) the real property encumbered by each mortgage securing the Notes includes all of the property owned by us that such mortgage was intended to encumber, (ii) we own the rights to the owned properties that we purport to own in each such mortgage and that our title to such owned real property is not encumbered by liens other than liens permitted by the indenture and (iii) there are no encroachments, adverse possession claims, zoning or other restrictions with respect to such owned real properties except as set forth in the title policies.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events specified in “Description of the New Notes—Repurchase at the Option of Holders—Change of Control,” the holders of the Notes will have the right to put their Notes to us at 101% of their principal amount plus accrued and unpaid interest, if any. In addition, under the ABL Facility, certain changes of ownership or control could be an event of default or trigger an obligation to repay or offer to repay such indebtedness. The source of funds for any such purchase of the Notes or to repay other indebtedness will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control or repay other indebtedness required to be repaid upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the Notes and repay such indebtedness unless we are able to obtain financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. Our failure to repay holders tendering Notes upon a change of control would result in an event of default under the indenture. Upon an event of default arising from a change of control or failure to repay indebtedness upon a change of control, our creditors under the relevant documents governing their indebtedness could accelerate the indebtedness outstanding thereunder.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to offer to repurchase the Notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your Notes despite the event.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our assets has occurred, in which case, the ability of a holder of the Notes to obtain the benefit of an offer to repurchase all of a portion of the Notes held by such holder may be impaired. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state fraudulent transfer laws may permit a court to void the Notes and the guarantees, subordinate claims in respect of the Notes and any guarantees and require holders of the Notes to return payments received and, if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes, the incurrence of any guarantees of the Notes entered into upon issuance of the Notes and subsidiary guarantees that may be entered into thereafter under the terms of the indenture and the granting of liens to secure the Notes and the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Notes, any guarantee or any of the liens securing the Notes and the guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the Notes, incurred its guarantee or granted the liens with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the Notes, incurring its guarantee or granting the liens and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•	the issuance of the Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantors’ ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the Notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or new or antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the Notes to repay any amounts received with respect to such guarantee. In addition, the court may avoid and set aside the liens securing the collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantors’ liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantors’ obligation to an amount that effectively makes its guarantee worthless.

If a court voided our obligations under the Notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or a creditor of the guarantors and likely have no source from which to recover amounts due under the Notes. Even if the guarantee of a guarantor is not voided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Corporate benefit laws and other limitations on the guarantees and security may adversely affect the validity and enforceability of the guarantees of the Notes and security granted by the guarantors.

The guarantees of the Notes by the guarantors and security granted by such guarantors provide the holders of the Notes with a direct claim against the assets of the guarantors. Each of the guarantees and the amount recoverable under the security documents, however, will be limited to the maximum amount that can be guaranteed or secured by a particular guarantor without rendering the guarantee or security, as it relates to that guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any of these guarantees or security against any guarantor will be subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.

Certain assets will be excluded from the collateral securing the Notes, including assets of our subsidiaries that do not guarantee the Notes.

Certain assets are excluded from the collateral securing the Notes as described under “Description of the New Notes—Security for the Notes—Excluded Assets,” such as capital stock of non-wholly owned subsidiaries if the pledge of such capital stock would violate a contractual obligation, a contract or license if the grant of a lien would violate such contract or license and certain real estate assets the value of which are less than a de minimis fair market value or which are otherwise excluded.

Sales of assets by us or the guarantors could reduce the pool of assets securing the Notes and the guarantees.

The security documents relating to the Notes allow us and the guarantors to remain in possession of, retain exclusive control over, freely operate and collect and invest and dispose of any income from, the collateral securing the Notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the Notes only to the extent such proceeds would otherwise constitute “collateral” securing the Notes and the subsidiary guarantees under the security documents, and will also be subject to the security interest of creditors other than the holders of the Notes, some of which may be senior or prior to the second-priority liens held by the holders of the Notes, such as the lenders under the ABL Facility, who have a first-priority lien on such collateral. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the Notes and the guarantees would be reduced and the Notes and the guarantees would not be secured by such proceeds.

There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and guarantees will be released automatically, without your consent or the consent of the collateral agent.

Under various circumstances, all or a portion of the collateral may be released, including:

•

to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture or the ABL Facility, including the sale of any entity in its entirety that owns or holds such collateral; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the New Notes.”

The pledge of the capital stock and other securities of our subsidiaries that secure the Notes will automatically be released from the lien on such securities for as long as the pledge of such capital stock or other securities would require the filing of separate financial statements with the Securities and Exchange Commission (the “SEC”) for that subsidiary.

The Notes and the related guarantees are secured by a pledge of the capital stock of each of our current subsidiaries. Under the SEC regulations in effect as of the issue date of the Original Notes, if the principal amount, par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time, “Rule 3-16”) or other law, rule or regulation. As a result, holders of the Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. If we redeem any portion of the Notes, the threshold at which the pledged securities of any of our subsidiaries becomes excluded from the collateral will be reduced and additional pledged securities could become excluded from the collateral. See “Description of the New Notes.”

Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the New Notes.

There is no established public market for the New Notes. We do not intend to have the New Notes listed on a national securities exchange or included in any automated quotation system.

No person is obligated to make a market in the New Notes, and, if it does so, it may cease its market-making in the New Notes at any time. The liquidity of any market for the New Notes will depend upon the number of holders of the New Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. If a market develops, the New Notes could trade at prices that may be lower than the initial offering price of the New Notes depending upon prevailing interest rates, the market for similar New Notes, our performance and other factors. If an active market does not develop or is not maintained, the price and liquidity of the New Notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market, if any, for any of the New Notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your New Notes.

Risks Relating to our Business

Increases in resin prices or a shortage of available resin could adversely affect our business and our financial performance.

Production of our products requires a large amount of plastic resins. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Over the past several years, we have at times experienced rapidly increasing resin prices. We do not pay a fixed price for resins. We pass through 100% of changes in resin costs to all of our customers under current arrangements based on published price indexes. These price changes are billed on future quantities sold and are typically subject to a one to four month timing delay. There is no assurance that we will be able to continue to pass through all future price fluctuations. If increases in resin prices continue, net sales and profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long-term as we negotiate new agreements or if our customers seek product substitution.

A sustained significant increase in resin prices relative to other packaging materials, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to, or reductions in the use of, plastic containers.

We source plastic resin primarily from major industry suppliers. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them. We may not be able to arrange for other sources of resin in quantities sufficient to meet all of our future obligations in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We may not be able to successfully compete and our customers may not continue to purchase our products.

The plastic packaging industry is intensely competitive and we compete with multiple companies in the sale of each of our product lines. We compete on the basis of a number of factors, including service, quality, product characteristics, the ability to timely supply products to customers, the ability to minimize our customers’ freight expenses, and price. Additionally, we compete with manufacturers of other packaging materials such as metal, glass, paper and plastic packaging materials made with different manufacturing processes. Some of these products are not susceptible to fluctuations in the price of plastic resins, which consequently can have a negative effect on our competitive position compared to substitute products. Our competitors may have financial and other resources that are greater than ours and may be better able to react to market conditions and to withstand price competition. In addition, our customers may move container production in-house and shift their purchases from finished products to preforms or cease purchasing our products entirely. Furthermore, we may be unable to attract new customers away from our competitors due to the significant costs associated with switching suppliers due to freight expenses if our facilities are located further away from the prospective customer than those of our competitors or if the prospective customer has a long-term supply arrangement with a competitor. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business, results of operations and financial condition.

Macroeconomic conditions may adversely impact our business.

Our industry has been affected by current economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels and shifts in consumer spending patterns. The recent disruptions in the overall economy and volatility in the financial markets have reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer spending, which could be harmful to our financial position and results of operations. As a result, decreased cash flow generated from our business may adversely affect our financial position and our ability to fund our operations.

We may pursue and complete acquisitions, which could adversely affect our business.

We continually seek to identify opportunities for the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value. We continually evaluate potential acquisitions and may pursue such acquisitions that could be material in size and scope. There is no assurance that we will be able to consummate any such transactions. We may not be able to fund future acquisitions because of limitations under our indebtedness or otherwise, including due to the limited availability of funds if the financial markets are impaired. Acquisitions involve a number of special risks, including:

•	diverting our limited management resources that would otherwise be available for our ongoing current business;

•	the integration of acquired products into our existing product lines;

•	the increasing demands on our operational systems; and

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed.

We may agree to assume liabilities or we may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We may require sellers to indemnify us against undisclosed liabilities. However, we cannot assure you that indemnification rights we obtain will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property rights may be inadequate to protect our business.

We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trademark and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. We cannot assure you that these methods will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of an unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information, and there can be no assurance that others will not independently develop the same or similar technology or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights.

We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships and licensing arrangements, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. However, we cannot assure you that we will have sufficient resources to enforce our intellectual property rights against third parties. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

If third parties claim that we infringe on their intellectual property rights, our operating profits could be adversely affected.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights and those of our customers are sufficient to allow us to conduct our business without incurring liability to third parties, we face the risk of claims that we have infringed on the intellectual property rights of such persons. Any such claims of patent or other intellectual property infringement, even those without merit, could cause us to cease making, licensing, or using products that incorporate the challenged intellectual property; require us to redesign or reengineer our products, if feasible; divert management’s attention and resources; or require us to pay damages, enter into royalty or licensing agreements (which may not be available on reasonable terms, or at all) in order to obtain the right to use a third party’s intellectual property. Any such litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

Compliance with current and future environmental regulations could affect our business operations.

Our products and operations are subject to extensive and frequently changing federal, state, local and foreign environmental laws and regulations, including laws and regulations that impose limits on the discharge, release, transport, handling, and use of, or regulate exposure to, hazardous materials, establish standards for the treatment, storage and disposal of solid and hazardous materials and require clean up of contaminated sites. Future laws and regulations, or future enforcement or interpretation of existing laws or regulations, could increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Although past compliance has not required significant capital expenditures, we cannot predict with certainty our future capital expenditure requirements. Although we believe we are in substantial compliance with applicable environmental laws and regulations and are not a party to any pending legal proceedings or claims for non-compliance with environmental laws and regulations, failure to comply with environmental laws and regulations could result in severe fines and penalties by governments or courts of law. Furthermore, future or currently unknown violations, contamination of sites currently or formerly owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials could result in additional compliance or remediation costs or other liabilities, which could be material.

In addition, the plastic packaging industry, including us, is subject to federal, state, local and foreign laws and regulations designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted laws or regulations requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. Future laws or regulations could further prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and could impose stricter requirements, such as recycling or deposits for each container, that seek to divert containers and packaging materials from disposal as waste in landfills. Changes in laws or regulations regarding the use of disposable plastic products, including those relating to the recycling or reuse of plastic products, could increase the cost of our products. Such additional costs could make our products less competitive with products made from other materials. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and state and local legislative sessions. Although we believe that the laws and regulations promulgated to date have not had a material adverse effect on us, there can be no assurance that future laws or regulations, or future enforcement or interpretation of existing laws or regulations, would not have a material adverse effect on us. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. Furthermore, a decline in consumer preference for plastic products in general, or for certain types of plastic products in particular, due to environmental considerations could have a negative effect on our business.

Other government regulations could affect our business operations.

In addition to environmental laws and regulations, numerous other federal, state, local and foreign laws and regulations affect us. A substantial portion of our net sales comes from sales of plastic packaging sold into the food and healthcare end markets. Pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages we manufacture. Furthermore, some of our products are regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with noncompliance could have a materially adverse effect on us.

We also are subject to various laws and regulations concerning workplace safety, such as the Occupational Safety and Health Act, as well as numerous other federal, state, local and foreign government laws and regulations. Such regulations are subject to changes which can increase our cost of compliance and failure to comply with any such law or regulation could result in the imposition of severe fines or penalties. See “Business—Environmental Matters and Government Regulation”.

Increased labor cost, competition for employees or labor disputes could disrupt our operations and have an adverse effect on our business.

As of June 30, 2011, we employed approximately 1,014 employees in the United States and Canada. Substantially all of our employees in Canada, representing approximately 16% of our total employees as of

June 30, 2011 are represented by The National Union of Automobile, Aerospace, Transport and Other Workers of Canada, Union of Food and Commerce Workers and Canadian Union Communication, Energy and Paperworkers. In June 2011, we reached a collective bargaining agreement with employees at our St. Laurent, Quebec facility represented by Canadian Union Communication, Energy and Paperworkers. The new agreement expires in June 2018 and replaces an agreement that expired in April 2009. Negotiations are ongoing with regard to the collective bargaining agreements with employees of our Pointe Claire, Quebec facility represented by the National Union of Automobile, Aerospace, Transport and Other Workers of Canada and Union Food and Commerce Workers. Those agreements also expired in April 2009. We believe our relations with employees are satisfactory.

We benefit from our established and experienced workforce and our future success depends, in part, on our ability to continue to attract, motivate and retain sufficient employees. If we are unable to attract new qualified employees and/ or motivate and retain our current employees, our business and operations could be adversely affected. Additionally, any increase in competition for labor could require us to pay higher wages, which would increase labor costs.

Additionally, new legal requirements, particularly with respect to health care reform, could increase the cost of our employee benefits. The health care reform legislation enacted by the U.S. Congress is intended to result in significant changes to the U.S. healthcare system. This legislation may lead to additional costs related to the implementation of the new healthcare regulations and may impair our ability to provide the same level of coverage, which could have a material adverse effect on our business and results of operations.

The catastrophic loss of any facility or critical equipment could adversely affect our business.

The catastrophic loss of any of our facilities or critical equipment due to unanticipated events, such as earthquakes, fires, an act of terrorism or violent weather, may increase our production costs or reduce our sales during the affected period. Additionally, the interruptions to our production capability may require us to make significant capital expenditures, which could have a material adverse effect on our operations and net sales.

If we are unable to develop product innovations and improve our production technology and expertise, we could lose customers or market share.

Our success will depend on our ability to adapt to technological changes in the plastic packaging industry. If we are unable to timely develop and introduce new products, or enhance existing products, in response to changing market conditions or customer requirements or demands, our competitiveness could be materially and adversely affected.

Loss of senior management team members could adversely affect our business operations.

A large part of our success depends on our experienced and committed senior management. Current management has extensive experience in the manufacturing, finance and engineering sectors and the loss of any key member could adversely affect our operations and business objectives.

We are subject to the effects of fluctuations in foreign currency exchange rates.

As a result of our Canadian operations, a portion of our net sales, and some of our costs, assets and liabilities, are denominated in Canadian currency. Our Canadian operations represent approximately 16% of our net sales for FY 2010 and for the nine months ended June 30, 2011. As our reporting currency is U.S. dollars, we must translate Canadian currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period for the preparation of our consolidated financial statements. Consequently, any changes in the currency exchange rates may unpredictably and adversely affect our consolidated operating results. For example, during times of a strengthening U.S. dollar, our reported Canadian net sales and earnings will be reduced because the Canadian currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of our expenses denominated in Canadian currencies.

The interests of Castle Harlan, our sponsor, may be in conflict with your interests.

A significant portion of the economic and voting power in respect of the membership interests of Pretium Holding is beneficially owned by Castle Harlan and its affiliates. As a result, Castle Harlan has significant control over our affairs, policies and operations, such as the appointment of management, future issuances of our securities, the payments of distributions by us, if any in respect of our membership interests, if any, on our membership interests, the incurrence of debt by us, and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. Additionally, Castle Harlan is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Castle Harlan may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by Castle Harlan continue to indirectly own a significant amount of the economic and voting power in respect of the membership interests of Pretium Holding, Castle Harlan will continue to be able to strongly influence or effectively control our decisions.

The requirements of complying with the Exchange Act and the Sarbanes Oxley Act may strain our resources and occupy the time and energies of management.

We will be subject to the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Sarbanes Oxley Act of 2002 will require that we maintain and certify that we have effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with the public company reporting requirements. In addition, the effort to maintain effective internal controls may divert management’s attention from other business concerns, which could adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements which may be “forward-looking statements” within the meaning of the federal securities laws. These statements, written, oral or otherwise made, may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	our substantial indebtedness and ability to incur more debt;

•	our liquidity and capital resources;

•	macroeconomic conditions in the United States, Canada and elsewhere;

•	impact of the recent global recession and credit crisis;

•	competitive pressures and trends in the plastic packaging industry;

•	changes in the prevailing prices and availability of resin and other raw materials and our ability to pass on increases in raw material prices on a timely basis;

•	changes in the demand for, supply of or prices of our products;

•	changes in U.S. dollar and Canadian dollar exchange rates;

•	our ability to successfully implement our business strategy;

•	increases in the cost of compliance with laws and regulations;

•	catastrophic loss or shutdown of one of our manufacturing facilities;

•	our ability to attract and retain qualified management personnel;

•	increased labor costs or prolonged work stoppages at any of our facilities with unionized labor; and

•	the other factors discussed in this prospectus under the heading “Risk Factors.”

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

MARKET AND INDUSTRY DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other published independent sources, including reports issued by Pira International Limited (“Pira International”) and The Freedonia Group, Inc. (“Freedonia”). Some data are also based on our good faith estimates, which are derived from management’s review of internal data and information, as well as the independent sources described above. Although we believe these sources are reliable, we have not independently verified the information, and we have not ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS AND SERVICE MARKS

We own or have the rights to various trademarks, copyrights and trade names used in our business, including Pretium Packaging® and Novapak™ . This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties’ trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the offering of the Original Notes. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amounts. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the New Notes will not result in any increase or decrease in our outstanding debt.

We used the net proceeds from the Original Notes and a draw under the ABL Facility to: (i) repay then-existing debt, (ii) pay a distribution to Pretium Holding’s equity holders, and (iii) pay related fees and expenses.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of June 30, 2011. This table should be read in conjunction with “Prospectus Summary—Summary Consolidated Historical and Pro Forma Financial Information,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of June 30, 2011
(dollars in millions)
Debt:
ABL Facility due September 30, 2015 (1)	$3.0
Original Notes	150.0
Other debt (2)	0.4

Total debt	153.4
Members’ equity	28.0

Total capitalization	$181.4

(1)	Reflects outstanding borrowings under the ABL Facility.
(2)	Represents software vendor financing.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information has been prepared to assist you in your analysis of the financial effects of the Acquisition. The unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of us and Novapak.

This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of us and Novapak, included in this prospectus.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that we expect to realize as a consolidated entity.

In addition, the pro forma adjustments resulted in modifications to the Novapak quarterly financial statements to conform to our business operations. The unaudited pro forma financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The unaudited pro forma combined statement of operations for FY 2010 assumes that the Acquisition took place on October 1, 2009 and combines our audited consolidated statement of operations for FY 2010 (which includes the results of operations of Novapak from February 17, 2010 to September 30, 2010) with the unaudited statement of operations for Novapak as adjusted for pro forma presentation for the period October 1, 2009 to February 16, 2010.

The unaudited pro forma combined statement of operations for the nine months ended June 30, 2010 assumes that the Acquisition took place on October 1, 2009 and combines Pretium’s unaudited consolidated statement of operations for the nine months ended June 30, 2010 (which includes the results of operations of Novapak from February 17, 2010 to June 30, 2010) with the unaudited statement of operations for Novapak as adjusted for pro forma presentation for the period October 1, 2009 to February 16, 2010.

The following pro forma statement of operations for FY 2010 and the nine months ended June 30, 2010 should be read in conjunction with the accompanying notes to the statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Consolidated Statement of Operations

FY 2010 Pro Forma

(In thousands)

	(A)	(B)	(C)	(D)	(E)		(F)
	(Successor) February 17, 2010 to September 30, 2010	Pretium October 1, 2009 to February 16, 2010	Novapak July 1, 2009 to February 16, 2010	Less: Novapak Quarter Ended September 30, 2009	(Note 6) Adjustments		Pro Forma 2010
Net sales	$148,991	$58,621	$44,144	$(17,638)	$—		$234,118
Cost of sales	129,149	49,125	35,131	(14,430)	(1,514)	(1)	197,461

Gross Profit	19,842	9,496	9,013	(3,208)	1,514		36,657

Operating expenses:
Selling, general and administrative	12,726	5,439	5,352	(1,769)	826	(2)	22,574
Restructuring expenses	6,684	—	—	—	—		6,684
(Gain) loss on foreign currency exchange	(197)	(576)	—	—	424	(3)	(349)
Depreciation and amortization expense	241	52	2,966	(1,175)	(1,698)	(4)	386
Bank related loan costs	—	917	—	—	(917)	(5)	—
Amortization of intangibles	887	—	—	—	484	(6)	1,371
Acquisition fees and expenses	10,770	1,184	—	—	(11,954)	(7)	—
(Gain) Loss on sale of equipment	—	—	(77)	35	42	(8)	—

Total operating expenses	31,111	7,016	8,241	(2,909)	(12,793)		30,666

Income (loss) from operations	(11,269)	2,480	772	(299)	14,307		5,991

Other expense:
Interest	(8,200)	(7,007)	(629)	227	2,605	(9)	(13,004)
Other	—	—	(135)	—	135	(10)	—

Total other expense	(8,200)	(7,007)	(764)	227	2,740		(13,004)

(Loss) income before income tax (benefit) provision	(19,469)	(4,527)	8	(72)	17,047		(7,013)
Income tax provision (benefit)	164	(365)	295	(36)	1,492	(11)	1,550
Income from discontinued operations, net	—	—	72	(72)	—		—

Net loss	$(19,633)	$(4,162)	$(215)	$(108)	$15,555		$(8,563)

Pro forma for FY 2010 is calculated by columns as follows: (A)+(B)+(C)+(D)+(E)=(F)

See accompanying notes to consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Consolidated Statement of Operations

Pro Forma Nine Months Ended June 30, 2010

(In thousands)

	(A)	(B)	(C)	(D)	(E)		(F)
	(Successor) February 17, 2010 to June 30, 2010	(Predecessor) October 1, 2009 to February 16, 2010	Novapak July 1, 2009 to February 16, 2010	Less: Novapak Quarter Ended September 30, 2009	(Note 6) Adjustments		Pro Forma Nine Months Ended June 30, 2010
Net sales	$92,006	$58,621	$44,144	$(17,638)	$—		$177,133
Cost of sales	80,239	49,125	35,131	(14,430)	(1,514)	(1)	148,551

Gross profit	11,767	9,496	9,013	(3,208)	1,514		28,582

Operating expenses:
Selling, general and administrative	7,806	5,439	5,352	(1,769)	826	(2)	17,654
Restructuring expenses	4,505	—	—	—	—		4,505
(Gain) loss on foreign currency exchange	(143)	(576)	—	—	424	(3)	(295)
Depreciation and amortization expense	174	52	2,966	(1,175)	(1,698)	(4)	319
Bank related loan costs	—	917	—	—	(917)	(5)	—
Amortization of intangibles	532	—	—	—	484	(6)	1,016
Acquisition fees and expenses	10,770	1,184	—	—	(11,954)	(7)	—
Gain on sale of equipment	—	—	(77)	35	42	(8)	—

Total operating expenses	23,644	7,016	8,241	(2,909)	(12,793)		23,199

(Loss) income from operations	(11,877)	2,480	772	(299)	14,307		5,383

Other expense:
Interest	(4,929)	(7,007)	(629)	227	2,605	(9)	(9,733)
Other	—	—	(135)	—	135	(10)	—

Total other expense	(4,929)	(7,007)	(764)	227	2,740		(9,733)

(Loss) income before income tax (benefit) provision	(16,806)	(4,527)	8	(72)	17,047		(4,350)
Income tax (benefit) provision	(341)	(365)	295	(36)	1,492	(11)	1,045
Income from discontinued operations	—	—	72	(72)	—		—

Net loss	$(16,465)	$(4,162)	$(215)	$(108)	$15,555		$(5,395)

Pro forma for the nine months ended June 30, 2010 is calculated by columns as follows: (A)+(B)+(C)+(D)+(E)=(F)

See accompanying notes to consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of Transactions

On February 16, 2010, Pretium Holding, a newly formed Delaware limited liability company, acquired all of our operations for $134.0 million, and we concurrently completed the Novapak Acquisition and the restructuring of our equity and debt.

The Novapak Acquisition was accounted for under the acquisition method (previously referred to as the purchase method). This method requires an allocation of the total consideration paid and liabilities assumed to the identifiable assets acquired and liabilities assumed, measured at fair value at the acquisition date. Novapak was acquired for cash for a total purchase price of $47.0 million.

As a result of the Acquisition, all references to us in these pro forma combined financial statements before February 16, 2010 use the term “Predecessor”. All references in these pro forma combined financial statements to us after February 16, 2010 use the term “Successor”.

The Acquisition included the following:

•

Repayment of a revolving line of credit with an outstanding balance at February 16, 2010 of $7,043 and execution of a senior credit agreement consisting of a revolving line of credit of $30.0 million, of which $15.5 million borrowed under the agreement as of the Acquisition;

•	Execution of a term note purchase agreement of $53.0 million;

•	Execution of a senior secured subordinated note of $43.1 million;

•	Issuance of class A member unit for $87,398; and

•	Exchange of 25,010 class A member units, 248,921 class B member units and 2,069 preferred member units.

2. Basis of Presentation

The unaudited pro forma combined financial information is based on the historical financial statements of Pretium and Novapak and prepared and presented pursuant to SEC regulations regarding pro forma financial information.

The pro forma adjustments included in the accompanying unaudited pro forma combined financial information reflect the adjustment of the fair value of the assets and liabilities of Novapak and the Acquisition. ASC Topic 805 also establishes that the value of equity-related consideration transferred in a business combination be measured as of the acquisition date.

Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Total transaction costs incurred by us in connection with the Acquisition were $12.0 million. Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma combined financial statements reflect these costs in the pro forma combined statements operations.

The pro forma financial information does not reflect revenue opportunities or cost savings that we expect to realize after the Novapak Acquisition. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the Novapak Acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by us in connection with the Novapak Acquisition. Certain Novapak amounts have been reclassified to conform to Pretium’s presentation. These reclassifications had no effect on previously reported net income. There were no material transactions between Pretium and Novapak during the periods presented in the unaudited pro forma combined financial information that would need to be eliminated.

3. Accounting Policies

Upon completion of the Acquisition, we performed a detailed review of Novapak’s accounting policies and procedures. As a result of this review we identified differences in the accounting policies and procedures of Novapak as compared to our own accounting policies and procedures. Novapak’s accounting policies and procedures have been conformed to those of Pretium in all material respects. There were no material differences between the accounting policies and procedures of Pretium and those of Novapak.

4. Acquisition Consideration and Allocation of Purchase

As described above, the Acquisition was accounted for as a business combination using the acquisition method, which required an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The total consideration was allocated as of February 16, 2010 as follows:

	Pretium	Novapak	Total
Cash, accounts receivable, inventory, and other current assets	$34,234	$21,524	$55,758
Property and equipment	57,308	27,139	84,447
Intangible assets	30,155	7,925	38,080
Goodwill	30,817	9,551	40,368
Deferred tax assets	161	265	426
Accounts payable and accrued expenses	(17,825)	(12,352)	(30,177)
Deferred tax liabilities	(509)	(7,052)	(7,561)
Other long-term liabilities	(341)	—	(341)

	$134,000	$47,000	$181,000

The estimated fair value of assets acquired and liabilities assumed are based on the information that was available as of the acquisition date. We determined the fair value of the intangible assets and the resulting goodwill in the purchase price allocations for the Acquisition. These valuations were made concurrent with the effective date of the Acquisition. The weighted average amortization periods for intangible assets recorded in the acquisition are as follows:

	Pretium		Novapak
	Amount	Amortization Period (Years)	Amount	Amortization Period (Years)
Trademarks	$12,200	Indefinite	$80	1
Customer Relationships	17,955	20 Years	7,845	20 Years

	$30,155		$7,925

We are subject to income taxes in several jurisdictions and conduct business in two countries (the United States and Canada) and several separate states and provinces within those countries.

5. Estimated Adjustments to Acquired Assets and Liabilities Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma combined financial information. Each of these adjustments represents estimates of the fair values of assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when completed and will be based on the fair value of assets and liabilities at the acquisition date. Accordingly, the actual adjustments to assets and liabilities and the related amortization of such adjustments may differ from the estimates reflected in the unaudited pro forma combined financial information. The following is the identification of the major classes of assets acquired and the liabilities acquired as of the acquisition date:

Goodwill: Goodwill is calculated as the excess of the acquisition date fair market value of the consideration expected to be transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Customer Relationship Intangible Assets: Represents management’s estimate of the fair market value of the customer base and customer contracts. Amortization recorded in the statement of operations is based on the estimated useful life.

Income Taxes: Represents the estimated adjustments to the tax basis of assets and liabilities that are expected as a result of the Acquisition.

Property, Plant & Equipment: Represents management’s adjustment of property, plant and equipment to the fair market value based on management estimates as well as the fair market appraisal values of third party appraisers.

6. Adjustments to Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended

September	30, 2010 and the Nine Months Ended June 30, 2010:

The pro forma adjustments to the Pretium and Novapak statement of operations for the year ended September 30, 2010 and the nine months ended June 30, 2010, which relate to the period October 1, 2009 to February 16, 2010 in both pro forma periods, are as follows: (in thousands)

1)	Cost of sales:

Removal of existing cost of sales related depreciation	$(3,063)
Addition of depreciation from step up in fair value of assets in cost of sales	4,331
Removal of inventory step-up	(2,782)

Net decrease	$(1,514)

To adjust the applicable depreciation expense associated with machinery and equipment for the production of materials and finished goods. Inventories were adjusted to their estimated fair values at the closing date of the Acquisition. During the applicable Successor Periods, the inventory was sold, and accordingly, the excess of the fair value of the inventories over cost was expensed.

2)	Selling, general and administrative:

Removal of prior Novapak management fee	$(189)
Addition of new management fee	844
Removal of former Chairman’s salary/benefits	(204)
Addition of former majority owner’s consulting agreement	375

Net increase	$826

To remove the Novapak SG&A management fees paid to the former controlling equity holder of Novapak. The pro forma adjustments include the new management fee expense paid, as part of the Acquisition, to Castle Harlan to provide business and organizational strategy, financial and investment management, advisory and merchant and investment banking services. In connection with the Acquisition, the Company and the former majority owner and Chairman entered into a consulting agreement. The pro forma adjustments include fees associated with the consulting agreement with the former majority owner and Chairman and the removal of his previously expensed salary/benefits.

3)	Gain on foreign currency exchange:

Removal of existing foreign currency exchange gain	$424

To adjust the applicable foreign currency exchange gain associated with the Predecessor’s Canadian debt paid off at the Acquisition.

4)	Depreciation associated with other assets:

Removal of existing depreciation expense	$(1,843)
Addition of depreciation expense from step up in fair value of assets	145

Net decrease	$(1,698)

To adjust the applicable depreciation expense associated with machinery and equipment for other equipment not relating to cost of goods sold and to reflect the impact of the step up in fair value for this property, plant and equipment as if the Acquisition had occurred at the beginning of the fiscal year.

5)	Bank related loan costs:

Removal of existing bank related loan costs	$(917)

To eliminate the fees associated with bank related loan costs incurred by the Predecessor in extending debt that was paid off at the Acquisition.

6)	Amortization of intangibles:

Addition to intangible amortization	$484

To include the amortization of the new customer relationships intangible.

7)	Acquisition fees and expenses:

Eliminate acquisition fees	$(11,954)

To eliminate the acquisition fees expense pertaining to the Acquisition due to their non-recurring nature. See Note 2 – Business Combinations, to the audited financial statements.

8)	Gain on sale of equipment:

Eliminate Novapak gain on sale of equipment	$42

To eliminate the gain on sale of equipment from Novapak.

9)	Interest expense:

Removal of Predecessor and Novapak prior interest expense	$7,409
Addition of interest relating to expense from refinancing on February 16, 2010	(4,474)
Additional loan costs amortization resulting from refinancing on February 16, 2010	(330)

Net decrease	$2,605

To record the effects of the Successor refinancing

10)	Other expense:

Eliminate Novapak other income	$135

As part of the Acquisition, Novapak terminated certain leases immediately prior to the Acquisition. This adjustment represents the elimination of early termination costs associated with these leases.

11) Income tax:

Record income tax provision	$1,492

To adjust the applicable income tax provision associated with the 2010 pro forma adjustments that relate to our C Corporation subsidiaries.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated historical financial information for the periods ended and at the dates indicated below.

The selected consolidated historical financial information for the fiscal years ended September 30, 2008 and 2009 has been derived from the audited financial statements of our predecessor for the fiscal years ended September 30, 2008 and 2009 included elsewhere in this prospectus. The selected consolidated historical financial information for the fiscal years ended September 30, 2006 and 2007 has been derived from the audited financial statements of our predecessor for the fiscal years ended September 30, 2006 and 2007 which are not included in this prospectus. The selected consolidated historical financial information for the period from October 1, 2009 to February 16, 2010 (the date of the Acquisition) and the period from February 17, 2010 to September 30, 2010 has been derived from our audited financial statements for FY 2010 included elsewhere in this prospectus.

The selected consolidated financial information for the nine months ended June 30, 2011 has been derived from our unaudited financial statements for the nine months ended June 30, 2011 included elsewhere in this prospectus which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial information presented for the interim periods is not necessarily indicative of the results for the full year.

The selected consolidated historical financial information below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Prospectus Summary—Selected Consolidated Historical Financial and Pro Forma Financial Information,” “Unaudited Pro Forma Combined Financial Information,” and the financial statements and related notes included elsewhere in this prospectus.

	Predecessor					Successor
					Fiscal 2010
Statement of Operations Data (in thousands):	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Period of October 1, 2009 through February 16, 2010	Period of February 17, 2010 through September 30, 2010	Nine Months Ended June 30, 2011
Net sales	$172,909	$167,897	$186,126	$164,674	$58,621	$148,991	$178,432
Cost of sales	148,918	146,995	162,174	137,317	49,125	129,149	153,150

Gross profit	23,991	20,902	23,952	27,357	9,496	19,842	25,282
Operating expenses:
Selling, general and administrative expenses	12,223	13,458	13,537	14,060	5,439	12,726	13,685
Restructuring expenses	—	—	—	790	—	6,684	2,328
Transaction-related fees and expenses	—	—	—	—	—	—	1,237
(Gain) loss on foreign currency exchange	(335)	(1,369)	948	342	(576)	(197)	(341)
Depreciation and amortization expense	363	201	108	116	52	241	278
Amortization of intangibles	—	—	—	—	—	887	978
Bank related loan costs	1,264	3,149	440	2,159	917	—	—
Acquisition fees and expenses	—	—	—	—	1,184	10,770	—

Total operating expenses	13,515	15,439	15,033	17,467	7,016	31,111	18,165

	Predecessor					Successor
					Fiscal 2010
Statement of Operations Data (in thousands):	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Period of October 1, 2009 through February 16, 2010	Period of February 17, 2010 through September 30, 2010	Nine Months Ended June 30, 2011
Income (loss) from operations	10,476	5,463	8,919	9,890	2,480	(11,269)	7,117

Other expense:
Interest	(14,697)	(14,781)	(15,006)	(15,990)	(7,007)	(8,200)	(11,455)
Loss on extinguishment of debt	—	—	—	—	—	—	(5,470)

Total other expense	(14,697)	(14,781)	(15,006)	(15,990)	(7,007)	(8,200)	(16,925)

Loss before income tax (benefit) provision	(4,221)	(9,318)	(6,087)	(6,100)	(4,527)	(19,469)	(9,808)
Income tax (benefit) provision	(18)	(263)	(339)	(948)	(365)	164	1,892

Net loss	$(4,203)	$(9,055)	$(5,748)	$(5,152)	$(4,162)	$(19,633)	$(11,700)

Statement of Cash Flow Data (in thousands):
Net cash provided by (used in) operating activities	6,629	4,453	13,850	20,514	(84)	(3,261)	2,728
Net cash used in investing activities	(5,858)	(7,087)	(8,833)	(5,235)	(2,379)	(172,453)	(6,930)
Net cash (used in) provided by financing activities	(791)	3,324	(5,643)	(15,837)	4,126	176,981	5,872
Capital expenditures	5,896	7,087	8,833	5,235	2,379	6,028	6,930
Depreciation	9,810	9,392	9,041	8,651	3,115	7,459	9,587
Amortization of intangibles	—	—	—	—	—	887	978

	Predecessor				Successor
	As of September 30, 2006	As of September 30, 2007	As of September 30, 2008	As of September 30, 2009	As of September 30, 2010	As of June 30, 2011
Balance Sheet Data (in thousands):
Cash and cash equivalents	$1,184	$976	$514	$318	$1,278	$2,990
Property and equipment, net	39,970	39,106	37,772	33,597	82,697	80,168
Total assets	115,484	116,648	114,330	101,876	216,197	225,694
Total debt	109,013	119,405	119,918	115,437	106,459	153,393
Total member’s (deficit) equity	(19,406)	(26,273)	(32,281)	(37,647)	68,088	28,038

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes, “Prospectus Summary—Summary Consolidated Historical and Operating Data and Other Financial Information”, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income, fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consists of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

	Predecessor					Successor
					Fiscal 2010
	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Period of October 1 2009 through February 16, 2010	Period of February 17 2010 through September 30, 2010	Nine Months Ended June 30, 2011
Ratio of earnings to fixed charges (deficiency, in thousands)	$(8,778)	$(15,022)	$(12,604)	$(14,599)	$(7,880)	$(20,060)	$(10,476)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers certain periods prior to the Novapak Acquisition. Accordingly, the discussion and analysis of historical operations of our predecessor during the periods prior to the Novapak Acquisition do not reflect the significant effect that the Novapak Acquisition has had, and will have, on us. For comparison purposes, we have presented the results of operations for the year ended September 30, 2010 on a pro forma basis and the results of operations for the nine months ended June 30, 2010 on a pro forma basis. We believe that this approach is beneficial to the reader by providing an easier-to-read discussion of results of operations and provides the reader with information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited.

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by reference to, the sections entitled “Summary Historical and Pro Forma Combined Financial Data,” “Risk Factors,” “Unaudited Pro Forma Combined Financial Information,” “Selected Consolidated Financial Data” and the financial statements and accompanying notes included elsewhere in this prospectus. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including but not limited to, those described in the “Risk Factors” section of this prospectus. Future results could differ materially from those discussed below. See “Forward-Looking Statements.”

Overview

We are one of the nation’s largest manufacturers of customized, high performance rigid plastic bottles and containers. The principal resins used in our production processes are PET and HDPE, although we use other resins based on customer requirements. We market our products largely into the food, personal care, household products, healthcare and pharmaceutical end markets. We currently operate 11 manufacturing facilities.

Key Factors Affecting Our Results

We believe that our focus on small-to-medium annual volume customers continues to provide the greatest opportunity for growth. Within these customers, we expect our four primary end markets: (i) food and beverage, (ii) personal care products, (iii) household products, and (iv) healthcare and pharmaceuticals, to remain resilient to economic cycles and grow consistently at attractive rates. In addition, within the food and beverage end market, we have little exposure to the volatile beverage market and no exposure to water bottles.

Our net sales are derived from the manufacture and sale of plastic containers to our customers. We operate manufacturing facilities which are typically located in close proximity to our customers. Our profitability is driven by several factors including, but not limited to, (i) the number of units produced, (ii) the amount of resin consumed, (iii) the efficiency of our manufacturing operations, (iv) the level of customization of our products, and (v) the product mix of the book of business in any given period. The number of units produced is driven by both packaging market trends, such as the long term trend of conversion towards plastic packaging, as well as customer specific demand.

Our product mix is reasonably stable with most products providing a similar material margin (i.e., net sales minus raw material costs) and contribution margin (sales price minus variable costs). The only significant exception is with regard to sold preforms. While we utilize most of the preforms we manufacture internally to produce bottles for customers, we also derived less than 5% of our net sales for FY 2010 from the sale of preforms to customers who then manufacture their own bottles. We sell preforms to enable us to utilize already established capital assets. Sold preforms are manufactured by the IM process and generally have the lowest material margin of any product sold by us. For example, a large Canadian customer informed us in September of

2008 that it would begin production of its bottles internally in October of 2009. The reduction of net sales and material margin from net sales to this customer was in excess of $4.2 million when the transition was complete. This sales and margin reduction is reflected in the FY 2010 full year results. We were, however, able to retain the customer and executed a new three-year supply agreement to fulfill their preform needs over that period.

Our raw materials costs consist of resins, colorants, and packaging materials. Primary resins used in our products are PET and HDPE. Our other manufacturing costs consist of labor, utilities and facilities maintenance.

The largest component of our cost of goods sold is resin. Based on certain resin industry indices, the following table summarizes average market prices per pound of PET and HDPE resins in the United States during the periods indicated:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2008	2009	2010	2010	2011
PET	$0.84	$0.64	$0.69	$0.70	$0.89
HDPE	$0.72	$0.47	$0.61	$0.61	$0.70

Source: ChemData

Our raw material costs and product unit sales prices fluctuate with changes in the prices of the resins utilized in production. When resin prices increase, our raw materials costs increase, and when resin prices decrease, our raw materials cost decline. We pass through 100% of changes in resin costs by means of corresponding changes in product pricing on future quantities sold, in accordance with our customer contracts and agreements with these customers and industry practice. For the large majority of our sales, resin costs are passed through on a monthly or quarterly basis.

However, during periods of increasing resin costs, there can be a lag between changes in market prices and when that price change is passed through to customers. For example, in periods of rising resin prices, increases in unit sales lag the increases in raw material costs. Therefore the analysis of trends in our net sales and raw material costs must take this effect into consideration. We believe that material margin is a key measure of profitability, as it is reflective of our ability to pass-through resin costs. In addition, our net sales will fluctuate as we pass along increased resin costs to customers with often limited effects to gross profit.

Selling, general and administrative costs consist primarily of management and clerical salaries, legal, accounting and other professional fees, insurance, facility rentals, utilities, commissions, travel and various other costs.

We believe we have a disciplined capital expenditures policy, investing in new projects and equipment only when we believe it will result in incremental net sales with our customers. Our maintenance capital expenditures, which we identify as the minimum capital expenditures to service current customer volumes and initiatives, is approximately $3-$3.5 million annually. We expect this amount to increase in proportion to the size and scale of our operations. In addition, we anticipate that overall capital expenditures will be in-line with prior patterns and trends for the foreseeable future.

The Novapak Acquisition

In February 2010, we acquired Novapak. Novapak had very little direct business overlap with our business which has enabled us to achieve significant cost synergies through implementation of an integration plan including resin purchasing efficiencies, manufacturing cost savings, consolidation of certain of the two companies’ plants and lower overhead costs from closing Novapak’s corporate headquarters. As a result of this transaction, all references in these condensed consolidated financial statements to us before February 16, 2010 are referred to as “Predecessor.” All references in these condensed consolidated financial statements to us after February 16, 2010 are referred to as “Successor.”

Plant consolidation activities related to the Novapak Acquisition included the consolidation of the Nashua, New Hampshire operation into the Philmont, New York plant, and the consolidation of Novapak’s Hazleton, Pennsylvania operations into our Hazleton plant. In Hazleton, both companies operated facilities in the same city presenting the opportunity to combine the manufacturing assets of both facilities, reduce the fixed operating costs in the manufacturing operation through overhead reductions, and create a strong platform for expanded future growth. The former Novapak facility was converted to a warehouse and distribution center managing the distribution of the products from the Hazleton manufacturing site. In addition, both Pretium and Novapak operated specialty EBM facilities in the Northeast, in Nashua and Philmont, respectively. As both facilities had available excess capacity, we were able to consolidate substantially all manufacturing assets and business from the Nashua facility into the Philmont site. This consolidation was done to realize a leveraging of the fixed costs of the Philmont site available from the reduction of the overhead of the Nashua facility.

Subsequent to the Novapak Acquisition, we transitioned the operations of our Muscatine, Iowa plant to our Seymour, Indiana and Manchester, Pennsylvania plants, resulting in further cost savings. This consolidation was driven by the deterioration in sales to the agricultural chemical market over several years which, while not one of our primary markets, was the Muscatine plant’s primary market. This consolidation was made possible by the Novapak Acquisition as the Manchester facility, acquired during the Novapak Acquisition, operates the same specialty barrier process for the manufacture of specialty bottles as was in place in Muscatine. Similar to the other consolidations, this project allows us to eliminate redundant processes and facilities and better leverage its costs.

These consolidation programs were implemented during the second half of FY 2010. Accordingly, only a portion of the expected cost savings were achieved in FY 2010, and the full amount of synergies are expected to be realized into FY 2012.

Results of Operations

The following table sets forth our historical results of operations for the periods indicated below. As a result of the Acquisition and the Novapak Acquisition, our historical results of operations are not comparable on a period-to-period basis. Therefore, our results of operations for the Predecessor and Successor periods are presented on a pro forma basis for FY 2010 and for the nine months ended June 30, 2010. In addition, we have presented a supplemental discussion based upon pro forma information derived from our Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year 2010 and nine months ended June 30, 2010 as if the transactions occurred on October 1, 2009. We provide this supplemental presentation based on our pro forma results to assist in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this supplemental pro forma presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations in 2010 as compared to 2009 and the nine months ended June 30, 2010 as compared to the nine months ended June 30, 2011, than a presentation of separate historical results for the Predecessor and Successor periods. The pro forma results may not reflect actual results we would have achieved had the Acquisition not occurred and may not be predictive of future results of operations. The table and related discussion is provided for comparative purposes only, but the value of such a comparison may be limited.

			Fiscal 2010				Fiscal 2011
			Predecessor	Successor			Successor
Statement of Operations Data (in thousands):	Fiscal 2008	Fiscal 2009	Period of October 1, 2009 through February 16, 2010	Period of February 17, 2010 through September 30, 2010	Pro Forma Fiscal 2010 Total	Pro Forma Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2011
Net sales	$186,126	$164,674	$58,621	$148,991	$234,118	$177,133	$178,432
Cost of sales	162,174	137,317	49,125	129,149	197,461	148,551	153,150

Gross profit	23,952	27,357	9,496	19,842	36,657	28,582	25,282

Operating expenses:
Selling, general and administrative expenses	13,537	14,060	5,439	12,726	22,574	17,654	13,685
Restructuring expenses	—	790	—	6,684	6,684	4,505	2,328
Transaction-related fees and expenses	—	—	—	—	—	—	1,237
(Gain) loss on foreign currency exchange	948	342	(576)	(197)	(349)	(295)	(341)
Depreciation and amortization expense	108	116	52	241	386	319	278
Amortization of intangibles	—	—	—	887	1,371	1,016	978
Bank related loan costs	440	2,159	917	—	—	—	—
Acquisition fees and expenses	—	—	1,184	10,770	—	—	—

Total operating expenses	15,033	17,467	7,016	31,111	30,666	23,199	18,165

Income (loss) from operations	8,919	9,890	2,480	(11,269)	5,991	5,383	7,117

Other expense:
Interest	(15,006)	(15,990)	(7,007)	(8,200)	(13,004)	(9,733)	(11,455)
Loss on extinguishment of debt	—	—	—	—	—	—	(5,470)

Total other expense	(15,006)	(15,990)	(7,007)	(8,200)	(13,004)	(9,733)	(16,925)

Loss before income tax (benefit) provision	(6,087)	(6,100)	(4,527)	(19,469)	(7,013)	(4,350)	(9,808)
Income tax (benefit) provision	(339)	(948)	(365)	164	1,550	1,045	1,892

Net loss	$(5,748)	$(5,152)	$(4,162)	$(19,633)	$(8,563)	$(5,395)	$(11,700)

Nine Months Ended June 30, 2011 As Compared to Nine Months Ended June 30, 2010

Nine Months Ended June 30, 2011 (“Nine Months F2011”) As Compared to the Pro Forma Nine Months Ended June 30, 2010 (“Pro Forma Nine Months F2010”)

The following is a discussion of the results of operations for the Nine Months F2011 and Pro Forma Nine Months F2010:

Net Sales

	Nine Months F2011	Pro Forma Nine Months F2010	$ Incr (Decr)	% Incr (Decr)
In thousands
Net sales	$178,432	$177,133	1,299	0.7%

Net sales for the Nine Months F2011 were $178.4 million, which represents an increase of $1.3 million, or 0.7%, as compared to $177.1 million for the Pro Forma Nine Months F2010. With significant increases in raw material costs during the current period, we had higher transaction prices during the period because we operate with resin price pass-through mechanisms with our customers that allow us to pass through change in resin costs on future quantities sold, typically subject to one to four month delay. The impact of higher pricing was offset by a decrease in overall volumes resulting from the closure of our Muscatine facility, which ceased most operations in late 2010 and was closed in February 2011.

Cost of Sales

	Nine Months F2011	Pro Forma Nine Months F2010	$ Incr (Decr)	% Incr (Decr)
In thousands
Cost of sales	$153,150	$148,551	4,599	3.1%

Cost of sales for the Nine Months F2011 was $153.2 million, which represents an increase of $4.6 million, or 3.1%, as compared to $148.6 million for the Pro Forma Nine Months F2010. The increase in cost of sales is primarily due to significant resin price increases throughout the period.

Gross Profit

	Nine Months F2011	Pro Forma Nine Months F2010	$ Incr (Decr)	% Incr (Decr)
In thousands
Gross profit	$25,282	$28,582	(3,300)	-11.5%
Gross profit %	14.2%	16.1%

Gross profit for the Nine Months F2011 was $25.3 million (or 14.2% of net sales), which represents a decrease of $3.3 million, or 11.5% as compared to $28.6 million (or 16.1% of net sales) for the Pro Forma Nine Months F2010. During the Nine Months F2011, we experienced resin price increases, particularly in PET resin. As we pass through changes in resin costs to all of our customers on future quantities sold, a timing delay, typically one to four months, exists and the pass through is generally not recognized in the period in which resin costs changed. This timing delay negatively impacted the Nine Month F2011 margins. Management expects that this negative impact will be recovered in future periods as the changes in resin costs are passed through to our customers. The decrease in gross profit percentage was offset slightly by the cost reductions resulting from consolidation of our operations.

Operating Expenses

	Nine Months F2011	Pro Forma Nine Months F2010	$ Incr (Decr)	% Incr (Decr)
In thousands
Selling, General & Administration Expenses	$13,685	$17,654	(3,969)	-22.5%
Other Operating Expenses	4,480	5,545	(1,065)	-19.2%

Total	$18,165	$23,199	(5,034)

SG&A Expenses

SG&A expenses for the Nine Months F2011 were $13.7 million, which represents a decrease of $4.0 million, or 22.5%, compared to Pro Forma Nine Months F2010. The decrease is due to SG&A reductions derived from the termination of operations of the Novapak headquarters in Eatontown, NJ, along with other reductions related to our integration plan, which reduced the impact to on-going expenses.

Other Operating Expenses

Other operating expenses for the Nine Months F2011 were $4.5 million, which represents a decrease of $1.1 million, or 19.2%, compared to Pro Forma Nine Months F2010. The Nine Months F2011 other operating expenses primarily consisted of $2.3 million of restructuring costs related to plant integrations as part of our integration plan and $1.2 million of professional fees associated with our exploration of acquisition opportunities. The Pro Forma Nine Months F2010 includes $4.5 million of restructuring expenses related to the initial steps of our integration plan started subsequent to the Acquisition.

Interest Expense, net

Interest expense, net for the Nine Months F2011 was $11.5 million, which represents an increase of $1.8 million as compared to the Pro Forma Nine Months F2010. The amortization of deferred financing fees included in interest expense for the Nine Months F2011 and Pro Forma Nine Months F2010 was $0.8 million and $0.6 million, respectively. Interest expense, excluding amortization of deferred financing fees, increased $1.6 million for the Nine Months F2011 primarily due to higher borrowing levels incurred as part of the Refinancing.

Income Tax Benefit/Provision

As a limited liability company, we are a pass-through tax entity. No provision, except for certain states in which we conduct business, as well as certain of our subsidiaries, is made in the financial statements for income taxes. Our subsidiaries, Robb and Novapak, are subject to corporate income taxes under Subchapter C of the Internal Revenue Code. For the Nine Months F2011, we recognized an income tax provision of $1.9 million compared to a provision of $1.0 million for the Pro Forma Nine Months F2010 for Robb and Novapak based on their pre-tax income or loss recognized.

Year Ended September 30, 2010

2010 Predecessor Period (October 1, 2009 to February 16, 2010)

Net Sales for the 2010 Predecessor Period were $58.6 million. Gross profit for the 2010 Predecessor Period was $9.5 million, or 16.2% of net sales.

SG&A expenses for the 2010 Predecessor period were $5.4 million, or 9.3% of net sales. Other operating expenses for the 2010 Predecessor Period were $1.6 million and included $0.9 million in bank related loan costs and $1.2 million of Acquisition fees and expenses which were partially offset by a $0.6 million gain on foreign currency exchange.

Interest expense for the 2010 Predecessor Period was $7.0 million.

As a limited liability company, we are a pass-through tax entity. No provision, except for certain states in which we conduct business, as well as certain subsidiaries, is made in the financial statements for income taxes. Robb, a wholly owned subsidiary, is subject to corporate income taxes under Subchapter C of the Internal Revenue Code. For the 2010 Predecessor Period, we recorded an income tax benefit of $0.4 million on a pre-tax loss of $4.5 million.

2010 Successor Period (February 17, 2010 to September 30, 2010)

Net Sales for the 2010 Successor Period were $149.0 million. Gross profit for the 2010 Successor Period was $19.8 million, or 13.3% of net sales. Gross profit was impacted by the addition of cost of sales for Novapak sales following the Novapak Acquisition, and a $2.75 million step up in inventory costs at the time of the Acquisition, which increased the cost of sales during the 2010 Successor Period.

SG&A expenses for the 2010 Successor period were $12.7 million, or 8.5% of net sales. Other operating expenses for the 2010 Successor Period were $18.4 million and included $10.8 million of Acquisition expenses, $6.7 million of restructuring and integration charges, and $0.9 million of amortization of intangibles.

Interest expense for the 2010 Successor Period was $8.2 million. Amortization of deferred financing fees included in interest expense was $0.9 million during the 2010 Successor Period.

As a limited liability company, we are a pass-through tax entity. No provision, except for certain states in which we conduct business, as well as certain subsidiaries, is made in the financial statements for income taxes. Our subsidiaries, Robb and Novapak, are subject to corporate income taxes under Subchapter C of the Internal Revenue Code. For the 2010 Successor Period, we recorded an income tax provision of $0.2 million on a pre-tax loss of $19.5 million.

Pro Forma Year Ended September 30, 2010 (the “Pro Forma 2010 Period”) as Compared to the Year Ended September 30, 2009 (the “2009 Period”)

The following represents statement of operations information for the periods presented:

Net Sales

	Pro Forma 2010 Period	2009 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Net sales	$234,118	$164,674	69,444	42.2%

Net sales for the Pro Forma 2010 Period were $234.1 million, which represents an increase of $69.4 million, or 42.2%, as compared to $164.7 million for the 2009 Period. This is largely the result of the acquired Novapak operations. Underlying volumes, excluding Novapak, were materially unchanged during the year with some customers, primarily private label packagers, seeing sales growth while others still felt the impact of the 2009 economic slowdown, showing flat to lower sales. In addition, we operate with resin price change pass through mechanisms with our customers. As a result of this, and as a result of the fact that the average market resin prices in the Pro Forma 2010 Period were higher than in the 2009 Period, some of the net sales change is due to higher transaction prices reflecting that pass-through.

Cost of Sales

	Pro Forma 2010 Period	2009 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Cost of sales	$197,461	$137,317	60,144	43.8%

Cost of sales for the Pro Forma 2010 Period was $197.5 million, which represents an increase of $60.1 million, or a 43.8% increase, as compared to $137.3 million for the 2009 Period. This increase was primarily caused by the addition of cost of sales relating to the sales of Novapak following the Novapak Acquisition. In addition, cost of sales was impacted by higher resin prices on average during the Pro Forma 2010 Period compared to the 2009 Period.

Gross Profit

	Pro Forma 2010 Period	2009 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Gross profit	$36,657	$27,357	9,300	34.0%
Gross profit %	15.7%	16.6%

Gross profit for the Pro Forma 2010 Period was $36.7 million (or 15.7% of net sales), which represents an increase of $9.3 million, or 34.0%, as compared to $27.4 million (or 16.6% of net sales) for the 2009 Period. Gross profit was impacted by the factors described in Net Sales and Cost of Sales above.

Operating Expenses

	Pro Forma 2010 Period	2009 Period	$ Incr (Dec)	% Incr (Decr)
In thousands
Selling, general and administrative expenses	$22,574	$14,060	8,514	60.1%
Other operating expenses	8,092	3,407	4,685	137.5%

Total	$30,666	$17,467	13,199

SG&A Expenses

SG&A expenses were $22.6 million for the Pro Forma 2010 Period, which represents an increase of $8.5 million, or 60.1%, as compared to $14.1 million for the 2009 Period. The increase in SG&A costs for the Pro Forma 2010 Period was primarily related to the Novapak Acquisition and an increase in equity sponsor management fees of $2.1 million related to the Acquisition. The increase related to the Novapak Acquisition and the Acquisition was partially offset by a reduction of SG&A throughout the period as part of our business combination strategy.

Other Operating Expenses

Other operating expenses for the Pro Forma 2010 Period were $8.1 million, which represents an increase of $4.7 million. The Pro Forma 2010 Period includes restructuring expenses of $6.7 million and amortization of intangibles of $1.0 million. The 2009 Period includes $2.2 million of bank related loan costs and $0.8 million of restructuring expenses.

During the 2009 Period, we adopted and completed a formal plan to relocate all manufacturing operations from the St. Charles, Missouri facility and consolidate the operations with the Peru, Illinois location. The total cost of this plan was $0.8 million, which included a $0.4 million non-cash charge for the impairment of certain leasehold improvements.

Interest Expense, net

	Pro Forma 2010 Period	2009 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Interest expense, net	$13,004	$15,990	(2,986)	-18.7%

Interest expense, net was $13.0 million for the Pro Forma 2010 Period which represents a decrease of $3.0 million, or 18.7%, as compared to $16.0 million for the 2009 Period. The decrease reflects the lower level of borrowings and interest rates resulting from debt incurred at the date of the Acquisition.

Income Tax Benefit/Provision

For the Pro Forma 2010 Period, we recognized an income tax provision of $1.6 million for our subsidiaries Robb and Novapak as compared to $0.9 million benefit for the 2009 Period for Robb.

Year Ended September 30, 2009 (the “2009 Period”) as Compared to the Year Ended September 30, 2008 (the “2008 Period”)

The following represents statement of operations information for the period presented:

Net Sales

	2009 Period	2008 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Net sales	$164,674	$186,126	(21,452)	-11.5%

Net sales for the 2009 Period were $164.7 million, which represents a decrease of $21.4 million, or 11.5%, as compared to $186.1 million for the 2008 Period. The decrease was primarily driven by significant reductions in resin costs from the 2008 Period to the 2009 Period. We operate with resin price change pass through mechanisms with our customers and, as a result of the lower resin costs, customer transaction prices were reduced thus reducing net sales. The main cause of net sales reduction, decreasing resin prices, did not account for the entirety of our decrease in net sales. Underlying sales volume also decreased during this period as a result of dislocations created by the economic slowdown from 2008 to 2009. Although certain of our end markets felt little impact from the recession, other end markets did feel negative effects from difficulties in the overall economy. This was partly offset by a general price increase implemented in May of 2008 which had seven more months of effect in the 2009 Period than the 2008 Period.

Cost of Sales

	2009 Period	2008 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Cost of sales	$137,317	$162,174	(24,857)	-15.3%

Cost of sales for the 2009 Period was $137.3 million, which represents a decrease of $24.9 million, or 15.3%, as compared to $162.2 million for the 2008 Period. The major cause of this decrease was a significant reduction in resin costs from the 2008 Period to the 2009 Period. In addition, purchasing cost initiatives and plant cost savings initiatives contributed to the reduction in cost of sales.

Gross Profit

	2009 Period	2008 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Gross profit	$27,357	$23,952	3,405	14.2%
Gross profit %	16.6%	12.9%	3.7%

Gross profit for the 2009 Period was $27.4 million (or 16.6% of net sales), which represents an increase of $3.4 million, or 14.2%, as compared to $24.0 million (or 12.9% of net sales) for the 2008 Period. In the 2008 Period, we initiated a general price increase in the middle of the year which positively impacted gross profit in the 2009 Period. In addition purchasing cost initiatives and plant cost savings initiatives contributed to a reduction in cost of sales and an increase in gross profit.

Operating Expenses

	2009 Period	2008 Period	$ Incr (Decr)	% Incr (Decr)
In thousands
Selling, general and administrative expenses	$14,060	$13,537	523	3.9%
Other operating expenses	3,407	1,496	1,911	128%

Total	$17,467	$15,033	2,434

SG&A Expenses

SG&A expenses were $14.1 million for the 2009 Period, which represents an increase of $523 or 3.9%, as compared to $13.5 million for the 2008 Period. The increase in SG&A costs for the 2009 Period primarily related to an increase in incentive compensation tied to improved company performance.

Other Operating Expenses

Other operating expenses primarily consist of expenses related to extending existing debt maturities associated with debt. The increase in other operating costs was primarily caused by an increase in bank related loan costs of $1.7 million and an increase in restructuring expenses of $0.8 million.

During the 2009 Period, we adopted and completed a formal plan to relocate all manufacturing operations from the St. Charles, Missouri facility and consolidate the operations with the Peru, Illinois location. The total cost of this plan was $0.8 million, which included a $0.4 million non-cash charge for the impairment of certain leasehold improvements.

Interest Expense, net

	2009 Period	2008 Period	$ Incr (Dec)	% Incr (Decr)
In thousands
Interest expense, net	$15,990	$15,006	984	6.6%

Interest expense, increased $1.0 million from $15.0 million for the 2008 Period to $16.0 million for the 2009 Period. The primary reason for this increase was an increase in the interest rates underlying our debt/financing fees and bank fees related to our debt restructuring.

Income Tax Benefit/Provision

For the 2009 Period, we recognized an income tax benefit of $0.9 million as compared to $0.3 million benefit for the 2008 Period for Robb, one of our wholly owned subsidiaries.

Liquidity and Capital Resources

Our principal ongoing source of operating liquidity has historically been the cash generated by our business operations. In the 2009 Period, we generated cash flows from operations consistent with our past performance, but in the 2010 Period cash flow was negatively impacted by expenses related to the Acquisition and financing fees to establish the capital structure for the Acquisition. In the nine months ended June 30, 2010, we generated cash flows from operations.

Concurrently with the completion of the offering of the Original Notes, we refinanced our then-existing term loan, revolving credit facility and existing subordinated notes and entered into a new ABL Facility. The ABL Facility was subsequently amended on April 20, 2011 to provide additional borrowing capacity thereunder, among other things. As of June 30, 2011, there was $3 million outstanding under our ABL Facility. Borrowings under the ABL Facility bear interest at variable rates and mature on September 30, 2015.

We believe that cash flows from operations, borrowings from the ABL Facility and the issuance of the Original Notes will be sufficient to meet our existing liquidity needs for the next 12 months. We were in compliance with all of the covenants contained in our Notes and ABL Facility as of June 30, 2011. For a description of our new ABL Facility, see “Description of Certain Indebtedness.”

Cash Flow

Nine Months Ended June 30, 2011

The Company’s cash flows from operating, investing, and financing activities for the nine months ended June 30, 2011 and 2010 are summarized in the following table:

	Successor	Successor	Predecessor
	Nine Months Ended June 30, 2011	Period From February 17 to June 30, 2010	Period From October 1, 2009 to February 16, 2010
Net cash provided by (used) in:
Operating activities	$2,728	$(7,233)	$(84)
Investing activities	(6,930)	(169,638)	(2,379)
Financing activities	5,872	177,926	4,126
Effect of exchange rates	42	(15)	(54)

	$1,712	$1,040	$1,609

As of June 30, 2011, we had cash and cash equivalents of $3.0 million, and at September 30, 2010, we had cash and cash equivalents of $1.3 million. We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of these investments approximates fair value.

Cash provided by operating activities was $2.7 million for the nine months ended June 30, 2011 as compared to the $7.3 million used during the same period in 2010. The improvement in cash provided by operating activities is due to improved operating results, lower restructuring expenses and no acquisition fees as compared to prior periods. The change in operating assets and liabilities required $1.8 million of cash during the nine months ended June 30, 2011 compared to the $0.6 million of cash provided in the nine months ended June 30, 2010. The changes in operating assets and liabilities included:

•

Accounts receivable decreased, providing $1.5 million of cash during the nine months ended June 30, 2011. The decrease is primarily due to an improvement in days sales outstanding driven by strong collection efforts.

•	Inventory increases required $6.8 million of cash during the nine months ended June 30, 2011 primarily due to increased resin costs and our investment in inventory.

•

Prepaid and other current assets decreased, providing $1.4 million of cash during the nine months ended June 30, 2011 primarily due to amortization and a lower level of other receivables ($0.3 million) for molds.

•

Accounts payable and accrued expenses increased, providing $2.2 million of cash during the nine months ended June 30, 2011, primarily due to an increase in accrued interest and bank fees of $2.6 million.

Net cash used in investing activities was $6.9 million during the nine months ended June 30, 2011, resulting from specific cash purchases of property, plant and equipment.

Net cash provided by financing activities was $5.9 million during the nine months ended June 30, 2011, relating to the completion of the refinancing in connection with the issuance of the Original Notes. As part of the Refinancing, we paid $9.6 million in bank and other related loan fees. In addition, the funding was used for equity distributions of $30.9 million. During the nine months ended June 30, 2011, we received an investment from our sole member of $0.95 million.

2010 Successor Period (February 17, 2010 to September 30, 2010)

The Company’s cash flows from operating, investing, and financing activities, for the Successor period from February 17, 2010 to September 30, 2010, the 2010 Predecessor Period, and the year ended September 30, 2009 are summarized in the following table:

	Successor	Predecessor	Predecessor
	Period From February 17 to September 30, 2010	Period From October 1, 2009 to February 16, 2010	Year Ended September 30, 2009
Net cash (used) in provided by:
Operating activities	$(3,261)	$(84)	$20,514
Investing activities	(172,453)	(2,379)	(5,235)
Financing activities	176,981	4,126	(15,837)
Effect of exchange rates	11	(54)	362

	$1,278	$1,609	$(196)

Cash used in operating activities for the 2010 Successor Period was $3.3 million. The change in operating assets and liabilities provided $7.0 million of cash during the 2010 Successor period. The changes in operating assets and liabilities during the 2010 Successor period included:

•	Accounts receivable increases from increased sales used $2.0 million of cash.

•	Inventory decreases provided $7.0 million of cash

•	Prepaid and other current assets increased, using $0.5 million of cash.

•	Accounts payable and accrued expenses increased, providing $2.6 million of cash.

Net cash used in investing activities was $172.5 million. The acquisition, net of cash, used $166.4 million of cash. Cash used for capital expenditures was $6.0 million for the 2010 Successor period.

Net cash provided by financing activities was $177.0 million. During the 2010 Successor period we received a cash investment of $75.0 million from our membership interest holder. We received $95.0 million from the issuance of debt obligations and $12.2 million in net proceeds from our revolving line of credit.

2010 Predecessor Period (October 1, 2009 to February 16, 2010)

Cash used in operating activities for the 2010 Predecessor period was $0.1 million. The change in operating assets and liabilities used $3.1 million of cash during the 2010 Predecessor period. The changes in operating assets and liabilities during the 2010 Predecessor period included:

•	Accounts receivable decreases provided $0.9 million of cash due to collection activities.

•	Inventory increases used $1.0 million of cash.

•	Prepaid and other current assets decreased, providing $0.7 million of cash.

•	Accounts payable and accrued expenses decreased, using $3.9 million of cash.

Cash used for capital expenditures was $2.4 million for the 2010 Predecessor period.

Net cash provided by financing activities was $4.1 million. During the 2010 Predecessor period we received $4.6 million in net proceeds from our revolving line of credit and we made a $0.5 million payment on term loans.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements as defined in Regulation S-K, Item 303(a)(4)(ii).

Contractual Obligations

The following table reflects our contractual commitments associated with our debt and other obligations as of June 30, 2011

	Total	Payments due:
		Less than one year	One to three years	Three to five years	More than five years
Operating lease obligations	$17,492	$3,551	$5,718	$5,270	$2,953
Long-term debt (1)	153,415	166	249	153,000	—
Interest on indebtedness (1)	86,774	17,390	34,743	34,641	—
Management agreement (2)	14,625	2,250	4,500	4,500	3,375
Consulting agreement (3)	5,630	1,000	2,000	2,000	630
Purchase obligations (4)	7,856	7,856	—	—	—

	$285,792	$32,213	$47,210	$199,411	$6,958

(1)	Consists of our obligations of principal and interest payments under the Notes and the ABL Facility as of June 30, 2011.
(2)	Consists of our obligations under our management agreement. See “Certain Relationships and Related Transactions—Management Agreement.”
(3)	Consists of our obligations under our consulting agreement. See “Certain Relationships and Related Transactions—Consulting Agreement.”
(4)	Consists of open purchase orders as of June 30, 2011.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in connection with changes in foreign exchange rates and interest rates, primarily in connection with interest on our outstanding balances under the Notes and on our ABL Facility.

Foreign Exchange Risk

We are exposed to fluctuations in foreign currency cash flows related to our Canadian operations, intercompany product shipments and intercompany loans. Additionally, we are exposed to volatility in the translation of foreign currency earnings to U.S. dollars. Primary exposures include the U.S. dollar versus functional currencies of our major markets, which include the Canadian dollar. We assess foreign currency risk based on transactional cash flows, identify naturally offsetting positions and purchase hedging instruments to protect anticipated exposures. We do not consider the potential loss arising from a hypothetical 10% adverse change in quoted foreign currency exchange rates, as of June 30, 2011, to be material.

Interest Rate Risk

We are exposed to interest rate volatility with regard to the current existing issuances of variable rate debt. Primary exposure includes movements in the U.S. prime rate and LIBOR. We manage interest rate risk by incurring a mix of indebtedness bearing interest at both floating and fixed rates at inception and maintain an ongoing balance between floating and fixed rates on this mix of indebtedness through the use of interest rate swaps when necessary. At June 30, 2011, approximately 2.0%, or $3.0 million of our debt was floating rate debt and the weighted average interest rate for all debt was 11.3%. For the nine months ended June 30, 2011, a 100 basis points change in interest rate (assuming $30.0 million was outstanding under the ABL Facility) would have impacted us by $0.3 million.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of significant accounting policies, some of which require management to make estimates and assumptions. We review these estimates and assumptions periodically to assess their reasonableness. If necessary, these estimates and assumptions may be changed and updated. We believe the following are the more critical judgmental areas in the application of our accounting policies that affect our financial condition and results of operations.

Basis of Presentation

The Acquisition is being accounted for in accordance with United States accounting guidance for business combinations and, accordingly, the assets acquired and liabilities assumed, excluding deferred income taxes, were recorded at fair value as of February 17, 2010.

Although the Company continued as the same legal entity after the Acquisition, the appliance of push down accounting represents the termination of the old reporting entity and the creation of a new one. In addition, the basis of presentation is not consistent between the successor and predecessor entities and the financial statements are not presented on a comparable basis. As a result, the accompanying consolidated statements of operations, cash flows, and stockholders’ equity are presented for two periods: Predecessor and Successor, which related to the period preceding the Acquisition (prior to February 17, 2010), and the period succeeding the Acquisition, respectively.

Accounts Receivable

Accounts receivable are stated at the amount we expect to collect from outstanding balances. Accounts receivable are recorded at the invoiced amount and do not bear interest. We grant trade credit to our customers, which primarily are manufacturers of personal care products, food, household chemicals, lawn and garden products, and industrial chemical products, and to bottle distributors that sell to such manufacturers. We perform periodic credit evaluations of our customers and generally do not require collateral. We maintain allowances for doubtful accounts for estimated losses resulting from customers’ potential failure to make payments. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in its existing accounts receivable. Such estimate is based on historical experience and known specific factors associated with such customers.

Goodwill and Other Intangible Assets

We account for goodwill and other intangible assets in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 350, Goodwill and Other Intangible Assets. ASC 350 requires that goodwill and indefinite life intangible assets be reviewed at least annually (or more frequently under certain conditions) for impairment. Intangible assets that do not have indefinite lives are amortized over their useful lives and reviewed for impairment in accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, subsections of Subtopic ASC 360-10, Property, Plant, and Equipment, or when events or circumstances indicate that the carrying amount may not be recoverable. There were no events or circumstances that have occurred that would suggest an impairment has occurred with these assets.

Impairment of Long-Lived Assets

We record impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and when those assets are expected to generate undiscounted cash flows that would be less than their carrying amounts. No indicators of impairment existed as of June 30, 2011, September 30, 2010 and 2009.

Income Taxes

We are a limited liability company. For income tax purposes, we are considered a pass-through tax entity. Accordingly, we are generally not subject to federal or state income taxes, except for certain states in which it conducts business, and no provision for income taxes has been made in these consolidated financial statements other than for certain subsidiaries which are Subchapter C Corporations.

For those subsidiaries, which are Subchapter C Corporations, we account for income taxes in accordance with the asset and liability based approach. Under that approach, deferred income tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when such differences are expected to reverse. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to their estimated realizable value.

We have adopted FASB ASC 740, Income Taxes, which creates a single model to address accounting for uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Foreign Operations

Our functional currency is the U.S. dollar, except for Pretium Canada, whose functional currency is the Canadian dollar. Results of operations and cash flows are generally translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are reported as a component of members’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions and balances denominated in a currency other than the functional currency are generally included in the results of operations as incurred.

Fair Value of Financial Instruments and Other Intangibles

The carrying amounts reported in our consolidated balance sheet for debt as of June 30, 2011, September 30, 2010 and 2009 approximate the fair value of the debt based on the borrowing rates available at those balance sheet dates to us for loans with similar terms and maturities. The carrying amounts of cash, receivables, payables, and other current assets and liabilities approximate fair value because of the short term maturity of those instruments.

We measure fair value in accordance with accounting guidance that requires an entity to base fair value on an exit price and maximize the use of observable inputs and minimize the use of unobservable inputs when determining an exit price. Fair value is the price to sell an asset or transfer a liability between market participants as of the measurement date. Fair value measurements assume the asset or liability is exchanged in an orderly manner; the exchange is in the principal market for that asset or liability (or in the most advantageous market when no principal market exists); and the market participants are independent, knowledgeable, able and willing to transact an exchange.

Considerable judgment is required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

We evaluate our intangible and long-lived assets for impairment or recoverability and, if necessary, measure their fair value. Such fair value is determined in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, using unobservable inputs or an income approach, which represent Level 3 inputs under FASB ASC 820.

Revenue Recognition

Revenue is recognized from product sales when there is persuasive evidence of an arrangement, the price is fixed or determinable, the goods are shipped and the title and risk of loss pass to the customer, and collectability is reasonably assured. We record shipping and handling costs charged to customers in net sales, with the related expense recorded in cost of sales. The Company passes resin cost adjustments to customers in the form of price adjustments on future quantities sold, typically subject to a one to four month timing delay, and there are no unbilled amounts reflected in the financial statements.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amended ASC 605, “Revenue Recognition.” This guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how to allocate the consideration to each unit of accounting. In an arrangement with multiple deliverables, the delivered item(s) shall be considered a separate unit of accounting if the delivered items have value to the customer on a stand-alone basis. Items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis and if the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor. We do not expect that adoption of this guidance will have a significant impact on the determination or reporting of our financial results.

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Improving Disclosures about Fair Value Measurements,” which amends ASC 820, “Fair Value Measurements and Disclosures.” This amendment requires new disclosures, including the reasons for and amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and separate presentation of purchases, sales, issuances and settlements in the reconciliation of activity for Level 3 fair value measurements. It also clarified guidance related to determining the appropriate classes of assets and liabilities and the information to be provided for valuation techniques used to measure fair value. This guidance with respect to significant transfers in and out of Levels 1 and 2 was effective for us in our interim and annual reporting periods beginning after December 15, 2009. Adoption of this portion of the guidance did not have a significant impact on the determination or reporting of our financial results. This guidance with respect to Level 3 fair value measurements is effective for us in our interim and annual reporting periods beginning after December 15, 2010. We do not expect that adoption of this guidance will have a significant impact on the determination or reporting of our financial results.

In December 2010, the FASB issued Accounting Standards Update 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.” The amendments in this update clarify the acquisition date that should be used for reporting the pro forma financial information disclosures in Topic 805 when comparative financial statements are presented. The amendments also improve the usefulness of the pro forma revenue and earnings disclosures by requiring a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination(s). The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We do not expect that adoption of this guidance will have a significant impact on the determination or reporting of our financial results.

THE EXCHANGE OFFER

General

On March 31, 2011, we issued and sold the Original Notes to Jefferies & Company, Inc., the initial purchaser thereof, without registration under the Securities Act pursuant to the exception set forth in Section 4(2) of the Securities Act. The initial purchaser of the Original Notes subsequently sold the Original Notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of Original Notes, the holders of the Original Notes became entitled to the benefits of the Registration Rights Agreement.

Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer and use our best efforts to file a registration statement within 180 days after March 31, 2011, the issuance date of the Original Notes (the “Closing Date”), have the registration statement declared effective on or prior to the day after the 240th day after the Closing Date, and complete the exchange offer within 30 business days after the date on which such registration statement is declared effective. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us. References to the “Notes” in the prospectus refer to the New Notes and Original Notes, collectively.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer. Original Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, without compliance with the registration and prospectus delivery provisions of the Securities Act. Our affiliates, as that term is defined under Rule 405 of the Securities Act, may not participate in the exchange offer. This is true as long as the New Notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution” for additional information.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of the acceptance of those Original Notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering the New Notes to those holders pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “—Conditions” without waiver by us, certificates or any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly after the expiration date.

Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See “—Fees and Expenses.”

Holders of Original Notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Shelf Registration Statement

If (i) because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer; (ii) the exchange offer has not been completed within 300 days following the Closing Date; (iii) any holder of Private Exchange Notes (as defined in the Registration Rights Agreement) so requests; or (iv) in the case of (A) any holder that is not eligible to participate in the exchange offer, (B) any holder that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange, or (C) any broker-dealer that holds Notes, in each case such holder notifies us within 21 business days following the consummation of the exchange offer, then we will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the Original Notes and the New Notes under the Securities Act as promptly as practicable. We agree to use our best efforts (a) to cause the shelf registration statement to become or be declared effective no later than 240 days after the Closing Date and (b) use our best efforts to keep the shelf registration statement effective until the second anniversary of the Closing Date or such shorter period ending when (i) all Transfer Restricted Securities (as defined in the Registration Rights Agreement) covered by the shelf registration statement have been sold pursuant thereto, (ii) a subsequent shelf registration statement covering all of the Transfer Restricted Securities covered by and not sold under the initial shelf registration statement has been declared effective, or (iii) there cease to be any outstanding Transfer Restricted Securities.

We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Original Notes and the New Notes has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. We agree to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. We agree to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells Original Notes and/or New Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations).

Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Original Notes and the New Notes, we may suspend use of the prospectus included in any shelf registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period if our board of directors determines that there is a valid business purpose for suspension of the shelf registration statement.

Special Interest

If we fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest (“Special Interest”) shall become payable in respect of the Original Notes and/or New Notes as follows (each event referred to in the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

1. if (i) the exchange offer registration statement required to be filed with the SEC is not completed on or prior to the 180th day following the Closing Date or (ii) a shelf registration statement is required to be filed with the SEC but is not completed on or prior to the 180th day following the Closing Date, then commencing on the day after such required filing date, Special Interest will accrue on the principal amount of the Original Notes and/or New Notes at a rate of $0.25 per week per $1,000 principal amount of such Notes for the first 90 days of the registration default period, increasing by an additional $0.25 per week per $1,000 principal amount of such Notes at the beginning of each subsequent 90-day period (See “—Shelf Registration Statement” above for additional information);

2. if neither the exchange offer registration statement nor the shelf registration is declared effective on or prior to the 240th day following the Closing Date, then commencing on the day after such required effectiveness date, Special Interest will accrue on the principal amount of the Original Notes and/or New Notes at a rate of $0.25 per week per $1,000 principal amount of such Notes for the first 90 days of the effectiveness default period, increasing by an additional $0.25 per week at the beginning of each subsequent 90-day period; or

3. if (A) we have not exchanged the New Notes for all Original Notes validly tendered prior to the date that is 30 business days after the date on which the exchange offer registration statement is declared effective, (B) the exchange offer registration statement ceases to be effective, (C) the shelf registration statement ceases to be effective prior to the second anniversary of its effective date (other than such time as all Notes have been disposed of thereunder) and is not declared effective again within 30 days, or (D) pending the announcement of a material corporate transaction, we issue a written notice that a shelf registration statement or exchange offer registration statement is unusable, then Special Interest will accrue on the principal amount of the Original Notes and/or New Notes at a rate of $0.25 per week per $1,000 principal amount of such Notes commencing on (w) in the case of clause (A), the 31st business day after the required effectiveness date, (x) in the case of clause (B) above, the date the exchange offer registration statement ceases to be effective without being declared effective again within 30 days, (y) in the case of clause (C) above, the day shelf registration statement ceases to be effective, or (z) in the case of clause (D) above, the day the exchange offer registration statement or the shelf registration statement ceases to be usable, such Special Interest increasing by an additional $0.25 per week per $1,000 principal amount of such Notes at the beginning of each subsequent 90-day period.

provided, however, that the Special Interest rate on the Original Notes and the New Notes may not accrue under more than one of the foregoing clauses (1)—(3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed $1.00 per week per $1,000 principal amount of the Notes; provided, further, however, that (a) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (2) above) or (c) upon the exchange of the New Notes for all Original Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3)(B) above), or upon the effectiveness of a shelf registration which had ceased to remain effective in the case of clause 3(C) above, Special Interest on the Original Notes and the New Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

No Special Interest shall accrue with respect to Original Notes and the New Notes that are not Transfer Restricted Securities.

Any amounts of Special Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the Notes.

Expiration Date; Extensions; Amendment

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2011, which is 21 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

(a)	to delay accepting any Original Notes (which we will only do to allow for regulatory approval, and not for general legal compliance absent an extension of the exchange offer and any such delay will be in compliance with Rule 14e-1(c)), to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

(b)	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Original Notes.

We will notify you promptly of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment and extend the exchange offer if it otherwise would expire during the extension period so that at least 5 business days remain in the offer following notice of the material change. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documentation.

To be validly tendered, the documents must reach the exchange agent by or before 5:00 p.m. New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to affect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to us.

Only a holder of Original Notes may tender Original Notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes, other than those that are dependent upon receipt of necessary governmental approval, must be cured within such time as we shall determine prior to the expiration of the exchange offer. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to:

(a)	purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

(b)	the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering Original Notes pursuant to the exchange offer, each holder will represent to us that, among other things,

(a)	the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(b)	the holder is not engaged in and does not intend to engage in a distribution of New Notes;

(c)	the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(d)	the holder is not our “affiliate”, as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent possible.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at DTC for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account with respect to the Original Notes in accordance with DTC’s procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent’s account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Original Notes and

(a)	whose Original Notes are not immediately available or

(b)	who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

(1) the tender is made through an eligible institution;

(2) on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificates(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Tenders of Original Notes may be withdrawn at any time by or prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

(b) identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Rejection of tender of Original Notes will not occur after expiration of the exchange offer or withdrawal. Properly withdrawn Original Notes may be retenderd by following one of the procedures described above under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

If we determine in our reasonable discretion that the foregoing condition exists, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•

extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Pursuant to the Registration Rights Agreement, we are required to file with the SEC a shelf registration statement with respect to the Original Notes and New Notes within 180 days after the Closing Date which must be declared effective no later than 240 days after being so required or requested, as per Section 3(a) of the Registration Rights Agreement, if:

(1)	because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer;

(2)	the exchange offer has not been completed within 300 days following the Closing Date;

(3)	any holder of Private Exchange Notes so requests; and

(4)	in the case of (A) any holder that is not eligible to participate in the exchange offer, (B) any holder that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange or (C) any broker-dealer that holds Notes such holder notifies us within 21 business days following the consummation of the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York Mellon Trust Company, N.A., addressed as follows:

By Registered or Certified Mail; Hand or Overnight Delivery:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay St., Floor 7E

New York, NY 10286

By Facsimile Transmission

(Eligible Institutions Only)

(212) 298-1915

Attn: [—]

For Information or to Confirm by Telephone Call

[—]

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York Mellon Trust Company, N.A., as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a)	to us, upon redemption of the Original Notes or otherwise;

(b)	so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c)	in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon and opinion of counsel reasonably acceptable to us;

(d)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e)	under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Federal Income Tax Consequences

We believe that the exchange of the Original Notes for New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Material U.S. Federal Income Tax Consequences.”

Other

Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Our Company

Founded in 1992 and based in Chesterfield, Missouri, we are one of the nation’s largest manufacturers of customized, high performance rigid plastic bottles and containers primarily made from polyethylene terephthalate (“PET”) and high density polyethylene (“HDPE”) resins. We market our products largely into the food, personal care, household products, healthcare and pharmaceutical end markets. We sell our products to a diversified customer base of over 750 accounts, ranging from Fortune 500 companies to smaller privately-owned businesses with a focus on customers with small-to-medium annual volume requirements. We currently operate 11 manufacturing facilities, nine in the United States and two in Canada, generating approximately 84% of net sales domestically and 16% from Canada in FY 2010. On February 16, 2010, Pretium and Novapak were combined and today operate under the name “Pretium Packaging.” We believe this combination will enable us to take advantage of numerous cost synergies and increased revenue generation opportunities.

Our Competitive Strengths

Favorable Industry Dynamics: According to Freedonia, the plastic packaging market has experienced steady historical growth in total pounds sold and is projected to experience continued, stable annual growth. Additionally, we believe that we are well positioned to capitalize on additional favorable dynamics in the plastic packaging market, which include: (i) the continuing trend towards differentiated and customized packaging solutions; (ii) the growth in private label packaging; (iii) SKU proliferation by national brands to meet more targeted demographics; and (iv) bottle and jar conversion from glass, metal and paper to plastic.

Recession Resistant End Markets: The food, pharmaceuticals, personal care and household products end markets, which comprised over 80% of our net sales in FY 2010, have each performed well in recent years. In addition, we have a focus and strength in the private label consumer food and products category (representing approximately 40% of our FY 2010 net sales). This category is expected to experience stable projected annual growth according to industry sources. We believe that we are well positioned to capitalize on growth in these end markets going forward.

100% Resin Pass Through: We pass through 100% of changes in resin costs to all of our customers in the form of price increases billed on future quantities sold. We pass through these changes primarily on a monthly or quarterly basis. Our ability to pass through changes in resin costs has allowed material margins (i.e., net sales minus material costs) to remain relatively stable during a period of changing resin prices.

Extensive Product Offering: We believe we are one of the only rigid plastic packaging manufacturers in North America focused on customers with small-to-medium annual volume requirements along with offering sophisticated and flexible one-stop solutions nationwide. In addition to our custom and stock molding business, we own an extensive library of proprietary molds and produce more than 1.2 billion units annually. Our suite of offerings includes all major resins, all major blow molding manufacturing processes, advanced engineering capabilities, product conceptualization and design services, value-added decorating capabilities, flexible manufacturing platforms and customized packout configurations. In addition, we believe we are a market leader for large containers with very wide openings over 100 millimeters. As a result, we believe we service small-to-medium annual volume customers more effectively than most of our local and national competitors.

Stable, Long Term Customer Relationships: We maintain a diversified customer base of over 750 accounts, with the largest customer representing approximately 5% of FY 2010 net sales. We enjoy longstanding relationships with our top customers, many of whom are under long-term supply agreements. Our top customer relationships average over 18 years in length. We typically serve as the sole or majority supplier of certain SKUs to our customers. We believe that we face limited risk of significant customer attrition as we maintain longstanding and, in many cases, contractual customer relationships in an industry where switching costs are high.

Defensible Market Position: We believe that our business model is highly differentiated, providing us with a defensible market position. We believe that we have built a leading niche market position within the industry for small-to-medium volume customers and believe that we generate strong customer loyalty by providing customization, sophisticated design, decorating capabilities and consistent quality supported by rapid speed-to-market.

We believe that the primary factors supporting our market position include:

•

Scale / critical mass: In order to compete in a cost effective manner, we have developed a manufacturing infrastructure with nationwide facility coverage, advanced engineering and design capabilities. We believe we are able to leverage this infrastructure to achieve volume purchasing advantages and offer a greater variety of products and services than most of our competitors.

•

Significant upfront capital investments: We have made substantial investments to develop our infrastructure. As such, we benefit from having multi-plant operations, flexible and specialized manufacturing equipment along with custom and proprietary molds and tooling. We have an extensive library of over 100 preforms, which allows us to provide a broad range of custom bottle designs and bring them to market quickly and cost effectively to meet the needs of our customers for product differentiation and speed to market.

•

High switching costs: Customers are typically disinclined to change suppliers due to the high costs associated with switching. Costs of switching to a new supplier typically include, but are not limited to, initial setup, quality assurance and logistics.

•

Longstanding, contractual customer relationships: We have developed longstanding relationships with many of our customers, a majority of which operate under three to five year contracts, with renewal options as well as volume, exclusivity and other protections.

•

Technical expertise: We believe that the technical expertise associated with our long operating history provides us with a meaningful sustainable competitive advantage as compared to smaller competitors with limited manufacturing expertise.

•

Freight constraints: Participants in our industry tend to base manufacturing operations within a 300 mile radius of key customer sites to limit customers’ freight expenses. Our footprint of 11 facilities across the United States and Canada allows us to serve a variety of customers across many key end markets and enhances our ability to win new business.

Strong Cash Flow Generation: We have a demonstrated track record of strong and stable cash flow generation. We believe that favorable projected industry and market trends, combined with the significant cost savings and profit improvement efforts expected from the Novapak Acquisition will enhance our ability to drive profitable growth with low capital requirements.

Experienced Management Team: Our experienced management team, led by George Abd, who became Chief Executive Officer in January 2008, has significant experience in the plastics and packaging industry. The members of management have an average tenure of over 25 years in the industry. In addition, the management team maintains a meaningful equity stake in us.

Business Strategy

We intend to enhance our position as a leading manufacturer of customized, high-performance rigid plastic packaging products by leveraging our core manufacturing competencies, expanding our relationships with existing customers, actively targeting new accounts, rationalizing our cost structure, and selectively pursuing highly synergistic acquisition opportunities.

Continue to Increase Free Cash Flow Generation by Leveraging our Core Manufacturing Competencies: We intend to continue to focus on reducing our costs and expenditures in order to maintain and increase free cash flow generation. Our principal strategies to achieve this goal are: (i) leveraging our scale; (ii) efficiently reinvesting capital into our manufacturing operations; (iii) streamlining operations through further reduction in production costs and overhead; (iv) monitoring supplier and customer relationships to ensure continued pass through of our principal material costs; and (v) continuing to drive improvements in working capital.

Capitalize on Continued Industry Conversion to Plastic Containers: Driven by consumer preference, technological advances and improved functionality, many of our end markets have experienced and are expected to continue to experience the conversion of packaged products from traditional metal, glass and paper containers to plastic packaging. We plan to pursue growth opportunities associated with the continued conversion to HDPE and PET packaging in many of our end markets. We believe that we are well positioned to effectively compete for additional conversion opportunities given our differentiated product design capabilities, our ability to customize products for our customers, and our expansive geographic footprint.

Increase Sales to Our Existing Customers and Pursue New Customers: We believe significant opportunities exist to increase our market share with many of our existing customers as we continue to expand our product portfolio and product applications. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendors. We also intend to pursue new customer relationships in order to drive organic growth. We are focused on strategically positioning ourselves to win new business by leveraging our experienced new business development and sales engineering team, our geographically extensive reach, our ability to offer a wide range of products suitable for many end markets and applications, and our proven ability to design new and innovative products.

Enhance Profitability Through Productivity Improvements and Cost Reductions: We believe our operational expertise will allow us to derive future cost saving opportunities. Specifically, we believe we can reduce our operating costs in the near term through three primary strategies: (i) further optimizing manufacturing capabilities to drive additional efficiencies through greater labor productivity; (ii) increase capacity utilization at current facilities; and (iii) further reducing overhead expenses to better leverage fixed cost infrastructure.

Selectively Pursue Strategic Acquisitions: In addition to the growth in earnings and cash flow we expect to generate from organic volume growth and continued operational efficiency initiatives, we believe that we are well positioned to further consolidate the highly fragmented, small-to-medium annual volume plastic containers segment. We believe that we have demonstrated ability to successfully integrate acquisitions and have expertise in synergy realization. We intend to apply a selective and disciplined acquisition strategy that focuses on pursuing acquisition opportunities that will: (i) broaden our customer base and strengthen our end-market penetration; (ii) provide us with manufacturing and corporate overhead cost synergies; (iii) enable us to leverage our existing purchasing platform; (iv) expanding our geographic reach; and (v) enhance our manufacturing and product design capabilities.

Industry Overview

According to Pira International, the overall global container and packaging market in 2009 was approximately $634 billion in size. We compete in the rigid plastic container segment of the market, which represents approximately $133 billion in sales worldwide, or 21% of the overall container and packaging market. We operate in a sub segment of the rigid plastic container market that serves customers with small-to-medium annual volume requirements. Further, we target specific end markets (such as food, personal care, household products, healthcare and pharmaceutical end markets) that we believe are stable and recession resistant and we have grown our product design and manufacturing capabilities to meet the needs of those markets. We expect plastic container market growth to exceed overall industry growth as end users continue to convert their packaging applications from metal, glass and paper to plastic.

A key trend in the packaging industry in general, and the plastic packaging segment in particular, is the migration towards light weighting. To minimize raw material shipping costs, packaging manufacturers and their customers are focused on using the lightest containers possible for a given volume of packaged product. As resin content per unit continues to decline, average selling price per unit is likely to decline as well. However, we believe that this trend will not negatively impact our material margin.

Plastic Containers Market Overview

According to Pira International and Freedonia, the U.S. plastic packaging market sold approximately 10.9 billion pounds of products in 2009 and demand for plastic packaging is projected to increase over 2% annually through 2014. We believe the plastic packaging industry is growing faster than competing packaging alternatives due to consumer trends driving the increased use of plastic packaging. We believe that the advantages of plastic, including light weight, moisture resistance, barrier properties, clarity and puncture resistance, will enable plastic to outpace other packaging alternatives in nearly all competitive markets. We believe plastic containers are taking market share from metal, glass and paper alternatives. Within the plastic packaging market, substitution between materials produced by different technologies is very active as packaging company customers switch between products on the basis of performance requirements, marketing needs, and cost.

The plastic packaging market includes containers for beverages, food, household products, cosmetics, toiletries and pharmaceuticals, among others. End market demand for plastic bottles and containers includes the following: (i) beverage bottles and jars (including bottled water, sports drinks, soft drinks and teas); (ii) other bottles and jars (including food, household products, toiletries, cosmetics and pharmaceuticals); and (iii) other plastic containers (including pails, tubs, cups, bowls). PET is the most commonly used resin in food and beverage applications, while HDPE is primarily used in household products, beverages and pharmaceuticals.

We believe the primary growth drivers of the plastic containers market include:

•

Continued conversion from glass, metal and paper to plastic: The packaging industry’s continued shift from glass, metal and paper to plastic packaging is due to both customer and end consumer preferences for plastic over other materials: (i) consumers prefer packaging with a low instances of breakage; (ii) customers desire more durable packaging with higher tensile strength than glass or paper; and (iii) lower production and freight costs associated with plastic packaging (plastic bottles use less energy than glass, resulting in lower overall production costs, and lower weight also reduces shipping costs).

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Segmentation of consumer products: Consumer product companies are increasingly targeting smaller specialty niches, such as ethnic foods, niche cosmetics or specialized drugs and nutrition supplements. The fragmentation of these end markets into smaller volume SKUs provides growing opportunities for us, due to our focus on customers with small-to-medium annual volume requirements.

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Differentiated packaging: Competition from private label products has heightened branded companies’ demand for unique packaging that differentiates their products. Additionally, the increased acceptance of private label products continues to drive design innovation in private label packaging. As a result, companies are increasingly relying on single vendors who offer sophisticated and flexible one-stop solutions. We believe that companies such as ours, with the ability to take an idea from concept generation to full production, with advanced engineering capabilities, product conceptualization and design services and value-added decorating services, will continue to take market share from competitors lacking these full-service capabilities.

End Market Overview

Blow molded plastic packaging is used in a wide variety of end markets, with the four major end markets being food and beverage, personal care products, household products and healthcare and pharmaceuticals. The food and beverage sector continues to be the largest plastic packaging end market. These end markets have been resilient to economic cycles, and we expect these end markets to continue to grow at attractive rates.

Overall industry growth has also benefited from several factors over the past ten years including: (i) advancements in plastics technology that allow for the manufacture of increasingly durable containers that require less resin per unit, resulting in decreased overall unit cost; (ii) continued product conversions from dry powders to ready-for-use/consumption products (such as drink mixes, laundry detergents, food sauces, and individual serving packages); and (iii) decorating and design advancements (such as in-mold labeling). We believe that our markets will grow in line with Freedonia’s and Pira International’s estimated end market growth rates, which include projected five-year annual growth rates between 2009 and 2014 ranging from 3% to 7%.

Product Overview

We design, manufacture and sell a broad range of customized, high performance bottles and containers, representing over 1.2 billion units per year utilizing over 110 million pounds of resin across over 2,600 different SKUs in FY 2010. The majority of our products are manufactured for a specific customer on an exclusive basis. We use proprietary stock and custom molds and we own a majority of our tooling and molds. To supplement our core blow molding operations and to provide greater value to our customers, we offer an array of services and flexible manufacturing options designed to provide packaging solutions that we believe differentiate our customers’ products from their competition. In addition to manufacturing plastic bottles and containers, we offer our customers design and engineering services, decoration technologies (including in-mold labeling, pad printing, heat transfer and silk screen), product conceptualization (including CAD drawings, three dimensional designs, models and prototypes) and custom packaging configurations. This wide breadth of capabilities allows us to fulfill the needs of customers with small-to-medium annual volume requirements for differentiated products or supply services.

We focus on PET and HDPE products, but have capabilities in all major resin types. In 2010 we utilized over 110 million pounds of resin to manufacture our products with over 59% of that resin volume comprised of PET, a further 34% HDPE and the remaining 7% consisting of a variety of other resin types. We use all major blow molding technologies in the manufacturing of plastic bottles and containers, including one and two-step stretch blow molding, extrusion blow-molding, injection stretch blow molding, and injection blow molding. We also utilize injection molding, primarily for the manufacture of preforms, which are then used to manufacture bottles in the two-step stretch blow molding process.

PET

Our PET bottles and containers are used primarily for food and personal care products. PET products are generally characterized by a glass-like, high-gloss transparent appearance, making it the resin of choice to replace glass in a variety of packaging applications. Our custom PET products include salad dressing containers, peanut-butter jars, pickle jars, large wide-mouth containers for snack food (pretzels, nuts and candy), bottles for juices, sauces and jellies, liquor bottles and shampoo and hand soap containers. We believe our strong engineering, design and manufacturing capabilities create a competitive advantage for containers with very wide openings over 100 millimeters which require technical expertise and specific equipment to manufacture.

We also offer stock bottles to serve customers requiring lower purchase volumes, more standard designs and rapid delivery. We offer an “on-the-floor” stock bottle program that includes over 100 standard bottle types that are held in inventory and are available for immediate delivery.

We also operate injection molding assets primarily for the purpose of producing PET preforms for use in our two-step SBM process. Preforms are an injection molded part which appear very similar to a test tube, in various sizes. These preforms are used as the raw material in the second step of the two-step process and are subsequently blown into bottles on other production lines. We manufacture preforms at two sites and ships those preforms to other facilities (because of their compact size, preforms can be shipped much more cost effectively than bottles) closer to the customers, for final production into bottles. Our extensive library of over 100 preform types allows us to offer our customers a wide range of options for new bottle design and enables a very speedy time to market leveraging this established asset base. The Novapak Acquisition provided us with access to Novapak’s extensive library of preforms in different sizes which enable us to offer a much wider product offering of two-step PET bottles that can be designed and brought to market very quickly. This broad library creates additional sales opportunities for us.

HDPE

HDPE is used primarily to make containers and bottles for personal care, healthcare, beverage, household and industrial products. HPDE containers are designed to provide barrier properties for transportation, storage or handling of aggressive chemicals and personal care products. Our HDPE products are characterized by design flexibility and opaque or translucent aesthetics. Representative products include shampoo bottles, lotion bottles, household cleaner containers, medical device components and office equipment (ink cartridges). In addition, we manufacture highly specialized barrier enhanced HDPE products, which are used for the safe transportation, storage, and handling of aggressive chemicals, as well as prolonging the product shelf life. We believe we are one of the only companies with an in-line process for this barrier application. These enhanced properties allow for the packaging of more aggressive chemical products for agricultural chemicals, diagnostic chemicals and other products which require this higher level of packaging performance. Furthermore, many of our HDPE products require a high degree of design collaboration with customers as well as extensive testing, qualification and certification, making switching suppliers costly and time-consuming.

Other Resins

To meet a wider variety of customer specifications, we also manufacture products using a variety of other resins. Our capabilities with these additional resins enable us to provide a broader offering to customers.

Research, Product Development & Design

Our design and manufacturing professionals collaborate throughout the process, from concept generation through production start-up. We partner with customers to solve issues concerning cost effectiveness, consumer appeal, brand equity, packaging impact and manufacturing efficiency. We balance all the aesthetic, functionality, quality and cost requirements of our customers’ packaging to develop a commercially successful container product. In 2010, we created a PET design center in Hazleton, Pennsylvania staffed by design and engineering professionals to work on new bottle designs and innovative product design solutions with and for our customers.

Customers and End Markets

We have a diversified customer base of over 750 accounts. Customers include large multi-national companies such as Church & Dwight, GlaxoSmithKline, Pfizer and Procter & Gamble, private label programs such as Kirkland Signature™ for Costco, and a variety of smaller privately-owned companies across our end market coverage. Our top ten customers represented approximately 32% of our FY 2010 net sales, with no single customer accounting for more than 5%. The average length of our relationship with our top ten customers is over 18 years.

We primarily target customers that require rapid commercialization of small-to-medium annual volume customized bottles and containers. For FY 2010, our average order size was less than $8,000. The number of orders varies significantly by customer, but several of the largest customers typically receive multiple shipments per day. Distributors generally account for a small percentage of our annual sales, contributing approximately 7% of aggregate FY 2010 revenues. We have built a leading niche market position for small-to-medium annual volume requirements and generate strong customer loyalty by maintaining our competitive advantages of rapid speed-to-market, customization, sophisticated design, decorating capabilities and consistent performance and quality standards.

Key purchasing factors for our customer base include historical relationships, customized product offering, quality and performance characteristics, manufacturing flexibility, customer service, quick response times and cost. As such, we believe that we benefit from existing long-term customer relationships that are enhanced by the close collaboration between our company and our customers on technical and engineering issues. We typically serve as the sole or majority supplier of certain SKUs to our customers. We maintain long term supply agreements (representing approximately 55% of our FY 2010 revenues). These contracts typically include a customer commitment to purchase all or substantially all of a certain bottle or SKU from us. Other factors contributing to the stability of our customer relationships include risks to the customer of supply disruptions during transition and the risk of problems in recalibration of high-speed filling production lines and the generally low cost of our products as a percentage of the end product cost. In addition, our ownership of a majority of the molds used (which can take several months to design and are expensive to produce) enhances the stability our customer relationships.

Our diverse product range enables us to serve a wide variety of end markets, with the four major end markets being food and beverage, personal care products, household and industrial products and pharmaceuticals. The food and beverage sector (including cooking products, dry foods, condiments and sauces, pickles and peppers, syrups and other food products) continues to be the largest plastic packaging end market, and accounted for 33% of our revenues in FY 2010. For FY 2010, our revenues from other key sectors were as follows: 24% household and industrial products (including cleaners, detergents and automobile products), 15% personal care (including hair products, skin-care and soaps), 12% pharmaceutical (including medical device components, instruments and pill bottles), and 16% other end market product applications.

Sales and Marketing

We reach our customers through a sales, marketing and customer service team of 28 dedicated professionals and the limited use of distributors. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that we believe is valued by our customers. In addition, because we serve common customers across segments, we have the ability to efficiently utilize our sales and marketing resources to reduce costs.

As part of our integration plan in 2010, we consolidated most of our customer service function at our corporate headquarters in Chesterfield, Missouri. Previously, our customer service organization was fully decentralized, with employees serving in these roles at each of our manufacturing facilities. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel and customer service representatives to satisfy customers’ needs through the production of high-quality, value-added products and ontime deliveries.

Our marketing effort is aided by a dedicated Product Design and Development group, with professionals at several locations throughout North America and at our design center in Hazleton, Pennsylvania. These professionals provide product design and development, start up assistance and support as well as working very closely with customer design and product launch teams. We provide our customers with modeling, 3D rendering of bottles as well as the design of packaging alternatives for shipping bottles to minimize logistics costs and provide environmental benefits in source reduction and reduced energy consumption.

We believe that we have differentiated ourselves from many of our competitors by building a reputation for high-quality products, exemplary customer service, and product innovation. Our sales team monitors customer service in an effort to ensure that we remain the primary supplier for our key accounts. This strategy requires us to develop and maintain strong relationships with our customers, including end users as well as distributors and converters. We have a technical sales team with significant knowledge of our products and processes, particularly in specialized products. This knowledge enables our sales and marketing team to work closely with our research and development organization and our customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand our relationships with our existing customer base, develop relationships with new customers and increase sales of new and existing products.

We supplement our direct sales efforts through our website, which allows potential customers to order samples and browse real-time inventory in addition to many other functions. We maintain a broad set of samples available for quick response to customer inquiries.

Manufacturing and Distribution

We manufacture rigid plastic packaging containers utilizing all major manufacturing processes and resin types. Our manufacturing processes include EBM, one and two-step SBM, IBM and IM. EBM is a widely used and versatile blow molding process. It is used for bottles of all sizes and places fewer limitations on bottle proportions and shapes. One and two-step SBM, which primarily uses PET resin, produces clear, glass-like containers that have strength, surface gloss and stiffness. The two-step process uses separately injection molded preforms to manufacture PET bottles. IBM primarily is used to manufacture smaller bottles and containers that require extremely accurate weight control, excellent neck-finishing detail and superior finish or texture. IM is used to manufacture closures and to mold preforms for the two-step PET manufacturing applications.

In the injection process, resin pellets are melted to a liquid state and injected into a multi-cavity steel mold where the resin is allowed to solidify to take the final shape of the part. IBM involves the creation of a pre form that is then inserted into a blow station where high-pressure air is used to mold the preform into the bottle. Molten plastic is extruded into a long tube and then high-pressure air is used to form the bottle. In SBM, the units are molded and then they are reheated and placed in aluminum dies where high pressure air is used to form the bottle. The final cured parts are transferred to corrugated containers for shipment to customers or for post-molding secondary operations. Our decorating processes include silk screening, in-mold labeling, heat transfer labeling, pressure sensitive labeling, pad printing, and offset printing.

We monitor raw materials and continuously test finished-good shipments to ensure that both our inputs and outputs meet our quality specifications. Our quality control processes include extensive testing and quality checks throughout all stages of the production process. We monitor for quality assurance throughout the molding process, applying computerized statistical process control as well as manual sampling to optimize production efficiencies.

Our national manufacturing capabilities and broad distribution network allow us to provide a high level of service to our customers in nearly every major population center in United States and Canada. We have historically made, and intend to continue to make, significant capital investments in plant and equipment to improve productivity and maintain competitive advantages.

Our facilities are strategically located to best address the needs of the customers across our core end markets. This distribution footprint is augmented by the use of third party warehousing in some cases. Our products are typically delivered by third party common carrier. In substantially all cases our customer pays those carriers directly for the delivery of the product. In some cases Pretium will provide product on a delivered basis utilizing common carriers.

Suppliers

Our raw materials, which consist of various resins, colorants, and corrugate, accounted for approximately 53% of total cost of goods sold in FY 2010. Over the past several years there have been significant fluctuations in the price of resin. Various factors including changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced have contributed to these price fluctuations.

Resin is our largest raw material cost. We have historically purchased raw material from a large network of suppliers to ensure competitive pricing and access to product supply in all market conditions. As a result of the Acquisition, the volume of resin we purchase has increased significantly, which allows us to benefit from economies of scale in resin purchasing. We have realized further efficiencies in resin purchasing by rationalizing our supplier base and focusing our efforts on a select number of large global resin manufacturers. We currently deal with high-quality, dependable suppliers, including Chevron Phillips Chemical, Lyondell Basell and M&G Polymers. We believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue in the foreseeable future. The resin market is a global market and we will be able to purchase adequate quantities of plastic resins at market prices.

Competition

Our market is comprised primarily of three types of manufacturers:

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Long-run suppliers: Typically produce over 150 million units annually per customer application; characterized by low material margin products and less production flexibility serving mass markets (e.g., bottled water and soft drinks).

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Medium/short-run suppliers: Typically produce between 5 million and 25 million units annually per customer application; characterized by medium to high material margin products, greater production flexibility, and custom design capabilities serving specialty and some mass markets.

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Short-run suppliers: Typically produce less than 5 million units annually per customer application; characterized by high material margin products, high production flexibility, and high design and customization capabilities serving niche and specialty markets.

We do not compete in the long-run supplier segment of the market, but compete on a product by product basis in each region where we have operations in the other two segments of the market. Our competitors include both small regional players and large national operators. Our business continues to be primarily local in nature and dependent on specific capabilities at each plant. As such, we believe there is no one firm who competes with us on all products in all geographies. Furthermore, given the constraints associated with shipping costs, we believe that foreign competition has a relatively limited presence in our markets. In addition to product type and location, the nature of competition changes as overall product run size increases. For smaller applications of approximately five million or less in annual customer volume requirements, we generally compete with small producers who often operate out of a single facility and do not possess the advantages of scale that we are able to achieve. For medium run sizes up to approximately 25 million in annual customer volume requirements, we compete on a limited basis with larger packaging companies as well as the small regional players. We believe that we compare favorably to competitors who are both larger and smaller in our targeted niche of small-to-medium annual customer volume requirements. For example, large producers utilize equipment that is generally considered uneconomical in the production of medium and short-run items, while small single plant operators lack the technical capabilities, resin purchasing power and breadth of offerings we possess.

Employees

As of June 30, 2011 we employed approximately 1,014 permanent employees in the United States and Canada. None of our domestic employees are unionized. Substantially all of our employees in Canada, representing approximately 16% of our total employees as of June 30, 2011 are represented by the National Union of Automobile, Aerospace, Transport and Other Workers of Canada, Union of Food and Commerce Workers, and Canadian Union Communication, Energy and Paperworkers. In June 2011, we reached a collective bargaining agreement with employees at our St. Laurent, Quebec facility represented by Canadian Union Communication, Energy and Paperworkers. The new agreement expires in June 2018 and replaces an agreement that expired in April 2009. Negotiations are ongoing with regard to the collective bargaining agreements with employees of our Pointe Claire, Quebec facility represented by the National Union of Automobile, Aerospace, Transport and Other Workers of Canada and Union Food and Commerce Workers. Those agreements also expired in April 2009. We believe our relations with employees are satisfactory.

We conduct our business from our 10,000 square foot, leased corporate headquarters in Chesterfield, Missouri (St. Louis metropolitan area). We operate nine manufacturing plants in the United States and two in Canada. Of our 11 manufacturing facilities, we own six facilities and lease the remaining five. Our network of facilities is ideally located to service major markets across the United States and Canada, providing high levels of customer service, short delivery times, and low freight costs. All of our facilities are located in areas that have convenient access to major transportation routes and skilled labor pools. The following table sets forth our principal manufacturing facilities:

Location	Square Footage	Owned/Leased
Anaheim, CA	118,000	Leased
Hazleton, PA	123,000	Leased
Hermann, MO	98,000	Owned
Manchester, PA	142,400	Leased
Paris, IL	146,000	Owned
Peru, IL	81,000	Owned
Philmont, NY	98,500	Owned
Pointe-Claire, Quebec	218,000	Leased
Seymour, IN	93,000	Owned
St. Laurent, Quebec	34,500	Leased
Walterboro, SC	61,000	Owned

In addition to the facilities above, we own a 160,000 square foot warehouse near our Hazleton manufacturing facility and maintain warehouse space, as needed, in close proximity to certain other manufacturing facilities. We have two former manufacturing facilities that were closed subsequent to the Acquisition in Muscatine, Iowa and Nashua, New Hampshire that are held for sale.

Intellectual Property

We rely on a combination of patents, trademarks, unpatented proprietary know-how and trade secrets, copyrights and other intellectual property rights, confidentiality agreements with employees and consultants and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets and similar proprietary rights to and from third parties.

Environmental Matters and Government Regulations

The production, distribution and sale of our products and our present ownership and operations of real property are subject to extensive and frequently changing federal, state, local and foreign environmental laws and regulations, including those pertaining to the discharge of materials into the environment, exposure to hazardous material, the handling and disposal of wastes and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations, and are not a party to any pending legal proceedings or claims for non-compliance with environmental laws and regulations. However, we cannot predict with any certainty that we will not incur significant liability pursuant to current or future environmental laws and regulations with respect to any failure to comply, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials.

In addition to environmental laws and regulations, we are subject to numerous other federal, state, local and foreign laws and regulations. A substantial portion of our revenue comes from sales of plastic packaging sold into the food and healthcare end markets. Pursuant to the FDCA, the FDA regulates our products that are intended for drug packaging or food packaging purposes. Specifically, we are subject to FDA regulations that require that our drug and food packaging products are safe and suitable for their intended uses, including that they are manufactured in a manner that complies with FDA’s applicable good manufacturing practices. FDA requires that we ensure that each component part of our products and the final packaging product will not render the food or drug packaged inside our product adulterated or misbranded under the FDCA.

Furthermore, some of our products are regulated by the CPSC pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may subject us to enforcement actions, including issuing untitled letters and warning letters, pursuing criminal and civil penalties, injunctions, and imposing fines and other penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. Although we believe our drug and food packaging products comply in all material respects with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines or penalties imposed in connection with noncompliance could have a materially adverse effect on us.

The plastic packaging industry, including us, is subject to federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have existing laws and regulations requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. Future laws or regulations could further prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and could impose stricter requirements, such as recycling or deposits for each container, that seek to divert containers and packaging materials from disposal as waste in landfills. Changes in laws or regulations regarding the use of disposable plastic products, including those relating to the recycling or reuse of plastic products, could increase the cost of producing, or reduce demand for, our products. Such additional costs could make our products less competitive with products made from other materials. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and state and local legislative sessions. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. Furthermore, a decline in consumer preference for plastic products in general, or for certain types of plastic products in particular, due to environmental considerations could have a negative effect on our business. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us.

Legal Proceedings

We are a party to various legal proceedings in the ordinary course of business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we do not believe that these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

The following table sets forth certain information regarding the board of directors of our parent, Pretium Holding. Through its board of directors, our parent oversees all matters affecting our operations and activities, as we do not have a separate board of directors. In addition, the table sets forth information regarding our senior management. Each of the individuals has served as a member of the applicable board of directors and/or as an officer, as the case may be, since the dates indicated below in their biographical information.

Name	Age	Position
George A. Abd	48	President and Chief Executive Officer Member of the board of directors of Pretium Holding
Robert Robison	54	Vice President and Chief Financial Officer
Daniel P. Lally	47	Senior Vice President of Sales and Marketing
Jeffrey J. Nelb	55	Senior Vice President of Manufacturing
Timothy J. Wehrfritz	62	Vice President of Administration
Sharad Prasad	43	Vice President of Quality and Continuous Improvement
Keith S. Harbison	54	Member of the board of directors of Pretium Holding
Harley B. Kaplan	57	Member of the board of directors of Pretium Holding
Alan H. Miller	78	Member of the board of directors of Pretium Holding
Howard D. Morgan	49	Member of the board of directors of Pretium Holding
Anand T. Philip	33	Member of the board of directors of Pretium Holding
William M. Pruellage	38	Member of the board of directors of Pretium Holding
Bernard Reidy	69	Member of the board of directors of Pretium Holding
Brett A. Snyder	40	Member of the board of directors of Pretium Holding

George A. Abd. Mr. Abd became our Chief Executive Officer and a member of the board of directors of Pretium Holding on February 16, 2010. Prior to that he was Chief Executive Officer of our predecessor since January 1, 2008. Mr. Abd was President and Chief Executive Officer and a director of Spartech Corporation, a producer of plastic sheet, compounds and packaging products, from May 2005 to July 2007 and Executive Vice President, Color and Specialty Compounds of Spartech from September 2000 to May 2005. Mr. Abd holds a B.A. in economics and MBA in business administration from Notre Dame. As our Chief Executive Officer, Mr. Abd brings extensive knowledge of our current operations and the plastics packaging industry to the board of directors of Pretium Holding.

Robert Robison. Mr. Robison became our Vice President and Chief Financial Officer on February 16, 2010. Prior to that he was Vice President and Chief Financial Officer of our predecessor since 2004. Mr. Robison was Chief Financial Officer of Siegel-Robert, Inc. from 1996 to 2003; and Corporate Controller of Siegel-Robert, Inc. from 1986 to 1996. Prior to that he was on the audit staff at Peat Marwick and Mitchell CPA from 1979 to 1986. Mr. Robison received his B.S. in accounting from the University of Missouri.

Daniel P. Lally. Mr. Lally became our Senior Vice President of Sales and Marketing on August 12, 2011. Prior to that he was Vice President of Sales of Pretium since January 2009 and Director of Sales from August 2004 to December 2008. Prior to that he was President of Advance Auto Alarm and Car Stereo from 1994 to 2000. Mr. Lally received a B.S. in Finance from St. Louis University and an M.B.A from Olin School of Business, Washington University in St. Louis.

Jeffrey J. Nelb. Mr. Nelb became our Senior Vice President of Manufacturing in January 2011. Prior to that he was Vice President and General Manager—North Branch of RathGibson, Inc., a manufacturing stainless steel and specialty alloy, precision-welded tubing products, from September 2006 to December 2010. Mr. Nelb was Vice President, North American Operations for Dyno Nobel Inc., a manufacturer of commercial explosives and explosives initiating systems and components, from 2003 to 2006. Prior to that, Mr. Nelb held various management positions with The Ensign-Bickford Company, including Commercial Products Manager from 1997 to 2003 and Corporate Controller from 1993 to 1997. Mr. Nelb received an A.B. in Economics from Dartmouth College and M.B.A. from the University of Michigan.

Timothy J. Wehrfritz. Mr. Wehrfritz became our Vice President of Administration on February 16, 2010. Prior to that he was Vice President, Administration of our predecessor since 2003. Mr. Wehrfritz was an employee of Monsanto from February 1973 to October 2001. Mr. Wehrfritz has a B.S. degree in mechanical engineering and an M.B.A. with special emphasis in organizational structure from the University of Detroit.

Sharad Prasad. Mr. Prasad became our Vice President of Quality and Continuous Improvement on February 16, 2010. Prior to that he was Vice President of Quality of Novapak since 1993. Mr. Prasad received his B.S. in industrial and production engineering from Bangalore University in India and received an M.S. in industrial engineering from the New Jersey Institute of Technology.

Keith S. Harbison. Mr. Harbison became a member of the board of directors of Pretium Holding on February 16, 2010. He was Chairman of the board of our predecessor from 2008 to 2010. He was the President and Chief Executive Officer of our predecessor from inception in July 1992 to 2008. Prior to forming our predecessor, Mr. Harbison worked in the commercial real-estate development industry and was a cofounder of a long-distance telephone company. Mr. Harbison is Chairman of the St. Louis Children’s Hospital Foundation Board and serves as a director of BJC Healthcare, serving as the chair of the audit committee. Mr. Harbison received a B.S. degree in Business Administration from Texas Christian University. Mr. Harbison has broad historical knowledge of our operations, and brings extensive knowledge of the plastics packaging industry to the board of directors of Pretium Holding.

Harley B. Kaplan. Mr. Kaplan became a member of the board of directors of Pretium Holding on February 16, 2010. He has been the Chief Executive Officer and President of Dexter Magnetic Technologies, an industry leading design and manufacturing company specializing in magnetic assemblies for the aerospace and defense, energy, medical and industrial markets since 2009. Mr. Kaplan served as Chairman and Chief Executive Officer for RathGibson, Inc., a manufacturing stainless steel and specialty alloy, precision-welded tubing products from 2005 to August 2008. Mr. Kaplan was President of RathGibson, Inc. from 2003 to 2005. Prior to that, he was Group Executive for IDEX Corporation, a manufacturer of precision pumping and fluid distribution equipment from March 2002 through April 2003 and served as President and Chief Executive Officer of Wells Lamont Corporation from April 2001 through March 2002. Mr. Kaplan’s prior experience also includes President of Koehler-Bright Star, Inc. and President of the Lighting Division at Goodrich. In addition, Mr. Kaplan worked for Berkshire Hathaway Corporation’s Scott Fetzer Manufacturing Group for nine years. Mr. Kaplan holds bachelor degrees in both Mechanical Engineering and Accounting from the University of Cincinnati. Mr. Kaplan has extensive leadership experience in other manufacturing businesses, which allows him to bring additional perspective to the board of directors of Pretium Holding.

Alan H. Miller. Mr. Miller became a member of the board of directors of Pretium Holding on February 16, 2010. Mr. Miller is currently a private investor and serves as a director of several private companies. He served as President and Chief Executive Officer of Laird, Inc., the U.S. division of The Laird Group PLC and a manufacturer of specialty folding cartons and special commercial printing and a distributor of rigid plastics, from 1986 until 1994 and a director of The Laird Group PLC, from 1988 to 2001. Mr. Miller served as a director of Sealed Air Corporation from 1984 to 2002. Prior to that he was President and Chief Executive Officer of Cellu-Products, Co., a manufacturer of specialty papers, polyolefin films and foam for packaging products and raw materials for converted products used in health care and cosmetics markets, from 1970 until its acquisition by Sealed Air in 1983. He started his career at Raytheon Company, where he held numerous positions. He is affiliated with numerous professional and industry associations including Technical Association of Pulp and Paper Industry, Society of Plastics Engineers and Institute of Packaging Professionals. Mr. Miller is a graduate of the Wharton School of University of Pennsylvania and completed graduate work in Business and Engineering at Northeastern University, Boston College and MIT. Mr. Miller has significant management experience in and knowledge of the packaging industry.

Howard D. Morgan. Mr. Morgan became a member of the board of directors of Pretium Holding on February 16, 2010. Mr. Morgan has been with Castle Harlan since 1996 and currently serves as Co-President. From 2000 to 2002, Mr. Morgan was executive director of CHAMP Private Equity, an affiliate of Castle Harlan in Sydney, Australia. Mr. Morgan has been a director and executive committee member of CHAMP Private Equity since its inception. Prior to joining Castle Harlan in 1996, Mr. Morgan was a partner at The Ropart Group, a private equity investment firm, where he was particularly instrumental in the acquisitions and growth of Blyth, Inc. and XTRA Corporation. Mr. Morgan began his career as an associate at Allen & Company, Inc., working in mergers and acquisitions and private equity. He is a board member of CHAMP, IDQ Holdings, Inc. and is a former director of over a dozen companies, including UK-based Polypipe Global Holdings, Austar United Communications Ltd., AmeriCast Technologies, Ciao Bella Gelato Company, Ion Track Instruments, Land ‘N’ Sea Distributing and Penrice Soda Products. Mr. Morgan is an officer of the Harvard Business School Alumni Association, Chairman of the Harvard Business School Club of New York, and a director of the Alexander Hamilton Institute, the Parkinson’s Disease Foundation and the World Press Institute and Treasurer of the Friends of the Garvan Institute of Medical Research. Mr. Morgan received his Bachelor’s degree in Mathematics and Political Science from Hamilton College and holds an M.B.A. from the Harvard Business School. As the current Co-President of Castle Harlan and as a director of companies in other industries, Mr. Morgan has broad financial expertise and has substantial experience serving on the boards of both publicly and privately-held companies.

Anand T. Philip. Mr. Philip became a member of the board of directors of Pretium Holding on February 16, 2010. Mr. Philip has been with Castle Harlan since 2006 and currently serves as a Managing Director. Prior to joining Castle Harlan, Mr. Philip was an investment professional at the Blackstone Group from 2002 to 2004, where he focused on private equity transactions across a wide range of industries for Blackstone Capital Partners III and IV, as well as Blackstone Communication Partners. Between 2000 and 2002, he worked at Wasserstein & Co., where he focused on principal investing for U.S. Equity Partners. He began his career in the Merchant Banking Group of Wasserstein Perella. His former directorships include AmeriCast Technologies, Inc, where he served as Audit Committee Chairman. He received a B.A. in Economics from Ohio Wesleyan University, where he was a Trustee Scholar and graduated Magna Cum Laude. Mr. Philip holds an M.B.A. from the Harvard Business School. Mr. Philip is a member of the Board of Trustees of Ohio Wesleyan University. Mr. Philip has a high level of financial literacy and experience advising portfolio companies in matters relating to corporate finance.

William M. Pruellage. Mr. Pruellage became a member of the board of directors of Pretium Holding on February 16, 2010. Mr. Pruellage has been with Castle Harlan since 1997 and currently serves as Co-President. Mr. Pruellage worked in the mergers and acquisitions department of Merrill Lynch & Co., where he assisted clients in strategic planning and corporate mergers. He is a former director of Ames True Temper, Anchor Drilling Fluids, Exterran, RathGibson, Universal Compression, American Achievement Corp., and Verdugt Holdings, LLC. Mr. Pruellage graduated Summa Cum Laude from Georgetown University with a double major in Finance and International Business. He is a member of the Beta Gamma Sigma Honor Society. As the current Co-President of Castle Harlan and as a director of companies in other industries, Mr. Pruellage has broad financial expertise and has substantial experience serving on the boards of both publicly and privately-held companies.

Bernard Reidy. Mr. Reidy became a member of the board of directors of Pretium Holding on February 16, 2010. He has been President of the Catholic Indemnity Insurance Company, a captive property and casualty underwriter since 2008. He was chief operating officer of the Archdiocese of New York from 2000-2009. From 1969-2000 Mr. Reidy was the Chief Financial Officer for the Diocese of Bridgeport. He serves as a member of the Board and as Chairman of the Budget and Investment Committee of Western Connecticut State University Foundation. Mr. Reidy received his bachelor’s degree from Western Connecticut State University and his MBA from the University of Connecticut. Mr. Reidy brings significant operational, financial and accounting expertise and management experience to the board of directors of Pretium Holding.

Brett A. Snyder. Mr. Snyder became a member of the board of directors of Pretium Holding on February 16, 2010. Mr. Snyder is and has been the President of Nicolet Capital Partners, LLC since 2005. Prior to forming Nicolet, he was a principal and member of the general partner of Windjammer Capital Investors, a middle market private investment firm, from 1998 to 2005. Mr. Snyder is a Chartered Financial Analyst, an active member of the Association for Investment Management and Research and has been involved with the board of directors of several companies during his career including Transilwrap Company, Shari’s Management Corporation, American Fire Protection Group, Brown Publishing Company and MacLean Power Systems. He also supports the Evans Scholars Foundation and was an Evans Scholar at the University of Wisconsin where he graduated with distinction. Mr. Snyder has extensive experience in financing, private equity investment and board service.

Board Committees

Audit Committee

Pretium Holding has a standing audit committee which consists of Messrs. Kaplan, Philip, Reidy (Chairman) and Snyder. The audit committee oversees risks related to our financial statements, the financial reporting process, certain compliance issues and accounting matters. The audit committee is also responsible for the oversight of management’s assessment of internal controls, our internal audit function and audits of our financial statements on behalf of the Board. The board of directors of Pretium Holding has determined that Mr. Philip is an “audit committee financial expert,” as that term is defined in the Exchange Act. All members of the audit committee are able to read and understand financial statements and have experience in finance and accounting that provides them with financial sophistication.

Compensation Committee

Pretium Holding has a standing compensation committee which consists of Messrs. Harbison, Miller, Morgan and Pruellage (Chairman). The compensation committee is responsible for making recommendations to the board of directors of Pretium Holding concerning the compensation of our executive officers, including the appropriateness of salary, incentive compensation, and certain benefit plans. Our Compensation Committee evaluates the performance of our executive officers in setting their compensation levels and considers our performance, as well as other factors deemed appropriate by the compensation committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Overview

The Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions for our Named Executive Officers (“NEOs”). It provides qualitative information regarding the manner in which compensation is earned by our NEOs and places in context the data presented in the tables that follow. In addition, we address the compensation paid or awarded during FY 2010 to our NEOs: George A. Abd, our President and Chief Executive Officer (principal executive officer), Robert A. Robison, our Vice President and Chief Financial Officer (principal financial officer and principal accounting officer), Mitchell A. Mankosa, our former Vice President of Manufacturing, Steven J. Ploeger, our former Senior Vice President of Sales and Marketing, and Timothy J. Wehrfritz, our Vice President of Administration. Mr. Jeffrey J. Nelb replaced Mr. Mankosa as Senior Vice President of Manufacturing in January 2011. Mr. Daniel P. Lally replaced Mr. Ploeger as Senior Vice President of Sales and Marketing in August 2011.

Our executive compensation program is overseen and administered by the compensation committee of the board of directors of our parent, Pretium Holding (the “Compensation Committee”). The Compensation Committee is responsible for making recommendations to the board of directors of Pretium Holding concerning the compensation of our NEOs, including the appropriateness of base salary, incentive compensation and certain benefit plans. The Compensation Committee evaluates the performance of our NEOs in setting their compensation levels and considers our performance, as well as other factors deemed appropriate by the Compensation Committee. Our Chief Executive Officer presents compensation recommendations for each of our NEOs, other than himself, to the Compensation Committee for its consideration and approval. Mr. Abd’s compensation is determined pursuant to the terms of his employment agreement with the Company (as described below), subject to adjustment by the board of directors of Pretium Holding. The Compensation Committee reviews these proposals and makes all final compensation decisions for NEOs by exercising its discretion in accepting, modifying or rejecting any such recommendations.

Philosophy of Executive Compensation Program

The Compensation Committee seeks to set compensation for our NEOs at a level it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Compensation Committee seeks to align compensation with the achievement of financial and non-financial performance metrics set by the board of directors, which include specified targets for consolidated Adjusted EBITDA and free cash flow, safety and quality standards, and the creation of equity value. Though the board of directors does not formally review peer group compensation structures or use compensation consultants, the board of directors utilizes its own experience and expertise to set compensation levels to maintain competitiveness in the market. The following are the principal objectives in the design of our executive compensation program:

•	Retain and motivate our NEOs with compensation that is competitive within the marketplace and the industry in which we compete;

•	Maintain a reasonable balance among base salary, incentive compensation, and other benefits;

•	Reward our NEOs fairly for achieving performance goals; and

•	Ensure that compensation levels reflect the internal value and future potential of each NEO and the achievement of outstanding individual results.

To meet these objectives, our executive compensation program balances fixed and bonus compensation, as discussed below.

Compensation Risks

The Compensation Committee has evaluated the risks arising from our compensation policies and practices for our NEOs and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the structure of our executive compensation program mitigates risks by avoiding any NEO placing undue emphasis on any particular performance metric at the expense of other aspects of our business. The Compensation Committee believes our performance metrics are aligned with creating long-term value for our Company and do not create an incentive for excessive risk taking. Based on this evaluation, our Compensation Committee determined that our compensation policies do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Elements of Our Executive Compensation Program

In FY 2010, the principal elements of our compensation for our executive officers were:

•	Base salary;

•	Annual bonus; and

•	Benefits.

Each of these elements is discussed in further detail below. In FY 2010, we did not offer any equity-based compensation or any other incentive compensation to our NEOs.

Base Salary

Annual base salary reflects the fixed component of compensation for an executive’s ongoing contribution to the operating performance of his or her functional area of responsibility. The Compensation Committee believes that base salary must be competitive based upon the scope of responsibilities and market compensation of similar executives. The base salary of each of our NEOs is reviewed annually by the Compensation Committee. We believe that base salary does not encourage risk-taking by our NEOs as it is a fixed amount. The Compensation Committee may, in its discretion, also adjust base salary at other times during the year in connection with increased responsibilities or to maintain competitiveness in the market. The base salary for each of Mr. Robison, Mr. Mankosa and Mr. Wehrfritz was increased $6,250, $7,926 and $6,250, respectively, in FY 2010 in order to maintain competitiveness in the market. Each of our NEOs are eligible for increases in base salary in FY 2011.

Annual Bonus

Annual cash bonuses may be awarded to our NEOs and are intended to compensate for achievement of outstanding individual results. These cash incentive awards are also aligned with the operational goals of our members and are used to motivate our executives’ performance. Annual cash incentives are paid on the attainment of certain financial and non-financial performance metrics set by the board of directors, which are described below. Performance metrics and targets are established by the board of directors annually during the first fiscal quarter. These targets are intended to be challenging for us to achieve and generally reflect performance above that of the prior year. In addition, the Compensation Committee has the authority to award additional discretionary annual bonuses.

For FY 2010, NEO bonuses were determined using separate targets for each of the Predecessor period prior to the Acquisition (which does not include the operations of Novapak) and the seven months following the closing of the Acquisition on a combined basis. Payments made to the NEOs for FY 2010 were based on the achievement of targets for each period weighted as follows for achievement of the target: 35% for the achievement of the applicable Adjusted EBITDA target; 35% for the achievement of the applicable free cash flow target; and 10% for the achievement of the safety metric. The remaining 20% was weighted for the achievement of a quality target payable only for performance in excess of historical performance but no bonus was paid in FY 2010 in respect of that target because the threshold was not achieved. For bonus purposes, Adjusted EBITDA consists of Adjusted EBITDA as described under “Summary Consolidated Historical and Pro Forma Financial Information,” as further adjusted to exclude certain acquisition related expenses during the Predecessor Period and certain acquisition related costs and manufacturing integration variances during the Successor Period. Free cash flow consists of Adjusted EBITDA less working capital requirements or surplus less capital expenditures. Free cash flow excluded certain noteworthy payments associated with the Acquisition. Safety consists of the OSHA Recordable Rate which is a standardized calculation rate of injuries and illnesses per employee hours worked. For FY 2010, the threshold, target and maximum bonus targets were determined as follows:

	Predecessor Period from October 1, 2009 through February 16, 2010				Successor Period from February 17, 2010 through September 30, 2010
	Threshold	Target	Maximum	Actual Results Achieved	Threshold	Target	Maximum	Actual Results Achieved
Adjusted EBITDA (in thousands)	$7,916	$8,497	$9,259	$8,254	$18,100	$21,700	$23,500	$18,298
Free Cash Flow (in thousands)	$4,148	$4,880	$5,612	$2,100	$11,700	$14,700	$16,500	$12,805
Safety	4.75	3.0	2	1.3	4.75	3.0	2.0	4.3

For the achievement of the threshold amount, 25% of the target bonus was payable, for the achievement of the target amount, 100% of the target bonus was payable, and for the achievement of the maximum amount, 150% of the target amount was payable. For FY 2010, the annual bonus target amount was 75% of the annual base salary for Mr. Abd, which was determined pursuant to the terms of his employment agreement, and 50% of the annual base salary for each of our other NEOs, which was determined by the board of directors. Based on the combined weighted achievement of the bonus metrics in the two FY 2010 periods, each NEO received 34% of the target bonus for which he was eligible.

For FY 2010, upon the recommendation of the Compensation Committee, Mr. Abd was awarded an additional discretionary bonus of $28,875, for a total bonus of $150,000. This additional bonus was awarded in recognition of Mr. Abd’s contribution to the integration of the Predecessor and Novapak. Mr. Robison was awarded additional discretionary bonuses of $14,336, for a total bonus of $55,000 in recognition of his contribution to the integration of the Predecessor and Novapak.

All of the above bonuses were paid in the first quarter of FY 2011.

In addition Messrs. Robison, Mankosa and Wehrfritz also were awarded additional discretionary bonuses of $75,000, $25,000 and $25,000 respectively, in respect of their contributions to the successful completion of the Acquisition. All of these NEO bonuses were paid at the closing of the Acquisition.

For FY 2011, the Compensation Committee has established bonus targets based on the same metrics as in FY 2010. These targets are intended to be challenging for us to achieve and generally reflect performance above that of the prior year.

Benefits

Our NEOs participate in a 401(k) savings plan, under which they are permitted to defer a portion of their income. We make a matching contribution equal to 50% of the first 4% of each NEO’s contributions, subject to annual limits established under the Internal Revenue Code. Our matching contributions to the 401(k) savings plan are fully vested to each NEO’s account when made. Participants may receive distributions from their 401(k) accounts any time after their employment with us is terminated. Our NEOs are also eligible for other benefits, including medical and dental insurance, accidental death insurance and disability insurance, as well as customary aid vacation and holidays. Our NEOs are eligible to participate in these programs on the same basis as our other salaried employees.

Through December 31, 2008, we paid each NEO’s employee portion of company-sponsored medical insurance, automobile insurance and home insurance under the Executive Reimbursement Program. In addition, we reimbursed each NEO for the applicable tax gross-up impact of these benefits’ taxability. This benefit was eliminated effective January 1, 2009 and is no longer offered by us.

Each of our NEOs received an annual automobile allowance of $10,200 in FY 2010. While no changes were made to the annual automobile allowances, the NEOs are eligible to receive an adjusted annual automobile allowance in FY 2011.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us to our NEOs for services rendered in all capacities to us during FY 2010, FY 2009 and FY 2008. Though the Compensation Committee considered and analyzed the ongoing uncertain economic conditions under which the Company operated in FY 2010, and the effect such conditions had on our overall results of operations, such conditions did not have a significant impact in the determination of the compensation of our NEOs in FY 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation (a)($)	Total ($)
George A. Abd	2010	475,000	150,000	15,100	640,100
President and Chief Executive Officer and member of the board of directors of Pretium Holding	2009	475,000	285,125	17,622	777,747
	2008	450,000	250,000	11,325	711,325

Robert A. Robison	2010	239,200	130,000	15,100	384,300
Vice President and Chief Financial Officer	2009	232,950	78,936	42,437	354,323
	2008	212,100	—	42,782	254,882

Steven J. Ploeger (1)	2010	143,750	39,100	8,229	191,078
Former Senior Vice President of Sales and Marketing	2009 2008	— —	— —	— —	— —

Mitchell A. Mankosa (2)	2010	205,176	59,595	14,933	279,704
Former Vice President of Manufacturing	2009	197,250	67,155	29,330	293,735
	2008	179,287	—	161,962	341,249

Timothy J. Wehrfritz	2010	169,840	53,023	14,724	237,587
Vice President of Administration	2009	163,590	56,047	69,524	289,161
	2008	152,425	—	70,381	222,806

(1)	Resigned on August 12, 2011.
(2)	Resigned on March 31, 2011.

(a) All Other Compensation

Name and Principal Position	Year	Car Allowance ($)	Matching 401(K) Contributions ($)	Executive Reimbursement Program ($) (1)	Relocation Expenses ($) (2)	Total ($)
George A. Abd	2010	10,200	4,900	—	—	15,100
President and Chief Executive	2009	10,200	4,900	2,522	—	17,622
Officer and member of the board of directors of Pretium Holding	2008	7,650	3,675	—	—	11,325

Robert A. Robison	2010	10,200	4,900	—	—	15,100
Vice President and Chief Financial Officer	2009	10,200	4,900	27,337	—	42,437
	2008	9,563	4,825	28,394	—	42,782

Steven J. Ploeger (3)	2010	4,554	3,675	—	—	8,229
Former Senior Vice President of Sales and Marketing	2009	—	—	—	—	—
	2008	—	—	—	—	—

Mitchell A. Mankosa (4)	2010	10,200	4,733	—	—	14,933
Former Vice President of Manufacturing	2009	10,200	4,233	14,897	—	29,330
	2008	9,860	4,178	24,589	123,335	161,962

Timothy J. Wehrfritz	2010	10,200	4,524	—	—	14,724
Vice President of Administration	2009	10,200	3,397	55,927	—	69,524
	2008	9,860	3,269	57,252	—	70,381

(1)	Under the Executive Reimbursement Program (“Reimbursement Program”), our NEOs were eligible for reimbursement of certain insurance costs in addition to the standard benefits provided by the Company’s insurance programs. Insurance costs associated with medical, personal automobiles and homes were eligible, along with the tax impact on personal income taxes. The Reimbursement Program was terminated on December 31, 2008.
(2)	In connection with his relocation to St. Louis, Missouri, the Company incurred various relocation payments on behalf of Mr. Mankosa, including non-recurring closing costs on his sale of primary residence and the cost of transferring household goods and vehicles. In addition, the Company reimbursed Mr. Mankosa for the tax impact on personal income taxes of this reimbursement.
(3)	Resigned on August 12, 2011.
(4)	Resigned on March 31, 2011.

Grants of Plan-Based Awards for FY 2010

We did not make any equity awards or non-equity incentive plan awards to our NEOs in FY 2010.

Outstanding Equity Awards at Fiscal Year-End

As of September 30, 2010, there were no equity awards outstanding.

Pension Benefits and Non-Qualified Deferred Compensation

None of our NEOs participates in any defined benefit pension plan sponsored by the Company. None of our NEOs participates in any nonqualified deferred compensation plan sponsored by the Company.

Agreements with Named Executive Officers

Employment Agreement

On February 16, 2010 we entered into an employment agreement with George A. Abd, to serve as our Chief Executive Officer and President, (the “Employment Agreement”). As set forth in the Employment Agreement, Mr. Abd’s annual base salary is $475,000, which is to be reviewed at least annually by the board of directors of Pretium Holding to determine any appropriate increase. Each full fiscal year, or prorated part thereof, Mr. Abd is entitled to receive a bonus targeted at 75% of his annual base salary based upon the achievement of criteria established by the board of directors of Pretium Holding.

As set forth in the Employment Agreement, Mr. Abd provides exclusive and full-time services to us for a term of two years from the closing date of the February 16, 2010, unless his employment is terminated pursuant to the terms and conditions of the Employment Agreement (the “Term”). If Mr. Abd’s employment is terminated (i) by us for “cause” (as defined in the Employment Agreement), (ii) by Mr. Abd upon at least sixty (60) days written notice or (iii) due to Mr. Abd’s death or disability, Mr. Abd, or his legal representatives, shall be entitled to receive accrued but unpaid base salary to the date of termination and any employee benefits he is entitled to receive pursuant to our employee benefit plans in accordance with the terms of such employee benefit plans and appropriate reimbursable expenses incurred but not yet reimbursed. If, during the Term, Mr. Abd’s employment is terminated without “cause” (which may be done at any time without prior notice) or if we do not offer to renew the Employment Agreement on or before the expiration of the Term, on substantially the same terms and conditions, Mr. Abd shall be entitled to receive: (i) payment for accrued unused vacation days, (ii) continued base salary for twelve (12) months after the date Mr. Abd’s employment terminates, (iii) the unpaid portion of the bonus, if any, relating to any year prior to the fiscal year of Mr. Abd’s termination, (iv) an amount equal to the average bonus for the two fiscal years immediately prior to Mr. Abd’s termination, payable in equal installments over the 12 month period after Mr. Abd’s termination, and (v) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months to the extent that Mr. Abd elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

In addition, during the Term and for a period of twelve (12) months following the termination of Mr. Abd’s employment for any reason, Mr. Abd is subject to non-competition and non-solicitation restrictions.

During the Term, Mr. Abd is subject to confidentiality restrictions concerning our trade secrets and confidential information relating to us not readily available from outside sources. The Employment Agreement also provides that Mr. Abd will not, at any time during or after the Term, publish or communicate disparaging remarks (as defined in the Employment Agreement) concerning us and that all copies of materials, records and documents produced by Mr. Abd remain our property.

For purposes of the Employment Agreement, “Cause” means, as determined by the Board “(i) indictment for a felony or any crime involving dishonesty or theft; (ii) conduct by Mr. Abd in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (iii) Mr. Abd’s willful misconduct, (iv) Mr. Abd’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the board of our parent; (v) Mr. Abd’s material breach of his obligations under the Employment Agreement, including, but not limited to breach of Mr. Abd’s obligations under Section 6 of the Employment Agreement, and Mr. Abd’s continued inattention to or failure to perform adequately the duties to be performed by Mr. Abd pursuant to Section 3.2 of the Employment Agreement; (vi) any acts of dishonesty by Mr. Abd resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (vii) Mr. Abd’s failure to comply with a material policy of the Company, its subsidiaries or affiliates, which, if curable, is not cured or corrected within thirty (30) days after notice from the board of our parent; or (viii) Mr. Abd’s engaging in personal conduct (including, but not limited to harassment or discrimination of employees, or the use or possession at work of any illegal controlled substance) which seriously discredits or seriously damages, or could seriously discredit or seriously damage, the Company, its subsidiaries or affiliates.”

Potential Payments Upon Termination or Change in Control

With the exception of Mr. Abd, we do not have any agreements with our NEOs that would entitle them to payments and benefits in connection with any termination of employment or a change in control. The following table describes the payments and benefits that would be provided to Mr. Abd in connection with any termination of employment, including resignation, involuntary termination, death, retirement, disability or a change in control to the extent occurring on September 30, 2010, the last day of our fiscal year. However, the amounts that would actually be paid under each circumstance can only be determined at the time of termination of employment.

The Compensation Committee may, in its discretion, award payments upon termination or change in control to our NEOs other than Mr. Abd on a case by case basis based on facts and circumstances. No payments were made in connection with the resignation of Mr. Mankosa on March 31, 2011 or Mr. Ploeger on August 12, 2011.

George A. Abd

Circumstances of Termination

Payments and Benefits	Death ($)	Disability ($)	Cause and Voluntary Termination ($)	Termination by the Company other than for Cause ($)	Change in Control ($)
	(a)	(a)	(a)	(b)
Base salary	475,000	475,000	475,000	475,000	—
Unpaid bonus	150,000	150,000	150,000	150,000	—
Average bonus from previous two fiscal years	—	—	—	192,563	—
Vacation	45,673	45,673	45,673	45,673	—
Healthcare reimbursement	—	—	—	21,726	—

Total	670,673	670,673	670,673	884,962	—

(a)	Under the Employment Agreement, upon termination due to death, disability, for “cause” by us, or by Mr. Abd upon at least sixty (60) days written notice, Mr. Abd, or his legal representative, is entitled to (i) payment of accrued but unpaid base salary to the date of termination and any employee benefits he is entitled to received pursuant to our employee benefit plans in accordance with the terms of such employee benefit plans and appropriate reimbursable expenses incurred but not yet reimbursed.
(b)	Under the Employment Agreement, upon termination by us without “cause” or if we does not offer to renew the Employment Agreement on or before the expiration of the Term, on substantially the same terms and conditions, Mr. Abd shall be entitled to (i) payment for accrued unused vacation days, (ii) continued base salary for twelve (12) months after the date Mr. Abd’s employment terminates, (iii) the unpaid portion of the bonus, if any, relating to any year prior to the fiscal year of Mr. Abd’s termination, (iv) an amount equal to the average bonus for the two fiscal years immediately prior to Mr. Abd’s termination, payable in equal installments over the 12 month period after Mr. Abd’s termination, and (v) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months to the extent that Mr. Abd elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

COMPENSATION OF DIRECTORS

Messrs. Kaplan, Miller and Reidy receive $7,500 per meeting of the board of directors of our parent. Mr. Harbison receives an annual consulting and director fee pursuant to a Consulting Agreement with the Company. See “Certain Relationships and Related Transactions—Consulting Agreement.” None of our parent’s other directors receive compensation for their service as directors of our parent.

The following table sets forth certain information with respect to the compensation we paid to members of the board of directors of our parent during FY 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (2)	Total ($)
George A. Abd	—	—	—	—	—	—	—
Keith S. Harbison	200,000	—	—	—	—	472,335	672,335
Harley B. Kaplan	15,000	—	—	—	—	524	15,524
Alan H. Miller	15,000	—	—	—	—	—	15,000
Howard D. Morgan	—	—	—	—	—	—	—
Anand T. Philip	—	—	—	—	—	—	—
William M. Pruellage	—	—	—	—	—	—	—
Bernard Reidy	15,000	—	—	—	—	150	15,150
Brett A. Snyder	—	—	—	—	—	485	485

(1)	For Mr. Harbison, fees earned or paid in cash represent directors fees paid pursuant to a Consulting Agreement between the Company and Mr. Harbison. See “Certain Relationships and Related Transactions—Consulting Agreement.”
(2)	For Mr. Harbison, all other compensation represents consulting fees and additional payments of $471,950 paid pursuant to a Consulting Agreement between Mr. Harbison and the Company and $385 of reimbursement of travel expenses incurred while fulfilling his role as a director. See “Certain Relationships and Related Transactions—Consulting Agreement.” For each other director, all other compensation represents the reimbursement of travel expenses incurred by that director while fulfilling that director’s role as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our outstanding membership interests are held by Pretium Intermediate Holding, LLC, which, in turn, is directly wholly-owned by Pretium Holding. Pretium Holding is a member-managed limited liability company. CH Pitcher, LLC, an affiliate of Castle Harlan, is the managing member of Pretium Holding.

The membership units of Pretium Holding are designated Class A units, Class B-1 units, Class B-2 units and Class B-3 units. The Class A and B-2 units contain certain distribution and liquidation preferences, the Class B-1 units contain voting rights and the Class B-3 units are non-voting units intended for employees and directors.

The following table sets forth information with respect to the beneficial ownership of Pretium Holding’s units as of June 30, 2011 by:

•	each person who is known to us to beneficially own 5% of more of each class of Pretium Holding’s outstanding units; and

•	each of our executive officers named in the Summary Compensation Table and all of Pretium Holding’s directors as a group.

Name and Address of Beneficial Owner (1)	Percentage of Total Class A Units	Percentage of Total Class B-1 Units	Percentage of Total Class B-2 Units	Percentage of Total Class B-3 Units
John K. Castle (2)	62.3%	62.9%	—	—
Keith S. Harbison (3)	14.0%	14.2%	100%	—
Brett A. Snyder (4)	22.6%	22.9%	—	—
LEF II Holdings, LLC	22.2%	22.4%	—	—
Cornelia Partners, LLC	*	*	—	—
George A. Abd	*	—	—	42.1%
Robert A. Robison	*	—	—	7.4%
Daniel P. Lally	*	—	—	2.1%
Jeffrey J. Nelb	—	—	—	—
Timothy J. Wehrfritz	*	—	—	2.6%
Harley B. Kaplan	*	—	—	10.5%
Alan H. Miller	*	—	—	15.8%
Howard D. Morgan	—	—	—	—
Anand T. Philip	—	—	—	—
William M. Pruellage	—	—	—	—
Bernard Reidy	*	—	—	10.5%
All directors and officers as a group	37.7%	37.1%	100%	91.1%

*	Denotes beneficial ownership of less than 1% of the class of units. Beneficial ownership is determined in accordance with the rules of the SEC.
(1)	Addresses are provided only for persons beneficially owning more than 5% of each class of membership units. The address for each such person is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155.
(2)	John K. Castle is the controlling stockholder of Castle Harlan Partners V GP, Inc., the general partner of the general partner of CHPV, the parent of CH Pitcher, LLC, the direct parent of Pretium Holding. As such, Mr. Castle may be deemed to be the beneficial owner of the units owned by CH Pitcher, LLC. Mr. Castle disclaims beneficial ownership of all units referred to in this paragraph in excess of his proportionate partnership share of CHPV.
(3)	Includes membership units directly owned by each of Harbison Corporation, KS Harbison Company, LLC and Keith Harbison Corporation and the Earle H. Harbison Irrevocable Trust FBO Keith S. Harbison UAD November 23, 2010 (collectively, the “Harbison Affiliates”). Keith S. Harbison exercises sole voting and investment authority over all of the Pretium Holding Class A and Class B-2 membership units owned by the Harbison Affiliates. As such, Mr. Harbison may be deemed to be the beneficial owner of the units owned by the Harbison Affiliates. Mr. Harbison disclaims beneficial ownership of all units referred to in this paragraph in excess of his proportionate equity interests in each of the Harbison Affiliates.

(4)	Includes membership units owned by LEF II Holdings, LLC and Cornelia Partners, LLC over which Mr. Snyder exercises sole voting and investment authority. As such, Mr. Snyder may be deemed to be the beneficial owner of units owned by LEF II Holdings, LLC and Cornelia Partners, LLC. Mr. Snyder disclaims beneficial ownership of all units referred to in this paragraph in excess of his proportionate equity interests in LEF II Holdings, LLC and Cornelia Partners, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

At the closing of the Acquisition, Pretium, Pretium Holding, Pretium Intermediate Holding, LLC, Novapak, Robb and Mont Royal, L.L.C. (collectively referred to as “Pretium Companies”) entered into a management agreement with Castle Harlan pursuant to which Castle Harlan provides business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the Pretium Companies upon the terms and conditions set forth in the management agreement.

As compensation for those services, including planning and negotiating the Acquisition and related matters, the Pretium Companies pay Castle Harlan an ongoing annual management fee of $2.25 million plus expenses. The Pretium Companies paid the first year’s management fee in advance. The Pretium Companies also paid Castle Harlan a one-time transaction fee of $0.8 million in connection with the Acquisition.

In addition, if at any time CHPV (including its limited partners) or any of its affiliates makes any additional equity contributions to the Pretium Companies, the Pretium Companies will pay Castle Harlan an annual management fee equal to 3% of each such equity contribution. At the request of the Pretium Companies, Castle Harlan may perform additional services for fees which will be determined by the Pretium Companies and Castle Harlan. The Pretium Companies will also pay or reimburse Castle Harlan for all out-of-pocket fees and expenses incurred by Castle Harlan and any advisors, consultants, legal counsel and other professionals engaged by Castle Harlan to assist in the provision of services under the management agreement.

Under the management agreement, the Pretium Companies will indemnify Castle Harlan from and against all liabilities, costs, charges and expenses related to the performance of its duties under the management agreement, other than those of the foregoing that result from Castle Harlan’s gross negligence or willful misconduct. The management agreement has an initial term expiring on December 31, 2017, with the term of the agreement renewing automatically from year to year thereafter unless terminated by Castle Harlan or us upon 90 days’ notice prior to the expiration of the then-current term.

We recorded total expense related to the management agreement of $1.7 million for the nine months ended June 30, 2011 and $2.2 million for FY 2010.

Consulting Agreement

In connection with the Acquisition, we negotiated and entered into a Consulting Agreement with Keith S. Harbison, the controlling equity holder of Pretium prior to the Acquisition and an equity co-investor in Pretium Holding, under which Mr. Harbison provides consulting services to us and serves on the board of directors of Pretium Holding.

As compensation for services under this agreement, we pay Mr. Harbison an annual fee equal to $1.041 million in the aggregate, of which an amount equal to $0.041 million is subject to an annual increase equal to 10% of such amount paid for the immediately prior year. We paid Mr. Harbison $0.7 million in fees under this agreement for the period from February 16, 2010 to September 30, 2010. We paid Mr. Harbison $0.8 million in fees under this agreement in the nine months ended June 30, 2011.

The consulting agreement has an initial term expiring on the earliest of February 16, 2017, the consummation of a change of control of Pretium Holding or a sale of all or substantially all of Pretium Holding’s assets to a third party, and the date on which the consulting agreement is terminated by us for cause, Mr. Harbison’s death or disability or for any other reason.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of the material provisions of the instruments evidencing our material indebtedness filed as exhibits to the registration statement filed with the SEC (see—“Available Information”), does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

ABL Facility

Simultaneously with the consummation of the offering of the Original Notes, we entered into the ABL Facility. The following discussion summarizes our ABL Facility, as amended and restated, to reflect its terms as currently in effect. On April 20, 2011, the ABL Facility was amended to increase our borrowing capacity thereunder, among other things. At June 30, 2011, we had outstanding borrowings under the ABL Facility of $3.0 million at a rate of 1.7%.

The Facility. Our ABL Facility provides senior secured financing of up to $30.0 million, subject to borrowing base and certain other restrictions on availability. Our ABL Facility includes a letter of credit and swingline subfacility. Pretium and certain of its subsidiaries are borrowers under the ABL Facility and the remaining subsidiaries are guarantors.

Borrowing Base. The maximum availability under our ABL Facility is based on eligible receivables and eligible inventory, subject to certain reserves and certain other restrictions. Our borrowing availability will fluctuate daily with changes in the borrowing base, less outstanding borrowings and letters of credit.

Availability. Amounts available under our ABL Facility may be borrowed, repaid and reborrowed after the closing date of our ABL Facility until the maturity date thereof, subject to the conditions contained therein.

Maturity. Our ABL Facility matures on September 30, 2015. Subject to certain conditions, individual lenders may optionally agree to extend the maturity of their loans and the expiration of the commitments for up to six months.

Mandatory Prepayments. We are required to make mandatory prepayments under our ABL Facility to the extent that the amount of obligations outstanding under the ABL Facility (including letters of credit) exceeds the borrowing limits set forth in the ABL Facility.

Incremental Facility. At our request, additional loans in excess of the initial $30.0 million commitment amount may be made under the ABL Facility at any time after the closing date until the ABL Facility matures. The making of any such loans is subject to customary conditions, including absence of defaults, minimum excess availability and obtaining commitments from lenders. However, any such additional loans would require the consent of the holders of the Notes if, after giving effect thereto, we would not be in compliance with the ABL Facility limitation set forth in clause (b)(1) under “Description of the New Notes—Certain Covenants—Limitations on Indebtedness.”

Guaranties and Security. Our ABL Facility is secured by a first priority security interest in substantially all of our and the guarantors’ assets including, but not limited to (subject to exceptions and limitations): (i) machinery, equipment, furniture, fixtures, real property, intellectual property, general intangibles, all documents relating to equipment, all accounts receivable, instruments and other rights to payment, (ii) a pledge of all the equity interests of the borrowers and the subsidiary guarantors and (iii) a pledge of all the equity interests held by any borrower or guarantor in any direct or indirect subsidiary of such borrower or guarantor (collectively, together with all proceeds thereof, the “Collateral”).

Interest. Borrowings under our ABL Facility are made as adjusted base rate loans or Eurodollar rate loans at our election. The interest rates payable under our ABL Facility are based upon an adjusted base rate (equal to the greater of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus

0.50% and (c) except during the Eurodollar Unavailability Period, the Eurodollar Rate for a Eurodollar Loan with a one month interest period plus 1.0%) or the Eurodollar Rate, plus in each case, an applicable margin. During continuance of certain events of default under the ABL Facility, a default rate of 2.0% per annum over the rate applicable to Adjusted Base Rate Loans may be imposed.

Interest will be calculated on the basis of a 360-day year (365/366 day year with respect to base rate loans) and is payable monthly in arrears for base rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

Fees. Our ABL Facility contains certain customary fees, including letter of credit fees, an unutilized commitment fee, an annual administrative fee, and an upfront fee. Unutilized commitment fees of 0.25% per annum will accrue on undrawn commitments under the ABL Facility.

Covenants. Our ABL Facility contains various covenants (subject to thresholds, qualifications and/ or exceptions in certain cases), including, but not limited to covenants pertaining to limitations on:

•	indebtedness;

•	liens;

•	sale and leaseback transactions;

•	investments;

•	hedging transactions;

•	asset sales;

•	mergers and consolidations;

•	dividends and other payments in respect of equity interests and other restricted payments;

•	transactions with affiliates;

•	prepayments, redemption and repurchases of Indebtedness other than the ABL Facility;

•	modifications of organizational documents, certain debt documents and certain other documents;

•	subsidiaries;

•	other business activities;

•	accounting changes;

•	changes to our fiscal year;

•	further negative pledges on collateral (except for the benefit of the Notes);

•	anti-terrorism laws, money laundering activities and dealing with embargoed persons; and

•	Canadian pension plans.

Our ABL Facility also requires us to achieve and maintain a minimum fixed charge coverage ratio if excess availability under our ABL Facility is below a certain amount. In the event that the sum of excess availability and certain of our cash is less than $3.75 million (subject to a limited equity cure right), we will be required to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 tested quarterly, at the end of a fiscal quarter.

Events of Default. Our ABL Facility contains customary events of default (subject to grace periods, notice periods, thresholds, qualifications and/ or exceptions in certain cases), including, without limitation:

•	nonpayment of principal when due;

•	nonpayment of interest, fees or other amounts when due;

•	inaccuracy of representations and warranties in any material respect;

•	violation of specified covenants;

•	cross-defaults and cross-accelerations;

•	change of control;

•	bankruptcy and insolvency events;

•	any security interest and lien securing the ABL Facility ceases to be effective;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity or impairment of the intercreditor agreement, guarantees, security documents or any other ABL Facility loan documents; and

•	material inaccuracies in, or failure to timely deliver, borrowing base certificates;

•	the intercreditor agreement ceasing to be in full force and effect; and

•	establishment or maintenance of, participation in or contribution to a Canadian pension plan without having first obtained written consent of the lenders.

DESCRIPTION OF THE NEW NOTES

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Pretium” refers only to Pretium Packaging, L.L.C., which is the issuer of the Notes; (2) the term “Co-Issuer” refers only to Pretium Finance, Inc., a Wholly-Owned Subsidiary of the Issuer with nominal assets and no operations and which is a co-issuer of the Notes and a Restricted Subsidiary; and (3) the term “Issuers” refers to Pretium and Co-Issuer. References to the “Notes” in this section of the prospectus refer to both the “Original Notes” and the “New Notes.”

The Issuers issued the Original Notes under an Indenture (the “Indenture”) among itself, the Guarantors, The Bank of New York Mellon Trust Company, N.A., as Trustee, and The Bank of New York Mellon Trust Company, N.A., as Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The provisions of the Trust Indenture Act relating to security interests in collateral are not part of the Indenture.

The Original Notes were issued for $150,000,000 in aggregate principal amount of 11.50% senior secured notes due 2016. The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the Indenture and will be treated under the Indenture as a single series with Original Notes. The following description is only a summary of the material provisions of the Indenture and the Security Documents. We urge you to read the Indenture and the Security Documents because they, not this description, define your rights as holders of these Notes. You may request copies of the Indenture and the Security Documents at our address set forth under the heading “Available Information.”

Brief Description of the Notes

The Notes

The Notes:

•	are senior secured obligations of the Issuers, with the benefit of a second priority security interest in the Collateral as described under “—Security;”

•	rank equally in right of payment with all existing and future unsubordinated Indebtedness (including the ABL Credit Facility) of the Issuers;

•	are effectively senior to all unsecured senior Indebtedness of the Issuers, to the extent of the value of the Collateral;

•

are effectively subordinated to all of the Issuers’ obligations with respect to its First-Priority Lien Obligations, to the extent of the value of the collateral securing such obligations on a first-priority basis;

•

are Guaranteed on a senior secured basis by each Guarantor, with the benefit, in the case of each Guarantor that owns Collateral securing the Notes, of a second priority security interest in the Collateral of such Guarantor;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuers that do not Guarantee the Notes; and

•	are senior in right of payment to all future Subordinated Obligations of the Issuers, if any.

The Note Guarantees

The Notes are fully and unconditionally, jointly and severally, guaranteed by all of the Guarantors.

The Note Guarantees:

•	are senior secured obligations of the Guarantors;

•	rank equally in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor (including such Guarantor’s Guarantee of the ABL Credit Facility);

•	are effectively senior to all unsecured senior Indebtedness of such Guarantor, to the extent of the value of the Collateral;

•	rank senior in right of payment to all future Subordinated Obligations of such Guarantor, if any;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes; and

•

are effectively subordinated to all of the Guarantors’ obligations with respect to their First-Priority Lien Obligations, to the extent of the value of the collateral securing such obligations on a first-priority basis.

Principal, Maturity and Interest

The Issuers issued the Original Notes initially with a maximum aggregate principal amount of $150.0 million. The Notes mature on April 1, 2016. Subject to our compliance with the covenants described under the subheadings “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens,” we are permitted, without the consent of the Noteholders, to issue more Notes from time to time (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes actually issued will share equally and ratably in the Collateral with the Notes. As a result, the issuance of Additional Notes will have a dilutive effect on the security interests in the Collateral for the benefit of the then-outstanding Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the Notes include any Additional Notes actually issued.

Interest on these Notes will accrue at the rate of 11.50% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2011. We will make each interest payment to the Noteholders of record on the immediately preceding March 15 and September 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest and Special Interest, if any, at such higher rate to the extent lawful.

Interest on these Notes will accrue from March 31, 2011. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we are not entitled to redeem the Notes at our option prior to April 1, 2014.

On and after April 1, 2014, we are entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on or after April 1 of the years set forth below:

Period	Redemption Price
2014	105.750%
2015 and thereafter	100.000%

In addition, any time prior to April 1, 2014, we are entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 111.500%, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by Pretium or any of its Subsidiaries); and

(2)	each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to April 1, 2014, we are entitled at our option to redeem all or any part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at April 1, 2014 (such redemption price being described in the second paragraph in this “—Optional Redemption”) plus (2) all remaining required interest payments (including additional interest, if any) due on such Note through April 1, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note. We shall determine the Applicable Premium and redemption price.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to April 1, 2014; provided, however, that if the then remaining term of the Notes to April 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to April 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. We shall obtain the foregoing Treasury Rate.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable, by lot or such other methods as the Trustee in its sole discretion shall deem to be fair and appropriate; it being understood that such selection shall be in accordance with applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuers default in delivering the redemption funds.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise, in accordance with applicable securities laws.

Ranking

The indebtedness evidenced by these Notes and the Notes Guarantees are secured and rank pari passu in right of payment to the Senior Indebtedness of the Issuers and the Guarantors, as the case may be, and have the benefit of a second-priority security interest in the Collateral as described under “—Security for the Notes.” The Notes are guaranteed by the Guarantors and rank senior in right of payment to all existing and future Subordinated Obligations of the Issuers and the Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes and the Notes Guarantees are second in priority (subject, in addition, to Permitted Liens and to certain exceptions described under the heading “—Security for the Notes”) to all security interests at any time granted to secured First-Priority Lien Obligations.

As of June 30, 2011 the Issuers and the Guarantors had $153.4 million of Senior Indebtedness outstanding (including borrowings and related Guarantees of approximately $3.0 million under the ABL Credit Facility), $150.0 million of secured Indebtedness in respect of the Notes, $0.4 million of other secured indebtedness and the Issuers would have had an additional $25.0 million of borrowing capacity under the ABL Credit Facility, which, if borrowed, would be effectively senior to all of the Issuers’ and the Guarantors’ obligations with respect to the Notes and the Notes Guarantees, to the extent of the value of the Collateral securing such obligations on a first-priority basis.

Although the Indenture contains limitations on the amount of additional Indebtedness that Pretium and the Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and under certain circumstances such additional Indebtedness may be secured. See “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.”

Note Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally, Guarantee, on a senior secured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all Obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Special Interest, if any, on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Guarantors Guarantee the Notes and, in the future, each direct and indirect Restricted Subsidiary of the Issuers that is a borrower under the ABL Credit Facility or that Guarantees Indebtedness of the Issuers under the ABL Credit Facility will, subject to certain exceptions discussed in “—Certain Covenants—Limitation on Indebtedness,” Guarantee the Notes. The Note Guarantees are secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by the Guarantors.

Not all of the Issuers’ future Subsidiaries are required to Guarantee the Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Issuer or its Restricted Subsidiaries, including the non-Guarantors.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Note Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless. If a Note Guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and Collateral—Federal and state fraudulent transfer laws may permit a court to void the Notes and the Guarantees, subordinate claims in respect of the Notes and any Note Guarantees and require holders of the Notes to return payments received and, if that occurs, you may not receive any payments on the Notes.”

Pursuant to the Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation” and (B) the Capital Stock of a Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Guarantor, if such other Person is not either of the Issuers or a Guarantor, such Guarantor’s obligations under the Note Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Guarantor, including the sale or disposition of Capital Stock of a Guarantor following which such Guarantor is no longer a Subsidiary of Pretium; or

(2)	the sale or disposition of all or substantially all the assets of a Guarantor;

in each case other than to Pretium or a Subsidiary of Pretium and as permitted by the Indenture and if in connection therewith the Issuers provide an Officers’ Certificate to the Trustee to the effect that the Issuers will comply with their obligations under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Note Guarantee will be released from its obligations thereunder.

The Note Guarantee of a Guarantor will be released:

(1)	upon the designation of such Guarantor as an Unrestricted Subsidiary; or

(2)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Security for the Notes

General

The Notes and the Note Guarantees have the benefit of the Collateral (as defined below), as to which the Lenders and certain other holders of First-Priority Lien Obligations have a first-priority security interest and the Holders of the Notes and holders of certain Other Pari Passu Lien Obligations have a second-priority security interest (subject, in addition, to Permitted Liens). We and the Guarantors are able to Incur additional Indebtedness in the future which could share in the Collateral, including additional First-Priority Lien Obligations and additional Indebtedness that would be secured on a parity basis with the Notes (subject, in addition, to Permitted Liens). The amount of all such additional Indebtedness of Pretium and the Restricted Subsidiaries will be limited by the covenants disclosed under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Indebtedness.”

Subject to the Liens and security interests securing the First-Priority Lien Obligations and Permitted Liens, the Notes are secured by a second-priority lien on and security interest in substantially all of the Issuers’ and each Guarantor’s existing and future tangible and intangible assets (other than Excluded Assets), including (without limitation):

(1)	accounts;

(2)	equipment, goods, inventory and fixtures;

(3)	documents, instruments and chattel paper;

(4)	letters of credit and letter-of-credit rights;

(5)	securities collateral and collateral accounts;

(6)	investment property, including all Capital Stock owned by the Issuers and the Guarantors;

(7)	intellectual property;

(8)	commercial tort claims;

(9)	general intangibles;

(10)	deposit accounts (other than payroll accounts and certain segregated disbursement accounts);

(11)	cash and cash equivalents;

(12)	supporting obligations;

(13)	books and records;

(14)	leased and owned real property to the extent securing the First-Priority Lien Obligations; and

(15)	to the extent not covered by clauses (1) through (14) above, all other personal property of the Issuers and the Guarantors, whether tangible or intangible, and all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Issuers and the Guarantors, as the case may be, from time to time with respect to any of the foregoing (collectively, the “Collateral”).

Notwithstanding the foregoing, the Collateral do not include any of the following assets (collectively, the “Excluded Assets”):

(1)

any lease, license, contract, property rights or agreement (including, without limitation, any licenses for intellectual property and any domain name registration agreement) to which the applicable Issuer or any Guarantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the applicable Issuer or such Guarantors therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Code) or principles of equity); provided, however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above;

(2)	Voting Stock of any Foreign Subsidiary that is directly owned by Pretium or a Guarantor solely to the extent representing in excess of 65% of the total voting power of all outstanding Voting Stock of such Foreign Subsidiary and all Capital Stock of Foreign Subsidiaries directly owned by any Person that is not Pretium or a Guarantor, in each case to the extent not pledged to secure the First-Priority Lien Obligations;

(3)	(a) any parcel of real property owned in fee by the Issuers or any Guarantor with a Fair Market Value (measured as of the date of the Indenture or, with respect to property acquired after the date of the Indenture, as of the date of acquisition) of less than $1.0 million and (b) any parcel of real property leased by the Issuers or any Guarantor for which aggregate annual payments under the term of the lease are less than $1.0 million; and

(4)	any parcel of real property owned in fee by the Issuers or any Guarantor held for sale within the initial six month period following the Issue Date; provided, however that if such property becomes subject to a Lien in favor of any First-Priority Lien Obligations, then such property shall be included in Collateral and a second-priority security interest on such property shall immediately be granted in favor of the Trustee, Note Collateral Agent and each Noteholder in accordance with the Security Documents.

Limitations on Collateral in the Form of Securities

Rule 3-16 of Regulation S-X, promulgated pursuant to the Securities Act (as currently enacted and as it may be amended or modified, “Rule 3-16”) requires the presentation of a company’s stand-alone, audited financial statements if that company’s capital stock or other securities are pledged to secure the securities of another issuer, and the greatest of the principal amount, par value, book value and market value of the pledged stock or securities equals or exceeds 20% of the principal amount of the securities secured by such pledge. The Indenture provides that the Capital Stock and other securities of a Subsidiary of Pretium that are owned by the Issuers and the Guarantors will constitute Collateral only if all such Capital Stock or other securities can secure the Notes or any Note Guarantee without Rule 3-16 or any other law, rule or regulation requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency).

In the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any governmental agency) of separate audited financial statements of any affiliate of Pretium due to the fact that such affiliate’s capital stock or other securities secure the Notes, then the capital stock or other securities of such affiliate will automatically be deemed released and to not be and to not have been part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to evidence the release of the Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

In addition, the Indenture and the Security Documents provide that if the Capital Stock or other securities of any Subsidiary of Pretium are held by any Issuer or Guarantor, are not part of the Collateral and may be pledged without causing separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency) pursuant to Rule 3-16 or any other law, rule or regulation as a result of such pledge, then the Capital Stock or other securities of such Subsidiary shall be required to become part of the Collateral and Pretium shall promptly cause such Capital Stock to be pledged in accordance with the covenant described below under the captions “—Certain Covenants—Future Guarantors” and “—Certain Covenants—After-Acquired Property.”

Security Documents and Certain Related Intercreditor Provisions

The Issuers, the Guarantors, the Notes Collateral Agent and the Trustee entered into one or more Security Documents creating and establishing the terms of the security interests that secure the Notes and the Note Guarantees. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. If the Issuers and the Guarantors were not able to complete all filings and other similar actions required in connection with the perfection of such security interests on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions, including obtaining any required consents from third parties, promptly following the Issue Date. The Bank of New York Mellon Trust Company, N.A. was appointed, pursuant to the Indenture, as the Notes Collateral Agent. The Trustee, Notes Collateral Agent and each Noteholder and each other holder of, or obligee in respect of, any Obligations in respect of the Notes or the Note Guarantees outstanding at such time are referred to collectively as the “Noteholder Secured Parties.”

Intercreditor Agreement

On the Issue Date, the Issuers, the Guarantors, the Trustee, the Notes Collateral Agent and the ABL Collateral Agent entered into the Intercreditor Agreement. Although the Holders of the Notes are not party to the Intercreditor Agreement, by their acceptance of the Notes they agreed to be bound thereby. Pursuant to the terms of the Intercreditor Agreement, the ABL Collateral Agent will determine the time and method by which the security interests in the Collateral will be enforced.

The aggregate amount of the obligations secured by the Collateral may, subject to the limitations set forth in the Indenture, be increased. A portion of the obligations secured by the Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the liens held by the Noteholders or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either class of obligations secured by the Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral or any defect or deficiencies in, or failure to perfect, the liens securing the First-Priority Lien Obligations secured by any Collateral or by any other circumstance whatsoever. All liens on the Collateral securing the First-Priority Lien Obligations shall be and remain senior in right, priority, operation, effect and all other respects to all liens held by the Holders of the Notes, whether or not such liens securing the First-Priority Lien Obligations are subordinated to any lien securing any other obligation of the Issuers or the Guarantors.

No Action With Respect to the Collateral

The Intercreditor Agreement provides that none of the Noteholder Secured Parties may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or institute any action or proceeding with respect to any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the

Collateral under any Security Document, applicable law or otherwise, at any time when any First-Priority Lien Obligations remain outstanding or any letter of credit issued under the ABL Credit Facility has not been cancelled or fully cash collateralized or all amounts thereunder have not been reimbursed in full or any commitment to extend credit that would constitute such First-Priority Lien Obligations remain in effect. Only the ABL Collateral Agent (or, in certain limited circumstances, other representatives acting on behalf of the holders of First-Priority Lien Obligations) shall be entitled to take any such actions or exercise any such remedies during such time, all in such order and such manner as they may determine in their sole discretion. Notwithstanding the foregoing, the Notes Collateral Agent may take such actions as is necessary (and appropriate consistent with the rights and priorities of the First-Priority Lien Obligations) to perfect or continue the perfection of the Noteholders’ second-priority security interest in the Collateral and the Noteholder Secured Parties and the Notes Collateral Agent may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including the commencement of an insolvency or liquidation proceeding against the Issuers or any Guarantor in accordance with applicable law.

No Duties of ABL Collateral Agent

The Intercreditor Agreement provides that neither the ABL Collateral Agent nor any holder of any First-Priority Lien Obligations secured by any Collateral will have any duties or other obligations to any Noteholder Secured Party with respect to the Collateral, other than to transfer to the Trustee any proceeds of any such Collateral in which the Notes Collateral Agent continues to hold a security interest and that are remaining following (x) any sale, transfer or other disposition of such Collateral and (y) the payment and satisfaction in full of such First-Priority Lien Obligations and the cancellation or full cash collateralization of all letters of credit issued under the ABL Credit Facility and reimbursement in full of all amounts thereunder and the termination of any commitment to extend credit that would constitute such First-Priority Lien Obligations, or, if the ABL Collateral Agent is in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the ABL Collateral Agent or any such lender. In addition, the Intercreditor Agreement further provides that, until the First-Priority Lien Obligations shall have been paid and satisfied in full and all letters of credit issued under the ABL Credit Facility have been cancelled or fully cash collateralized and all amounts thereunder have been reimbursed in full, and any commitment to extend credit that would constitute First-Priority Lien Obligations secured thereby shall have been terminated, the ABL Collateral Agent will be entitled, for the benefit of the holders of such First-Priority Lien Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral without regard to any second-priority security interest therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such second-priority security interest. Without limiting the foregoing, the Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that neither the ABL Collateral Agent nor any holder of any First-Priority Lien Obligations will have any duty or obligation first to marshal or realize upon the Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation.

The Intercreditor Agreement additionally provides that the Notes Collateral Agent and the Trustee will waive, and each Holder of the Notes will waive by its acceptance of the Notes, any claim that may be had against the ABL Collateral Agent or any holder of any First-Priority Lien Obligations (except to the extent due to the gross negligence or willful misconduct of the ABL Collateral Agent) arising out of (i) any actions the ABL Collateral Agent or such holder of First-Priority Lien Obligations takes or omits to take with respect to the Collateral (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or disposition of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Lien Obligations from any account debtor, guarantor or any other party) or the collection of such First-Priority Lien Obligations or the valuation, use, protection or release of any security for such First-Priority Lien Obligations, (ii) any election by the ABL Collateral Agent or such holder of First-Priority Lien Obligations, in any proceeding instituted under Title 11 of the United States Code of the application of Section 1111(b) of Title 11 of the United States Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code to, or the use of cash collateral by, Pretium or any of its subsidiaries as debtor-in-possession.

No Interference; Payment Over; Reinstatement

The Trustee and the Notes Collateral Agent each agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that:

•

it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Holders of the Notes have on the Collateral pari passu with, or to give the Trustee or the Holders of the Notes any preference or priority relative to, any lien that the holders of any First-Priority Lien Obligations have with respect to the Collateral;

•

it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the Collateral, the validity, attachment, perfection or priority of any lien held by the holders of any First-Priority Lien Obligations, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

•

it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the ABL Collateral Agent or the holders of any First-Priority Lien Obligations;

•

it will have no right to (A) direct the ABL Collateral Agent or any holder of any First-Priority Lien Obligations to exercise any right, remedy or power with respect to such Collateral or (B) consent to the exercise by the ABL Collateral Agent or any holder of any First-Priority Lien Obligations of any right, remedy or power with respect to such Collateral;

•

it will not object to the forbearance by the ABL Collateral Agent or any holder of First-Priority Lien Obligations secured by any Collateral from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral;

•

it will not oppose or seek to challenge any claim by the ABL Collateral Agent or any holder of First-Priority Lien Obligations for allowance in any judicial or insolvency proceeding consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the First-Priority Lien Obligations (it being understood that the ABL Collateral Agent and the holders of the First-Priority Lien Obligations will not contest any similar action by the Notes Collateral Agent or any Holders of Notes);

•

if, in connection with any judicial or insolvency proceeding, debt obligations of the reorganized debtor secured by liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the First-Priority Lien Obligations and on account of the obligations under the Notes, then to the extent the debt obligations distributed on account of the First-Priority Obligations and on account of the obligations under the Notes are secured by liens upon the same property, it agrees that the provisions of the Intercreditor Agreement shall survive the distribution of such debt obligations and will apply with like effect on the liens securing such debt obligations;

•

it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the ABL Collateral Agent or any holder of any First-Priority Lien Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the ABL Collateral Agent nor any holders of any First-Priority Lien Obligations will be liable for, any action taken or omitted to be taken by the ABL Collateral Agent or such holders with respect to such Collateral;

•	it will not seek, and will waive any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

The Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that if it obtains possession of the Collateral, or any portion thereof, or realizes any proceeds or payment in respect of the Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, including through any Liens that have been avoided, at any time when any First-Priority Lien Obligations secured or intended to be secured by such Collateral remains outstanding or any commitment to extend credit that would constitute First-Priority Lien Obligations remains in effect, then it will hold such Collateral, proceeds or payment in trust for the ABL Collateral Agent and the holders of any First-Priority Lien Obligations and transfer such Collateral, proceeds or payment, as the case may be, to the ABL Collateral Agent. The Trustee, the Notes Collateral Agent and each Holder of the Notes further agree that if, at any time, all or part of any payment with respect to any First-Priority Lien Obligations previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the ABL Collateral Agent any payment received by it in respect of any such Collateral and shall promptly turn any such Collateral then held by it over to the ABL Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such First-Priority Lien Obligations. The Trustee and the Notes Collateral Agent and each Holder of the Notes agree by its acceptance of the Notes that if it becomes a judgment lien creditor in respect of its enforcement of its rights as an unsecured creditor, such judgment will be subject to the Intercreditor Agreement for all purposes.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If Pretium or any of its subsidiaries becomes subject to a case under the U.S. Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral as defined in Section 363 of the U.S. Bankruptcy Code, the Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder agrees by its acceptance of the Notes that it will raise no objection to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral, unless the ABL Collateral Agent or the holders of a majority of First-Priority Lien Obligations secured by such Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Liens of such First-Priority Lien Obligations in such Collateral, the Trustee and the Notes Collateral Agent will, for themselves and on behalf of the Holders of the Notes, subordinate the liens of the Noteholder Secured Parties in such Collateral to the liens of the First-Priority Lien Obligations in such Collateral and the DIP Financing Liens), so long as the Noteholder Secured Parties retain liens on all the Notes Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority in relation to the First-Priority Lien Obligations as existed prior to the commencement of the case under the U.S. Bankruptcy Code.

The Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that it will not contest any request by the ABL Collateral Agent or any other holder of First-Priority Lien Obligations for adequate protection or contest any objection by the ABL Collateral Agent or any other holder of First-Priority Lien Obligations to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of First-Priority Lien Obligations claiming a lack of adequate protection. Notwithstanding the foregoing, if the ABL Collateral Agent or any holders of First-Priority Lien Obligations are granted adequate protection in connection with any cash collateral or DIP Financing, the Trustee and the Holders of the Notes may seek or request adequate protection in the form of a lien on such additional collateral, which lien will be subordinated to the liens securing the First-Priority Lien Obligations and such cash collateral use or

DIP Financing on the same basis as the other liens securing the Notes are subordinated to the First-Priority Obligations. In the event the Trustee and/or the Holders of the Notes seek or request adequate protection in respect of obligations under the Notes and such adequate protection is granted in the form of additional Collateral, then the Trustee and the Holders of the Notes agree that the ABL Collateral Agent and the holders of First-Priority Lien Obligations will also be granted a senior lien on such additional Collateral as security for the First-Priority Lien Obligations and for any cash collateral use or DIP Financing provided by the holders of the First-Priority Lien Obligations and that any lien on such additional Collateral securing the Notes shall be subordinated to the lien on such Collateral securing the First-Priority Lien Obligations and any such DIP Financing provided by the holders of First-Priority Lien Obligations and to any other liens granted to the holders of First-Priority Lien Obligations as adequate protection on the same basis as the other liens securing the Notes are subordinated to such First-Priority Lien Obligations under the Intercreditor Agreement.

The Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that it will not object to or oppose a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the ABL Collateral Agent or the holders of a majority of First-Priority Lien Obligations shall have consented to such sale or disposition of such Collateral.

The Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that it will not, without the prior written consent of the ABL Collateral Agent, seek or request relief from the automatic stay or any other stay in any judicial or insolvency proceeding in respect of any part of the Collateral.

Insurance

Unless and until written notice by the ABL Collateral Agent to the Trustee that the obligations under the ABL Credit Facility have been paid in full and all commitments to extend credit under the ABL Credit Facility shall have been terminated, as between the ABL Collateral Agent, on the one hand, and the Trustee and Notes Collateral Agent, as the case may be, on the other hand, only the ABL Collateral Agent will have the right (subject to the rights of the borrowers and guarantors under the security documents related to the ABL Credit Facility and the Indenture and the Security Documents) to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral.

Refinancings of the ABL Credit Facility and the Notes

The Obligations under the ABL Credit Facility and the Obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the ABL Credit Facility or any security document related thereto and the Indenture and the Security Documents) of the ABL Collateral Agent or any holder of First-Priority Lien Obligations or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the ABL Collateral Agent or the Notes Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Collateral Agent or the Notes Collateral Agent, as the case may be.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of Pretium, and without the consent of either the ABL Collateral Agent or the Notes Collateral Agent, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness and (b) to establish that Liens on any

Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Collateral securing the indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Use and Proceeds of Collateral

After the satisfaction of all obligations under any First-Priority Lien Obligations and the termination of all commitments to extend credit that would constitute First-Priority Lien Obligations, the Trustee, in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or Notes Collateral Agent) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes.

Subject to the terms of the security documents related to the ABL Credit Facility and the Security Documents, the Issuers and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, cash equivalents, securities and other obligations deposited with the ABL Collateral Agent (or another financial institution) subject to a control agreement for the benefit of the holders of the First-Priority Lien Obligations and the Noteholder Secured Parties in accordance with the provisions of the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks Related to the Notes and Our Indebtedness—In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the collateral will be subject to certain bankruptcy limitations.”

Conflicts Among the Intercreditor Agreement, the Senior Credit Documents, the Indenture and the Security Documents

In the event of any conflict between the provisions of the Intercreditor Agreement and the provisions of the Indenture or the Security Documents or the ABL Credit Facility and related documents, the provisions of the Intercreditor Agreement will govern and control.

Release of Collateral

The Issuers and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(2)	in the case of a Guarantor that is released from its Notes Guarantee, to the extent not prohibited by the Indenture, the release of the property and assets of such Guarantor; or

(3)	as described under “—Amendments and Waivers” below.

Notwithstanding the existence of a Default, the second-priority lien on the Collateral securing the Notes shall terminate and be released automatically to the extent the first-priority liens on the Collateral are released by the ABL Collateral Agent in connection with a sale, transfer or disposition of Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such Collateral by the ABL Collateral Agent (but not with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the First-Priority Lien Obligations).

In addition, all of the security interests in the Collateral securing the Notes will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including Special Interest, if any) on, the Notes and all other Obligations under the Indenture, the Notes Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.

Book-Entry, Delivery and Form

The Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each ease for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes are not entitled to receive physical delivery of Notes in certificated form. In addition, transfers of beneficial interests in the Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Notes).

Investors in the notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Pretium and the Trustee will treat the Persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Pretium, the Trustee nor any agent of Pretium or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Pretium. Neither Pretium nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Pretium and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Subject to any applicable transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised Pretium that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither Pretium nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Note is exchangeable for certificated Notes if:

(1)	DTC (a) notifies Pretium that it is unwilling or unable to continue as depositary for the Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	Pretium, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Note may be exchanged for Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Notes delivered in exchange for any Note or beneficial interests in Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legends, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

Pretium will make payments in respect of certificated Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holder. Pretium will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. Certificated Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in certificated Notes will, therefore, be required by DTC to be settled in immediately available funds. Pretium expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

Change of Control

Change of Control Offer

Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuers repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following a Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is the result of negotiations among us and the Initial Purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The ABL Credit Facility limits our ability to purchase Notes and will also provide that the occurrence of certain change of control events with respect to the Issuers would constitute a default thereunder. In the event a Change of Control occurs at a time when we are limited in our ability to purchase Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such limitation. If we do not obtain such a consent or repay such borrowings, we remain limited in our ability to purchase Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the ABL Credit Facility.

Future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases,

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Pretium to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Pretium. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a holder’s right to require the Issuers to make a Change of Control Offer as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a)	Pretium will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Pretium and the Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0; provided, that the amount of Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $5.0 million at any one time outstanding.

(b)	Notwithstanding the foregoing paragraph (a), Pretium and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by Pretium or any Restricted Subsidiary under the ABL Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount not to exceed the greater of (A) $25.0 million or (B) the Borrowing Base as of any date of Incurrence;

(2)	Indebtedness owed to and held by Pretium or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Pretium or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if Pretium is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Note Guarantee;

(3)	Indebtedness represented by the Notes (other than any Additional Notes) and the related Note Guarantees and the exchange notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant), after giving effect to the Refinancing Transactions;

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired, directly or indirectly, by Pretium (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by Pretium); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was, directly or indirectly, acquired by Pretium and after giving pro forma effect thereto, (x) Pretium would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or (y) the Consolidated Coverage Ratio would be greater than the Consolidated Coverage Ratio calculated immediately prior to the time such Subsidiary became a Restricted Subsidiary or was acquired, directly or indirectly, by Pretium;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

(7)	Bank Product Obligations and Hedging Obligations incurred in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, or to protect against fluctuations in the price of energy or other commodities used in the business of Pretium and its Subsidiaries, and in each case not for the purpose of speculation;

(8)	obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, completion and surety bonds or guarantees and similar types of obligations, in each case Incurred in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of its Incurrence; and Indebtedness in respect of cash management obligations and netting services, automatic clearinghouse and similar arrangements in the ordinary course of business, in each case in connection with deposit accounts;

(10)	the Guarantee by Pretium or any Restricted Subsidiary of Indebtedness of Pretium or a Restricted Subsidiary of Pretium that was permitted to be incurred by another provision of this covenant; provided, however, that if the Indebtedness being Guaranteed is contractually subordinated to or pari passu with the Notes or a Note Guarantee, then the Guarantee Incurred pursuant to this clause (10) shall be contractually subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(11)	Indebtedness (including Capital Lease Obligations) of Pretium or a Restricted Subsidiary Incurred to finance the purchase, lease, construction, design, installation, remodeling or improvement of any property, plant or equipment used or to be used in the business of Pretium or such Restricted Subsidiary, whether through the direct purchase of such property, plant or equipment or the purchase of Capital Stock of any Person owning such property, plant or equipment, and any Indebtedness of Pretium or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (11), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding on the date of such Incurrence, does not exceed $5.0 million;

(12)	the Incurrence by Pretium or any of the Restricted Subsidiaries of Indebtedness consisting of earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition or acquisition of assets; provided that with respect to any disposition, the maximum aggregate liability in respect of all such Indebtedness shall at not time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by Pretium and its Restricted Subsidiaries in connection with such disposition;

(13)	Indebtedness Incurred by Foreign Subsidiaries which, when taken together with all other Indebtedness pursuant to this clause (13) and outstanding on the date of such Incurrence, does not exceed $7.5 million;

(14)	the Incurrence by Pretium or any Guarantor of Indebtedness in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding on the date of such Incurrence, does not exceed $10.0 million; and

(15)	Indebtedness owed to an insurance company or an Affiliate thereof for the financing of insurance premiums.

(c)	Notwithstanding the foregoing, none of the Issuers nor any Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuers or any Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Note Guarantee to at least the same extent as such Subordinated Obligations.

(d)	For purposes of determining compliance with this covenant:

(1)	any Indebtedness outstanding under the ABL Credit Facility on the Issue Date shall be deemed incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuers, in their sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4)	following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Issuers such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause and the other provisions of the Indenture at the time of such reclassification.

(e)	For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a)	Pretium will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Pretium or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	Pretium is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs (unless the Issue Date is the first Business Day of a fiscal quarter, in which case it shall be measured at the beginning of such fiscal quarter) to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment or, if earlier, the date on which the Noteholders receive the quarterly financial statements of Pretium for the most recently ended fiscal quarter (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit)); plus

(B)	100% of the aggregate Net Cash Proceeds or Fair Market Value of any assets received by Pretium either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of the outstanding Capital Stock of Pretium by its stockholders or members subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of Pretium or any of the Restricted Subsidiaries is reduced on Pretium’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of Pretium or such Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Pretium (including any accrued interest or unpaid fees then outstanding in respect of such Indebtedness to the extent the obligation to pay such interest or fees is extinguished as a result of such exchange), less the amount of any cash, or the Fair Market Value of any other property, distributed by Pretium upon such conversion or exchange; plus

(D)	an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by Pretium or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Pretium or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Pretium’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Pretium or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)	The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock or a substantially concurrent cash capital contribution received by Pretium; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuers or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments to the extent not otherwise included under clause (3) of paragraph (a) above;

(4)	the purchase, redemption or other acquisition of shares of Capital Stock of Pretium or any of its Restricted Subsidiaries, or any Restricted Payment to effect the purchase, redemption or other acquisition of shares of Capital Stock of any direct or indirect parent of Pretium, in any such case from employees, former employees, directors, former directors, officers, former officers, consultants or former consultants of Pretium or any of its Subsidiaries (or Heirs or other permitted transferees of any of the foregoing), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Pretium (or such direct or indirect parent); provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not in any calendar year exceed the sum of:

(A)	$5.0 million plus any unused amount in any preceding calendar year subject to a maximum of $7.5 million in any calendar year; plus

(B)	the Net Cash Proceeds from the sale of Qualified Capital Stock of Pretium or, to the extent contributed to the common equity of Pretium, Qualified Capital Stock of any direct or indirect parent of Pretium, to employees, directors, officers or consultants of Pretium and the Restricted Subsidiaries that occurs after the Issue Date (in each case to the extent such Net Cash Proceeds have not otherwise been applied to the payment of Restricted Payments or included in the calculation pursuant to clause (a)(3)(B) above); plus

(C)	the cash proceeds of key man life insurance policies received by Pretium and the Restricted Subsidiaries after the Issue Date;

provided further, however, that (x) the cancelation of Indebtedness owing to Pretium from employees, directors, officers and consultants of Pretium or any of the Restricted Subsidiaries in connection with the repurchase of Qualified Capital Stock of Pretium from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture and (y) purchases, redemptions, acquisitions and other Restricted Payments made pursuant to this clause (4) shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(5)	the declaration and payments of regularly scheduled or accrued dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Pretium (or any direct or indirect parent of Pretium); provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Pretium); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Disqualified Stock of the Issuers or any Guarantor; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Pretium (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(9)	in the event of an Asset Disposition that requires Pretium to offer to repurchase Notes pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Disqualified Stock of Pretium or any Guarantor; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Pretium has made an offer with respect to the Notes pursuant to the provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and has repurchased all Notes validly tendered and not withdrawn in connection with such offer; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(10)	payments pursuant to clauses (b)(7) and (8) of the covenant described under “—Limitation on Affiliate Transactions”; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(11)	the declaration or payment of dividends on the common equity of Pretium, or Restricted Payments to effect the declaration or payment of dividends on the common equity of any direct or indirect parent of Pretium, in either case following the first public offering of the common stock of Pretium or any such direct or indirect parent, of up to 6% per annum of the Net Cash Proceeds actually received by Pretium in any such public offering (and in the case of an offering of such common stock of any such direct or indirect parent, such Net Cash Proceeds have been contributed to the common equity of Pretium), other than public offerings with respect to Pretium’s or such direct or indirect parent company’s common stock registered on Form S-8; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments to the extent not otherwise included under clause (3) of paragraph (a) above;

(12)	the payment or distribution to dissenting equity holders pursuant to applicable law in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations, amalgamations and transfers of all or substantially all of the property and assets of Pretium or any of the Restricted Subsidiaries; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above;

(13)	loans and advances to employees and officers of Pretium and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes, not to exceed an aggregate principal amount of $5.0 million at any one time outstanding; provided, however, that (A) at the time of each such payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above; and

(14)	so long as Pretium is properly treated as a partnership for U.S. federal and relevant state income tax purposes, Tax Distributions to the direct owners or members of Pretium in an amount not to exceed the Tax Amount for such period; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments under clause (3) of paragraph (a) above.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Pretium or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Pretium whose determination will be conclusive and will be evidenced by an officers’ certificate delivered to the trustee.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Pretium will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Pretium or a Restricted Subsidiary or pay any Indebtedness owed to Pretium or a Restricted Subsidiary, (b) make any loans or advances to Pretium or a Restricted Subsidiary or (c) transfer any of its property or assets to Pretium or a Restricted Subsidiary, except:

(1)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date or with respect to the ABL Credit Facility;

(2)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or otherwise binding on such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Pretium and outstanding on such date; provided, however, that such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(3)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are, in the good faith judgment of Pretium’s Board of Directors, not materially more restrictive, taken as a whole, with respect to such Restricted Subsidiary than the encumbrances and restrictions contained in such predecessor agreement;

(4)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(5)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(6)	restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(7)	any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;

(8)	provisions contained in any license, permit or other accreditation with a regulatory authority relating to a Related Business and entered into in the ordinary course of business;

(9)	provisions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(10)	customary non-assignment provisions in contracts, licenses and other agreements (including, without limitation, leases) entered into in the ordinary course of business;

(11)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property or any proceeds therefrom subject to such security agreements or mortgages; and

(12)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of Pretium, which limitation is applicable only to the assets that are the subject of such agreements and any proceeds therefrom.

Limitation on Sales of Assets and Subsidiary Stock

Pretium will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Disposition, unless:

(a)	Pretium or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by an Officer of Pretium) of the assets sold or otherwise disposed of; and

(b)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Pretium or such Restricted Subsidiary, as the case may be (which, for purposes of this clause (b), consideration will not include any contingent payment obligations related to such Asset Disposition, including, earn-out payments, purchase price adjustments and deferred purchase price payments), is in the form of cash or Cash Equivalents; provided that the amount of:

(1)	any liabilities (as shown on Pretium’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if Incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such Incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by an Officer of Pretium) of Pretium or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes and the Note Guarantees, that are assumed by the transferee of any such assets and for which Pretium and all of its Restricted Subsidiaries have been validly released in writing;

(2)	any securities or other obligations received by Pretium or such Restricted Subsidiary from such transferee that are converted by Pretium or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition;

(3)	any Capital Stock, properties or assets of the kind referred to in clause (b) of the following paragraph; and

(4)	cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with such Asset Disposition, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Cash Proceeds of any Asset Disposition (the “Application Period”), Pretium or such Restricted Subsidiary, at its option, may apply the Net Cash Proceeds from such Asset Disposition to one or more of the following, or any combination,

(a)	to reduce or repay:

(1)	First-Priority Lien Obligations;

(2)	Obligations under Indebtedness (other than Subordinated Obligations) that is secured by a Lien, which Lien is permitted by the Indenture; or

(3)	Indebtedness of a non-Guarantor Subsidiary, other than Indebtedness owed to Pretium or another Restricted Subsidiary; or

(b)	to make (1) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock of a Restricted Subsidiary or results in Pretium or another of its Restricted Subsidiaries owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (2) capital expenditures or (3) acquisitions of other properties or assets, in the case of each of (1), (2) and (3), used or useful in a Related Business; or

(c)	to redeem Notes in accordance with the provisions set forth under “—Optional Redemption,” to make open market purchases of the Notes (to the extent such purchases are at or above 100% of the principal amount thereof), or to make an offer to purchase Notes (in accordance with the procedures set forth below for a Collateral Proceeds Offer or Asset Disposition Offer, as the case may be); provided, that all Net Cash Proceeds used to make such an offer to purchase shall be deemed to have been so applied whether or not accepted by the Holders.

Any Net Cash Proceeds from an Asset Disposition of Collateral that are not invested or applied as provided and within the time period set forth in the second paragraph of this covenant will be deemed to constitute “Collateral Excess Proceeds.” The Issuers shall make an offer to all Holders of the Notes and if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations (a “Collateral Proceeds Offer”), to purchase the maximum aggregate principal amount of the Notes that is in an amount equal to at least $2,000, that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Special Interest, if any, or, in respect of such Other Pari Passu Lien Obligations, such lesser price, if any, as may be provided for by the terms of such Other Pari Passu Lien Obligations, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence a Collateral Proceeds Offer with respect to Collateral Excess Proceeds within ten Business Days after the date that Collateral Excess Proceeds exceed $10.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may, at their election, satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Disposition by making a Collateral Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 365-day period (or such longer period provided above).

To the extent that the aggregate amount of Notes and such Other Pari Passu Lien Obligations tendered pursuant to a Collateral Sale Offer is less than the Collateral Excess Proceeds, the Issuers may use any remaining Collateral Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or such Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes and the Issuers shall select such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered with adjustments as necessary so that no Notes or Other Pari Passu Lien Obligations will be repurchased in part in an unauthorized denomination. Upon completion of any such Collateral Sale Offer, the amount of Collateral Excess Proceeds that resulted in the Collateral Sale Offer shall be reset to zero.

Any Net Cash Proceeds from an Asset Disposition of non-Collateral that are not invested or applied as provided and within the time period set forth in the second paragraph of this covenant will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers shall make an offer to all Holders of the Notes and, if required by the terms of any Senior Indebtedness, to the Holders of such other Senior Indebtedness (an “Asset Disposition Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Disposition Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Disposition of non-Collateral by making an Asset Disposition Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 365-day period (or such longer period provided above) or with respect to Excess Proceeds of $5.0 million or less.

To the extent that the aggregate amount of Notes and such Senior Indebtedness tendered pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuers shall select the Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or the Senior Indebtedness tendered with adjustments as necessary so that no Notes or Senior Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Disposition Offer, the amount of Excess Proceeds that resulted in the Asset Disposition Offer shall be reset to zero.

Pending the final application of any Collateral Excess Proceeds or Excess Proceeds, Pretium (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Collateral Excess Proceeds or Excess Proceeds in any manner that is not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Disposition Offer or Collateral Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

The ABL Credit Facility will prohibit or limit, and future credit agreements or other agreements to which the Issuers becomes a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Disposition covenant. In the event the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Limitation on Affiliate Transactions

(a)	Pretium will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Pretium (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction (taken as a whole) are no less favorable to Pretium or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Pretium disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of Pretium; and

(3)

if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors of Pretium shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair (taken as a whole), from a financial standpoint, to Pretium and the Restricted Subsidiaries or is not less favorable to Pretium and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction if such Person were not an Affiliate.

(b)	The provisions of the preceding paragraph (a) will not be applicable to:

(1)	any Permitted Investment and any Investment (other than a Permitted Investment) or other Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Pretium;

(3)	the payment of reasonable fees to directors of Pretium, the Restricted Subsidiaries and any direct or indirect parent company of Pretium who are not employees of Pretium or the Restricted Subsidiaries;

(4)	reasonable director, officer, employee and consultant compensation, benefit, reimbursement and indemnification agreements, plans and arrangements entered into by Pretium, any of the Restricted Subsidiaries and any direct or indirect parent company of Pretium in the ordinary course of business;

(5)	any transaction between and/or among Pretium and a Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because Pretium or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of Pretium or any direct or indirect parent company of Pretium or the granting or performance of registration rights in respect of any such Capital Stock, which rights have been approved by the Board of Directors of such Person;

(7)	payments by Pretium to or on behalf of any direct or indirect parent of Pretium in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs actually incurred by any direct or indirect parent of Pretium in the ordinary course of business and approved by the Board of Directors of Pretium; provided, however, that such costs are determined in good faith by the Board of Mangers of Pretium to be reasonably attributable or allocable to the ownership of Pretium and the Restricted Subsidiaries;

(8)	the payment of fees, expenses and indemnities to Castle Harlan pursuant to the Management Agreement;

(9)	consulting fees and director’s fees payable pursuant to the Consulting Agreement; and

(10)	the provision of services in the ordinary course of business at rates comparable to those offered to third party customers to an Affiliate which would constitute an Affiliate Transaction solely as a result of Pretium or any of the Restricted Subsidiaries being in or under common control with such Affiliate.

Limitation on Line of Business

Pretium will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on Liens

Pretium will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than Permitted Liens) of any nature whatsoever on any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired.

Merger and Consolidation

(a)	The Issuers will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all its assets (determined on a consolidated basis) to, any other Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the applicable Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the applicable Issuer under the Notes and the Indenture and instruments in forms satisfactory to the Trustee and assumes by written agreement all of the obligations of the applicable Issuer under the Security Documents and the Intercreditor Agreement and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than the Consolidated Coverage Ratio immediately prior to such transaction; and

(4)	the applicable Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Pretium (so long as no Capital Stock of Pretium is distributed to any Person other than to a Guarantor) or (B) the applicable Issuer merging with an Affiliate of the applicable Issuer solely for the purpose and with the sole effect of reincorporating the applicable Issuer in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Pretium, which properties and assets, if held by Pretium instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Pretium on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Pretium.

The Successor Company will be the successor to the applicable Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under the Indenture, and the predecessor Company (and, to the extent the Successor Company is not a Restricted Subsidiary of Pretium, Pretium), except in the case of a lease, shall be released from its obligations under the Notes and the Indenture.

(b)	Pretium will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all of its assets to any Person unless;

(1)	except in the case of a Guarantor (x) that has been disposed of in its entirety to another Person (other than to Pretium or a Subsidiary of Pretium), whether through a merger, consolidation or sale of Capital Stock or assets (including as provided in the fifth paragraph under “—Guarantees”) or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith Pretium provides an Officers’ Certificate to the Trustee to the effect that Pretium will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Note Guarantee and shall have by written agreement confirmed that its obligations under the Security Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	Pretium delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

Pretium will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8), (9) or (11) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness (other than a Foreign Subsidiary that solely Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Each Person that becomes a Guarantor after the Issue Date shall also become a party to the applicable Security Documents and the Intercreditor Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral) and certificates and opinions of counsel as may be necessary to vest in the Notes Collateral Agent a perfected second priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Note Guarantees and as may be necessary to have such property or asset added to the Collateral as required under the Security Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; provided, however, that if granting such security interest in any such property or asset requires the consent of a third party, the Issuers will use commercially reasonable efforts to obtain such consent.

Impairment of Security Interest

Pretium will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, and Pretium will not, and will not permit any of the Restricted Subsidiaries to, except as permitted under the terms of the Indenture, grant to any Person other than the Notes Collateral Agent, for the benefit of the Trustee and the Holders of the Notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

After-Acquired Property

Promptly following the acquisition by either of the Issuers or any Guarantor of any After-Acquired Property, such Issuer or such Guarantor shall promptly execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and Opinions of Counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected second priority security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Reports

Whether or not Pretium is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, Pretium will provide the Trustee and Noteholders, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Pretium were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Pretium’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Pretium were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Pretium will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. Pretium will at all times comply with TIA §314(a).

If, at any time after consummation of the exchange offer contemplated by the Registration Rights Agreement, Pretium is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Pretium will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Pretium will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Pretium’s filings for any reason, Pretium will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Pretium were required to file those reports with the SEC.

If Pretium has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Pretium and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Pretium.

In addition, Pretium and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Pretium will hold a quarterly conference call to discuss its results of operations with Noteholders within 15 days of the date of delivery to the Trustee of the annual and quarterly reports required to be delivered under this covenant. Within a reasonable time prior to such conference calls, Pretium will use its reasonable efforts to inform Noteholders of such calls. Access to such conference calls may be password protected so long as Pretium takes reasonable steps to provide the Noteholders with access to such calls.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest and Special Interest, if any, on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by Pretium to comply with its obligations in the covenants described above under “—Certain Covenants—Merger and Consolidation”;

(4)	the failure by Pretium to comply for 30 days after notice (as specified below) with any of its obligations in the covenants described above under “—Change of Control” (other than a failure to purchase Notes, which shall constitute an Event of Default under clause (2) above) or under “—Certain Covenants” under “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes, which shall constitute an Event of Default under clause (2) above), “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Affiliate Transactions,” “—Limitation on Line of Business,” “—Limitation on Liens,” “—Future Guarantors,” “—Impairment of Security Interest,” “—After-Acquired Property” or “—Reports”;

(5)	the failure by Pretium or any Guarantor to comply for 60 days after notice (as specified below) with its other agreements contained in the Indenture;

(6)	Indebtedness of Pretium or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of Pretium, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of Pretium, would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers that have not denied coverage) is entered against Pretium, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of Pretium, would constitute a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(9)	any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee;

(10)	unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, Pretium or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, Pretium fails to cause such Subsidiary to rescind such assertions within 30 days after Pretium has actual knowledge of such assertions; or

(11)	with respect to any Collateral having a Fair Market Value in excess of $1.0 million, individually or in the aggregate, the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect for any reason, or any of the Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby, or any of the Security Documents are declared null and void, in each case other than in accordance with their terms and the terms of the Indenture and other than upon the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such failure continues for 30 days after notice (as specified below) (together with the default described in clause (10) the “security default provisions”).

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default demanding that the default be remedied and stating that such notice is a “Default Notice” and the Issuers do not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable by notice in writing to Pretium specifying such Event of Default and stating that such notice is a “Default Notice of Acceleration.” Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Pretium occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity, and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after we become aware of any event which would constitute certain Defaults, written notice of such event, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Security Documents may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	change the provisions applicable to the redemption of any Note as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9)	modify the terms of any Note Guarantee in any manner that would adversely affect the Noteholders.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may (1) modify any Security Document or the provisions in the Indenture dealing with Security Documents in any manner, that when taken as a whole are materially adverse to the Holders, or otherwise release any Collateral other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreement; or (2) modify the Intercreditor Agreement in any manner adverse to the Holders, in any material respect other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement.

Notwithstanding the preceding, without the consent of any holder of the Notes, Pretium, the Guarantors and Trustee may amend the Indenture and the Security Documents:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of Pretium or any Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes or to secure the Notes;

(5)	to add to the covenants of Pretium or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon Pretium or any Guarantor;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(9)	to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the Description of the Notes contained in the offering memorandum for the Original Notes to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, or the Notes, as applicable;

(10)	if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or the Security Documents; or

(11)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture.

In addition, the Holders will be deemed to have consented for purposes of the Security Documents and the Intercreditor Agreement to any amendments, waivers and other modifications to the Security Documents and the Intercreditor Agreement to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations or First Priority Lien Obligations that are Incurred in compliance with the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent shall be entitled to rely upon a certificate delivered by an officer of Pretium certifying that such Other Pari Passu Lien Obligations or First-Priority Lien Obligations, as the case may be, were issued or borrowed in compliance with the Indenture and the Security Documents.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither Pretium nor any Affiliate of Pretium may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement; provided, however, that this covenant will not be breached if a Noteholder refuses such payment.

Transfer

The Notes were issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes (A) have become due and payable, whether at maturity or otherwise, (B) will become due and payable at their stated maturity within one year or (C) if redeemable at the option of Pretium, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Pretium, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture and all Liens on Collateral under the Security Documents (other than in respect of such deposited amounts) shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Guarantors and the judgment default provision and the security default provisions described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), (10) or (11) under “—Defaults” above or because of the failure of Pretium to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of their respective obligations with respect to the Note Guarantees and the Security Documents.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. We have appointed The Bank of New York Mellon Trust Company, N.A. as Registrar and Paying Agent with regard to the Notes and The Bank of New York Mellon is the Notes Collateral Agent under the Indenture and the Security Documents.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Pretium, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Pretium, the Co-Issuer or any Guarantor will have any liability for any obligations of Pretium, the Co-Issuer or any Guarantor under the Notes, any Note Guarantee, the Security Documents or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release will not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Security Documents (other than particular documents that relate to Collateral in other jurisdictions) and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“ABL Collateral Agent” means the representative(s) from time to time administrating the Collateral on behalf of the lenders under the ABL Credit Facility.

“ABL Credit Facility” means that certain loan credit agreement, dated as of the date of the Indenture, by and among Pretium, the credit parties thereto, Jefferies Finance LLC, as agent and the other agents and lenders party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities, commercial paper facilities or other agreements that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder (provided that such increase in borrowings is permitted under “Certain Covenants—Limitations on Indebtedness” above) or alters the maturity thereof, or add or remove any Person as borrower or guarantor thereunder, and whether with the same or any other lender or investor, or group of lenders or investors.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Pretium and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“After-Acquired Property” means any and all assets or property acquired after the Issue Date, including any property or assets acquired by Pretium or a Guarantor from another Guarantor, which in each case constitutes Collateral.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Pretium or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Pretium or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of Pretium or any Restricted Subsidiary; or

(3)	any other assets of Pretium or any Restricted Subsidiary outside of the ordinary course of business of Pretium or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to Pretium or by Pretium or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Permitted Investment, or that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by the covenant described under “—Certain Covenants— Limitation on Restricted Payments” and (y) a disposition of all or substantially all the assets of Pretium in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C)	a disposition of assets with a Fair Market Value of less than $1.0 million;

(D)	a disposition of cash, cash equivalents or Temporary Cash Investments; and

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)	licensing or sublicensing or any other similar arrangements and the sale of equipment related thereto, and maintenance of servicing of such arrangements;

(G)	dispositions (including without limitation surrenders and waivers) of accounts receivable or other contract rights in connection with the compromise, settlement or collection thereof;

(H)	any sale or disposition of any property or equipment that has become damaged, worn-out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;

(I)	the sale of accounts receivables owing to E.I. Dupont de Nemours to Citibank, N.A. pursuant to the Supplier Agreement dated as of October 27, 2009 between Pretium and Citibank N.A. in an amount not to exceed $2,000,000 per Fiscal Year; and

(J)	any disposition of assets that constitutes a Change of Control to the extent Pretium has complied with the provisions under “—Change of Control.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Bank Product Obligations” means all Obligations with respect to facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date an amount equal to the sum of (a) 85% of the aggregate book value of all accounts receivable of Pretium and its Restricted Subsidiaries plus (b) 65% of the aggregate book value of inventory of Pretium and its Restricted Subsidiaries, in each case (i) as set forth in the consolidated balance sheet of Pretium and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal consolidated financial statements are available immediately preceding the Incurrence of such Indebtedness and (ii) on a pro forma basis to give effect to any acquisition or disposition after such balance sheet date and on or prior to such date of determination.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means, at the time the determination is to be made, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests or membership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any one or more of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Pretium and the Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than to a “person” that is a Permitted Holder;

(2)	the adoption by holders of the Capital Stock of Pretium of a plan for the liquidation or dissolution of Pretium (other than a transaction that complies with the provisions described under the caption “—Certain Covenants—Merger and Consolidation”);

(3)	any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Pretium; or

(4)	the first day on which a majority of the members of the Board of Directors of Pretium are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any swap, cap, collar, forward sale or other agreement or arrangement designed to protect against fluctuations in commodity prices.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters (or, if earlier, the date upon which the Noteholders receive financial statements for the most recently ended fiscal quarter); provided, however, that:

(1)	if Pretium or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if Pretium or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Pretium or such Restricted Subsidiary (A) had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness and (B) had not been required to pay or accrue the Consolidated Interest Expense during such period in respect of the Indebtedness being repaid, repurchased, defeased or otherwise discharged;

(3)	if since the beginning of such period Pretium or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Pretium or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Pretium and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Pretium and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period Pretium or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Pretium or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Pretium or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Pretium. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated based upon the actual rates in effect during such period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

Any pro forma calculations may include the reduction in costs for the applicable period resulting from, or in connection with, the acquisition of assets or other transaction or event which is being given pro forma effect (including pro forma cost reductions regardless of whether the cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act); provided, however, that such adjustments must be set forth in a certificate signed by Pretium’s chief financial officer which states in detail (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of Pretium at the time of such execution. Any such certificate will be provided to the Trustee if Pretium incurs Indebtedness, makes any Restricted Payment or consummates any transaction described under “—Certain Covenants—Merger and Consolidation.”

“Consolidated Interest Expense” means, for any period, the total interest expense of Pretium and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Pretium or the Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost (other than to the extent attributable to the debt financing for the Refinancing Transactions);

(3)	capitalized interest;

(4)	non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP);

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments made pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Disqualified Stock of Pretium and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than Pretium or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Pretium); provided, however, that such dividends will be multiplied by a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of Pretium in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) Pretium or any Restricted Subsidiary; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Pretium) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of Pretium and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than Pretium) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (2) below, Pretium’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Pretium or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B)	Pretium’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Pretium, except that:

(A)	Pretium’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed (or, if greater, for purposes of the calculation of the Consolidated Coverage Ratio only, permitted at the date of determination to be distributed) by such Restricted Subsidiary during such period to Pretium or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	Pretium’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)	any gain (or loss) from discontinued operations and any gain (or loss) realized upon the sale or other disposition of any assets of Pretium, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any after tax effect of extraordinary, non-recurring or unusual gains or losses (including relating to severance, relocation, one-time compensation and restructuring charges);

(5)	the cumulative effect of a change in accounting principles;

(6)	any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815);

(7)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(8)	non-cash amortization or write-offs of fees and expenses incurred in connection with the debt financing for the Refinancing Transactions; and

(9)	any non-cash goodwill or intangible asset impairment charges pursuant to FASB ASC 350;

provided, further that an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of Pretium in respect of such period in accordance with clause (14) of paragraph (b) of “—Limitation on Restricted Payments” shall be deducted in calculating Consolidated Net Income as though such amounts had been paid as incomes taxes directly by Pretium for such period to the extent not already deducted in determining net income for such period.

Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Pretium or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consulting Agreement” means, the Consulting Agreement by and among Pretium and Keith S. Harbison, as in effect on the Issue Date and any amendment thereto (so long as such amendment is not as a whole less favorable to the Noteholders in any respect than the original agreement in effect on the Issue Date).

“Continuing Directors” means, with respect to the Board of Directors of a Person, as of any date of determination, any member of such Board of Directors who:

(1)	was a member of such Board of Directors on the Issue Date;

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3)	was nominated for election to the Board of Directors by the Permitted Holders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1)	all income tax expense of Pretium and its consolidated Restricted Subsidiaries and any Tax Distributions taken into account in calculating Consolidated Net Income;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of Pretium and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4)	all other non-cash charges of Pretium and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of Pretium and its consolidated Restricted Subsidiaries (other than accruals of revenue by Pretium and its consolidated Restricted Subsidiaries in the ordinary course of business); and

(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to Castle Harlan, Inc. pursuant to the terms of the Management Agreement to the extent deducted (and not added back) in such period in computing Consolidated Net Income;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Pretium by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Sponsor” means Castle Harlan Partners V, L.P.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors of Pretium.

“First-Priority Lien Obligations” means obligations of the Issuers or any Guarantors with respect to the ABL Credit Facility and any other obligations permitted by the terms of the Indenture to be secured by the Collateral on a first-priority basis relative to the Notes.

“Foreign Subsidiary” means any Restricted Subsidiary of Pretium that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to reimburse such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantors” means each Subsidiary of Pretium that Guarantees the Notes in accordance with the terms of the Indenture.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which Guarantor guarantees Pretium’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Heirs” means, with respect to any individual, such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”;

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness; and

(4)	unrealized losses or changes in respect of Hedging Obligations (including those resulting from FASB ASC 815) will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable (including royalty payments, licensing fees or other similar payments) or other liability to trade creditors arising in the ordinary course of business or between and/or among Pretium and/or the Restricted Subsidiaries);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by Pretium or any Restricted Subsidiary of any business or assets, the term “Indebtedness” will exclude post-closing earn-outs and other payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (including based upon the favorable settlement or resolution of claims or other similar parameters); provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 45 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Pretium.

“Intercreditor Agreement” means the intercreditor agreement among the ABL Administrative Agent, the ABL Collateral Agent, the Trustee and the Notes Collateral Agent, as it may be amended from time to time in accordance with the Indenture.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Pretium or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, Pretium or such Restricted Subsidiary shall be deemed to have made an Investment on the date of such issuance, sale or other disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of. The acquisition by Pretium or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Pretium or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to Pretium’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Pretium at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Pretium.

“Issue Date” means March 31, 2011.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lenders” means the agents, lenders or holders of Indebtedness Incurred under the ABL Credit Facility.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Agreement” means the Management Agreement by and among Pretium Holding, LLC, Pretium Intermediate Holding, LLC, Pretium Packaging, L.L.C., PVC Container Corporation, Robb Container Corporation and Mont Royal, L.L.C. and Castle Harlan, Inc., as in effect on the Issue Date and any amendment thereto (so long as such amendment is not as a whole less favorable to the Noteholders in any respect than the original agreement as in effect on the Issue Date).

“Net Cash Proceeds,” means :

(a)	with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; and

(b)	with respect to any Asset Disposition, cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable, earn-out payment, deferred purchase price payment or otherwise and cash proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of, without duplication: (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition; (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition; (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by us or any Restricted Subsidiary after such Asset Disposition; and (v) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price or for satisfaction of indemnities in respect of such Asset Disposition in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to us or any Restricted Subsidiary to the extent such funds are not used to satisfy an indemnity or other similar obligation.

“Note Guarantee” means any Guarantee of payment of the Notes pursuant to the terms of the Indenture and any supplemental indenture thereto and, collectively, all such Note Guarantees. Each Note Guarantee shall be in the form prescribed in the Indenture.

“Notes Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., as collateral agent for the Noteholders, and its successors and assigns.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Pretium.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Pretium.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness that has a Stated Maturity that is longer than the Notes and that is permitted to have Pari Passu Payment Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Intercreditor Agreement in the form provided therein.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations, having equal Lien priority on the Notes and the Note Guarantees, as the case may be, on the Collateral.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash, cash equivalents or Temporary Cash Investments between Pretium or any of its Restricted Subsidiaries and another Person that is not Pretium or any of its Restricted Subsidiaries; provided that any cash, cash equivalents or Temporary Cash Investments received by Pretium or any of the Restricted Subsidiaries must be applied in accordance with the covenant described under “—Certain Covenants— Limitation of Sales of Assets and Subsidiary Stock.”

“Permitted Holders” means (1) the Equity Sponsor and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with the Equity Sponsor, (2) Castle Harlan, Inc. and any successor thereto, (3) any employee, member of management or director of (including any of their Heirs) any of the foregoing entities and their respective Affiliates and (4) any group within the meaning of Section 13(d) of the Exchange Act of which a Person described in clauses (1) through (3) is a member and in which such Persons beneficially own or control a majority of the Voting Stock of Pretium held by such group and which such group collectively beneficially owns or controls more Voting Stock of Pretium than any other group. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as “beneficially owned” by such Permitted Holder.

“Permitted Investment” means an Investment by Pretium or any Restricted Subsidiary in:

(1)	Pretium, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Pretium or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash, cash equivalents and Temporary Cash Investments;

(4)	receivables owing to Pretium or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Pretium or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business of Pretium or such Restricted Subsidiary in an amount not to exceed $2.0 million at any one time outstanding;

(7)	stock, obligations or securities received in settlement of debts or other liabilities created in the ordinary course of business and owing to Pretium or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by Pretium or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Pretium or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Pretium or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Pretium or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Guarantees of performance on other obligations (other than Indebtedness) arising in the ordinary course of business;

(14)	loans and advances by Pretium or any of the Restricted Subsidiaries to directors or officers of Pretium or any of the Restricted Subsidiaries to finance the purchase by such directors or officers of Capital Stock of Pretium and/or the Restricted Subsidiaries or any direct or indirect parent of Pretium, not to exceed an aggregate principal amount of $1.0 million at any one time outstanding; provided, however, that at the time of each such payment, no Default shall have occurred and be continuing (or result therefrom); and

(15)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) and outstanding on the date such Investment is made, do not exceed $10.0 million.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with performance, bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law or contractual provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Pretium in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Pretium or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes, assessments or governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance, bid or surety bonds, or completion guarantees, or letters of credit issued pursuant to the request of and for the account of such Person, in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect in any material respect the value of said properties or impair their use in the operation of the business of such Person;

(6)	Liens to secure Indebtedness permitted under clause (b)(11) under “—Certain Covenants— Limitation on Indebtedness”; provided, however, that the Lien may not extend to any other property owned by such Person or any of the Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and the proceeds thereof);

(7)	Liens securing Indebtedness and related Obligations Incurred pursuant to clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness” and Indebtedness under Bank Product Obligations and Hedging Obligations that are secured on a pari passu basis with such Indebtedness; provided that the holder of such Lien is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the secured parties under the ABL Credit Facility;

(8)	Liens existing on the Issue Date (other than Liens permitted under clause (7));

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens were not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the Liens may not extend to any other property owned by such Person or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that (i) the Liens were not created in contemplation of or in connection with such acquisition and (ii) the Liens may not extend to any other property owned by such Person or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14)	Liens securing the Notes and Note Guarantees issued on the Issue Date and any obligations owing to the Trustee or the Notes Collateral Agent under the Indenture, the Security Documents or the Intercreditor Agreement;

(15)	Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and cash equivalents in such accounts;

(16)	Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default;

(17)	Liens upon specific items of inventory or other goods and proceeds from any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	Liens securing Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Indenture, to the extent such Liens relate only to assets and properties of Foreign Subsidiaries;

(19)	Liens incurred in the ordinary course of business of Pretium or any Restricted Subsidiary with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(20)	Liens in favor of an insurer or an Affiliate thereof (or other Persons financing the payment of insurance premiums) for the premiums payable in respect of insurance policies issued by such insurer; provided that such Liens are limited to such insurance policies, premium refunds and the proceeds of such insurance policies;

(21)	Liens in favor of Citibank, N.A. pursuant to the Supplier Agreement dated as of October 27, 2009 between Pretium and Citibank N.A. and general intangibles related thereto; and

(22)	Liens securing Additional Notes permitted to be Incurred under the covenant described above under “—Certain Covenants—Limitation on Indebtedness;” provided that, with respect to Liens securing such Additional Notes permitted under this clause (22), at the time of the Incurrence and after giving pro forma effect thereto and the application of net proceeds thereof, the Secured Leverage Ratio would be no greater than 4.0 to 1.0.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Capital Stock” means Capital Stock of such Person other than Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Pretium.

“Qualified Equity Offering” means any issuance and sale of common stock by Pretium or any direct or indirect parent of Pretium (it being understood that an indirect parent shall not include the Equity Sponsor or any other Person that is a co-investor with the Equity Sponsor or any Person who has an interest in the Equity Sponsor or any such Person); provided, however, that in the case of an issuance and sale of common stock of any direct or indirect parent of Pretium, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by Pretium as a contribution to its common equity capital. Notwithstanding the foregoing, the term “Equity Offering” shall not include;

(1)	any issuance and sale with respect to Pretium’s or any direct or indirect parent’s common stock registered on Form S-4 or Form S-8; or

(2)	any issuance and sale to any Subsidiary of Pretium.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Pretium or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being Refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or (b) if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs, and accrued and unpaid interest) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a non-Guarantor Subsidiary that refinances Indebtedness of the Issuers or a Guarantor.

“Refinancing Transactions” means the offering of the Original Notes on the Issue Date, the entry by the Issuer into the ABL Credit Facility on the Issue Date, and the use of proceeds therefrom as described in the offering memorandum for the Original Notes.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchaser.

“Related Business” means any business in which Pretium or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary, supplemental or complementary to such business.

“Related Business Assets” means assets (other than cash or cash equivalents) used or useful in a Related Business; provided, however, that any assets received by Pretium or a Restricted Subsidiary in exchange for assets transferred by Pretium or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Pretium or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Pretium held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Pretium (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Pretium that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of Pretium or any Guarantor (other than (A) from Pretium or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of Pretium, including the Co-Issuer, that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means as of any date of determination, the ratio of (a) the Secured Indebtedness of the Pretium and its Restricted Subsidiaries, as determined on a consolidated basis, as of such date of determination, after giving effect to the transaction giving rise to the need to calculate the Secured Leverage Ratio, minus cash, cash equivalents and Temporary Cash Investments of Pretium and its Restricted Subsidiaries as of such date, to (b) EBITDA of Pretium and it Restricted Subsidiaries, as determined on a consolidated basis, for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination; provided that EBITDA will be calculated in the manner contemplated by, and subject to all the adjustments provided in, the definition of “Consolidated Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the security agreements, pledge agreements, control agreements, mortgages, collateral assignments and related agreements, including the Intercreditor Agreement, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to Pretium or any Subsidiary of Pretium;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Pretium within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Interest” means all special interest then owing pursuant to the Registration Rights Agreement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Tax Amount” means, with respect to the relevant period, an amount equal to the product of (x) the aggregate amount of net taxable income of Pretium for such period and (y) the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York, New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the applicable income).

“Tax Distributions” means distributions in respect of taxes to the direct owners or members of Pretium pursuant to clause (14) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Pretium) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Pretium that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Pretium may designate any Subsidiary of Pretium (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Pretium or any other Subsidiary of Pretium that is not a Subsidiary of the Subsidiary to be so designated.

The Board of Directors of Pretium may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (x) Pretium could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) on a pro forma basis taking into account such designation, the Consolidated Coverage Ratio would be greater than such ratio immediately prior to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Pretium shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Pretium giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “Certain Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether Pretium has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by Pretium or one or more other Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences relating to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences resulting from the exchange of Original Notes for New Notes and the holding or disposing of New Notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold New Notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the New Notes as part of a hedge, conversion transactions, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the New Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our New Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our New Notes, you should consult your tax advisor.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE HOLDING AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR ESTATE TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a New Note that is for United States federal income tax purposes:

(1) an individual who is a citizen or resident of the United States;

(2) a corporation, or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either (i) is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (ii) was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a New Note that is not a U.S. holder or a partnership or other pass-through entity for United States federal income tax purposes.

Payments of Interest

Stated interest on a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Exchange Pursuant to Exercise of Registration Rights

The exchange of Original Notes for New Notes should not constitute a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange. Moreover, your holding period for the New Note received in the exchange should include the holding period for the Original Note exchanged therefore, and your adjusted tax basis in the New Note should be the same as your adjusted tax basis in the Original Note exchanged therefor, determined immediately before the exchange.

Sale, Exchange or Redemption of the New Notes

Upon the disposition of a New Note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest which amounts will be treated as ordinary income to the extent not previously included in gross income) and (ii) your adjusted federal income tax basis in the New Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

Any gain or loss you recognize on a disposition of a New Note generally will constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Original Note for which it was exchanged for longer than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or an estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (i) the U.S. holder’s “net investment income” for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include his interest and original issue discount as defined in Code section 1273(a) (“OID”) on the New Notes and net gains from the disposition of New Notes, unless such interest, OID or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the New Notes.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect of the New Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you failed to report interest or dividends properly or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the New Notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting interests within the meaning of the Code and Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through membership interest ownership;

•	you are not a bank whose receipt of interest on the New Notes is pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

•	you have fulfilled that statement requirements set forth in section 871(h) or section 881(c) of the Code and the Treasury Regulations, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person for U.S. federal income tax purposes and provide your name and address, and (i) you file such IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a New Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof: provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY with the withholding agent if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that payments on the New Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States), as discussed below.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale or other disposition of the New Notes.

U.S. Federal Income Tax

If you are engaged in a trade or business in the Untied States and interest on the New Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States, you will be subject to U.S. federal income tax on the interest (including OID) on a net income basis in the same manner as if you were a United States person as defined under the Code. See “—U.S. Holders” above. In that case, you would not be subject to the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest (including OID) on New Notes will be included in earnings and profits if so effectively connected.

Any gain realized on the sale or redemption of New Notes generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States by you and if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If you are subject to the 183-day rule described above, then you may be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) of the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the New Notes) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

We must annually report to the IRS and to you the interest paid to you on your New Notes. Copies of these information returns also may be made available to the tax authorities of the country in which you reside pursuant to the provisions of various treaties or agreements for the exchange of information. In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under “—U.S. Federal Withholding Tax.”

Under current Treasury Regulations, payments on the sale or other taxable disposition of a New Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person; (ii) a controlled foreign corporation for United States federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Recently Enacted Legislation Relating to Foreign Accounts

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under the legislation, the failure to comply with additional certification, information reporting and other requirements could result in the imposition of withholding tax on payments of interest and sales proceeds to U.S. holders who own the New Notes through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, New Notes paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies that it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with the reporting and other requirements. The legislation applies to payments made after December 31, 2012.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. A broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities, acknowledges that it must deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the use of the prospectus may be suspended if (i) there is any request by the SEC for amendments or supplements to the prospectus, (ii) the SEC issues a stop order suspending the effectiveness of the prospectus, (iii) if we or our legal counsel receives any notification with respect to the suspension of the qualification of the securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose or (iv) any event occurs that requires us to make changes to the prospectus in order that the prospectus does not contain an untrue statement of material fact nor omit a material fact required to be stated herein. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers of any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and to our and the Guarantors’ performance under, or compliance with, the Registration Rights Agreement (other than the commissions or concessions of any brokers or dealers) and we and the Guarantors will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Pretium as of September 30, 2010 and for the periods February 17, 2010 to September 30, 2010, and October 1, 2009 to February 16, 2010 have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein. The consolidated financial statements of PVC Container Corporation as of February 16, 2010 and for the period July 1, 2009 to February 16, 2010 have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein. Such consolidated financial statements are included in reliance upon the report of said firm given upon the authority of said firm as experts in accounting and auditing.

The audit report covering the Pretium consolidated financial statements referred to above contains an explanatory paragraph that states effective February 16, 2010, the Company was acquired in a transaction accounted for as a business combination. As a result of the Acquisition, the consolidated financial information for the period after the Acquisition is presented on a different cost basis than for the periods before the Acquisition and, therefore, is not comparable.

The consolidated financial statements of Pretium as of September 30, 2009 and for each of the two years in the period ended September 30, 2009 have been included herein in reliance upon the reports of RubinBrown LLP, an independent registered public accounting firm, appearing elsewhere herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of PVC Container Corporation as of June 30, 2009 and for the two years then ended have been included herein in reliance upon the reports of BDO USA, LLP (formerly BDO Seidman, LLP), independent certified public accountants, appearing elsewhere herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC (http://www.sec.gov), including us. Statements made in this prospectus about legal documents include the material provisions of such legal documents but do not constitute a complete summary of all provisions of such documents and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

You should rely only upon the information provided in this prospectus and the exhibits hereto. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Index to Consolidated Financial Statements

PAGE
Pretium Packaging, L.L.C. and Subsidiaries:
Consolidated Financial Statements:
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of September 30, 2010 and 2009	F-4
Consolidated Statements of Operations, February 17, 2010 to September 30, 2010, October 1, 2009 to February 16, 2010 and fiscal years ended September 30, 2009 and 2008	F-5
Consolidated Statements of Changes in Members’ Equity/(Deficit), February 17, 2010 to September 30, 2010, October 1, 2009 to February 16, 2010 and fiscal years ended September 30, 2009 and 2008	F-6
Consolidated Statements of Cash Flows, February 17, 2010 to September 30, 2010, October 1, 2009 to February 16, 2010 and fiscal years ended September 30, 2009 and 2008	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2011 and September 30, 2010	F-25
Condensed Consolidated Statements of Operations for the nine months ended June 30, 2011 and period from October 1, 2009 to February 16, 2010 and February 17, 2010 to June 30, 2010	F-26
Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 2011 and period from October 1, 2009 to February 16, 2010 and February 17, 2010 to June 30, 2010	F-27
Notes to Condensed Consolidated Financial Statements	F-28

PVC Container Corporation (D/B/A Novapak) and Subsidiaries:
Consolidated Financial Statements:
Reports of Independent Public Accounting Firms	F-40
Consolidated Balance Sheets as of February 16, 2010 and June 30, 2009	F-42
Consolidated Statements of Operations for the period July 1, 2009 to February 16, 2010 and fiscal years ended June 30, 2009 (Restated) and 2008	F-43
Consolidated Statements of Stockholders’ Equity for the period July 1, 2009 to February 16, 2010 and fiscal years ended June 30, 2009 (Restated) and 2008	F-44
Consolidated Statements of Cash Flows for the period July 1, 2009 to February 16, 2010 and fiscal years ended June 30, 2009 (Restated) and 2008	F-45
Notes to Consolidated Financial Statements	F-47

Report of Independent Registered Public Accounting Firm

The Board of Directors

Pretium Packaging, L.L.C.:

We have audited the accompanying consolidated balance sheet of Pretium Packaging, L.L.C. and subsidiaries (the Company) as of September 30, 2010 and the related consolidated statements of operations, changes in members’ equity (deficit), and cash flows for the period from February 17, 2010 to September 30, 2010 (Successor period). We have also audited the accompanying consolidated statements of operations, changes in members’ equity (deficit), and cash flows for the period from October 1, 2009 to February 16, 2010 (Predecessor period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pretium Packaging, L.L.C. and subsidiaries as of September 30, 2010 and the results of their operations and their cash flows for the periods from February 17, 2010 to September 30, 2010 (Successor period) and October 1, 2009 to February 16, 2010 (Predecessor period), in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, all of the Company’s operations were acquired by Pretium Intermediate Holding, LLC on the close of business on February 16, 2010 in a transaction accounted for as a business combination. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

St. Louis, Missouri

March 9, 2011

Report of Independent Registered Public Accounting Firm

Board of Directors

Pretium Packaging, L.L.C. and subsidiaries

We have audited the accompanying consolidated balance sheet of Pretium Packaging, L.L.C. and subsidiaries (collectively, the Company) as of September 30, 2009, and the related consolidated statements of operations, members’ equity (deficit) and cash flows for each of the two years in the period ended September 30, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pretium Packaging, L.L.C. and subsidiaries as of September 30, 2009, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ RubinBrown LLP

St. Louis, Missouri

March 9, 2011

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2010 and 2009

($ in thousands)

	Successor 2010	Predecessor 2009
Assets
Current assets:
Cash	$1,278	$318
Accounts receivable, net of allowances of $1,845 and $775	26,996	17,714
Inventories	19,259	12,523
Prepaid and other current assets	3,137	1,715
Deferred tax assets	1,345	480

Total current assets	52,015	32,750

Property, plant, and equipment, net	82,697	33,597
Other assets:
Goodwill	40,413	33,071
Other intangibles, net	37,292	—
Deferred financing fees, net	3,109	1,143
Other non current assets	671	1,315

Total other assets	81,485	35,529

Total Assets	$216,197	$101,876

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$3,658	$115,437
Accounts payable	20,122	14,130
Accrued expenses	10,319	6,468
Accrued interest and bank fees	1,807	1,246

Total current liabilities	35,906	137,281

Long-term liabilities:
Long-term debt, less current maturities	102,801	—
Deferred tax liabilities	8,433	1,349
Other long-term liabilities	969	893

Total long-term liabilities	112,203	2,242

Commitments and contingencies
Members’ equity (deficit):
Members’ equity (deficit)	67,765	(44,888)
Accumulated other comprehensive income	323	7,241

Total members’ equity (deficit)	68,088	(37,647)

Total liabilities and members’ equity (deficit)	$216,197	$101,876

See accompanying notes to consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands)

	Successor	Predecessor
	Period of February 17, 2010 through September 30, 2010	Period of October 1, 2009 through February 16, 2010	Year ended September 30, 2009	Year ended September 30, 2008
Net sales	$148,991	$58,621	$164,674	$186,126
Cost of sales	129,149	49,125	137,317	162,174

Gross profit	19,842	9,496	27,357	23,952

Operating expenses:
Selling, general and administrative expenses	12,726	5,439	14,060	13,537
Restructuring expenses	6,684	—	790	—
(Gain) loss on foreign currency exchange	(197)	(576)	342	948
Depreciation and amortization expense	241	52	116	108
Amortization of intangibles	887	—	—	—
Bank related loan costs	—	917	2,159	440
Acquisition fees and expenses	10,770	1,184	—	—

Total operating expenses	31,111	7,016	17,467	15,033

Income (loss) from operations	(11,269)	2,480	9,890	8,919

Other expense:
Interest expense	(8,200)	(7,007)	(15,990)	(15,006)

Total other expense	(8,200)	(7,007)	(15,990)	(15,006)

Loss before income tax (benefit) provision	(19,469)	(4,527)	(6,100)	(6,087)
Income tax (benefit) provision	164	(365)	(948)	(339)

Net loss	$(19,633)	$(4,162)	$(5,152)	$(5,748)

See accompanying notes to consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Consolidated Statement of Changes In Members’ Equity (Deficit)

($ in thousands)

	Members’ Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity (Deficit)
Predecessor:
Balance at September 30, 2007	($33,988)	$7,716	($26,272)
Other comprehensive loss:
Net loss	(5,748)	—	(5,748)
Foreign currency translation	—	(261)	(261)

Total comprehensive loss	—	—	(6,009)

Balance at September 30, 2008	(39,736)	7,455	(32,281)
Other comprehensive loss:
Net loss	(5,152)	—	(5,152)
Foreign currency translation		(214)	(214)

Total comprehensive loss	—	—	(5,366)

Balance at September 30, 2009	(44,888)	7,241	(37,647)
Cumulative effect of adoption of the uncertain tax position provisions of ASC 740, Income Taxes	300	—	300
Other comprehensive loss:
Net loss	(4,162)	—	(4,162)
Foreign currency translation	—	381	381

Total comprehensive loss	—	—	(3,781)

Balance at February 16, 2010	$(48,750)	$7,622	($41,128)

Successor:
Member’s Investment	$87,398	$—	$87,398
Other comprehensive loss:
Net loss	(19,633)	—	(19,633)
Foreign currency translation	—	323	323

Total comprehensive loss	—	—	(19,310)

Balance at September 30, 2010	$67,765	$323	$68,088

See accompanying notes to consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	Successor	Predecessor
Cash flows from operating activities:	Period of February 17, 2010 through September 30, 2010	Period of October 1, 2009 through February 16, 2010	Year ended September 30, 2009	Year ended September 30, 2008
Net loss	$(19,633)	$(4,162)	$(5,152)	$(5,748)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	7,459	3,115	8,651	9,041
Amortization of intangibles	887	—	—	—
Amortization of deferred finance fees	439	917	2,159	235
Previously deferred acquisition related costs	—	597	—	—
Loss from impairment of leasehold improvements	—	—	448	—
Noncash interest expense	591	3,353	8,499	6,517
Unrealized exchange rate (gains) losses	—	(346)	(116)	724
Deferred taxes	(58)	(438)	(986)	(478)
Deferred tax effect of intercompany transfers	52	—	—	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,007)	875	3,141	(2,739)
Inventory	6,997	(960)	5,455	2,018
Prepaid and other current assets	(526)	738	591	(705)
Accounts payable and accrued expenses	2,648	(3,864)	(2,103)	5,269
Other	(110)	91	(73)	(284)

Net cash provided by (used in) operating activities	(3,261)	(84)	20,514	13,850

Cash flows from investing activities:
Acquisitions, net of cash acquired	(166,425)	—	—	—
Purchase of property, plant and equipment	(6,028)	(2,379)	(5,235)	(8,833)

Net cash used in investing activities	(172,453)	(2,379)	(5,235)	(8,833)

Cash flows from financing activities:
Members’ investment	75,000	—	—	—
Repayments to revolving line of credit	(49,947)	—	(10,967)	(3,288)
Proceeds from initial draw from line of credit	61,680	4,656	—	—
Proceeds from issuance of senior term loan	53,000	—	—	—
Proceeds from issuance of secured subordinated notes	42,000	—	—	—
Proceeds from issuance of other debt obligations	229	364	—	—
Repayments on term loan	(1,375)	(500)	(2,000)	(2,000)
Payment of bank related loan fees	(3,548)	(371)	(2,870)	(355)
Repayments of other debt obligations	(58)	(23)	—	—

Net cash provided by (used in) by financing activities	176,981	4,126	(15,837)	(5,643)

Net increase (decrease) in cash	1,267	1,663	(558)	(626)
Effect of exchange rate changes on cash	11	(54)	362	164
Cash—beginning of period	—	318	514	976

Cash—end of period	$1,278	$1,927	$318	$514

Supplemental Disclosure of Cash Flow Information
Interest paid	$5,201	$3,805	$8,002	$8,553
Income taxes paid	$263	$48	$85	$129

See accompanying notes to consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

(1) Summary of Significant Accounting Policies

(a) Basis of Presentation:

Pretium Packaging, L.L.C. (the “Company”) was formed in 1998 (its origins date back to 1992) as a Delaware limited liability company for the purpose of acquiring and operating plastics manufacturing related businesses.

On February 16, 2010, all of the Company’s operations were acquired by Pretium Intermediate Holding, LLC. (the “Acquisition”), a newly formed Delaware corporation for the purpose of the Acquisition. This transaction was accounted for as a business combination, which required an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The Company is now a wholly owned subsidiary of Pretium Intermediate Holding, LLC, which is a wholly owned subsidiary of Pretium Holding, LLC.

As a result of this transaction, all references in these consolidated financial statements to the Company before February 16, 2010 shall be referred to as “Predecessor”. All references in these consolidated financial statements to the Company after February 16, 2010 shall be referred to as “Successor”.

As more fully described in Note 2, on February 16, 2010, Robb Container Corp. (a wholly owned subsidiary of the Company) purchased 100% of the stock of PVC Container Corporation (“PVC”).

At September 30, 2010, the Company conducted its business from its corporate headquarters in Chesterfield, Missouri, with ten manufacturing plants in the United States and two in Canada (Pretium Canada). The Company manufactures a variety of injection blow molded (IBM), extrusion blow molded (EBM), injection stretch blow molded (SBM) and injection molded plastic bottles, jars, containers, preforms, and closures. Substantially all of the Company’s workforce at its Canadian facilities is employed under collective bargaining agreements.

Approximately $16.2 million of the Company’s net tangible assets are located in Canada at September 2010.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Intercompany transactions have been eliminated in consolidation. For financial presentation purposes, certain 2009 and 2008 balances have been reclassified to conform to the 2010 presentation.

(c) Cash Equivalents

The carrying amount of cash and cash equivalents approximates their fair value. The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

(d) Estimates and Assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that affect the consolidated financial statements include, but are not limited to, recoverability of inventories, collectability of accounts receivable, useful lives of property, plant, and equipment related to depreciation periods, valuation of goodwill and intangible assets, and realizability of deferred tax assets.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

(e) Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company grants trade credit to its customers, which primarily are manufacturers of personal care products, food, household chemicals, lawn and garden products, and industrial chemical products, and to bottle distributors that sell to such manufacturers. The Company performs periodic credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for doubtful accounts for estimated losses resulting from customers’ potential failure to make payments. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. Such estimate is based on historical experience and known specific factors associated with such customers.

(f) Inventories

Inventories are stated at the lower of cost (determined on the average cost method), or market. The Company utilizes historical experience and any other known specific factors, such as future demand and market conditions, to provide estimated reserves for excess and obsolete inventory. If actual market conditions deteriorate, additional inventory reserves may be recorded.

(g) Property, Plant, and Equipment

Property, plant, and equipment are carried at cost, less accumulated depreciation, using the straight line method. For the Successor period, buildings and improvements are depreciated over 20 years, machinery and equipment over 5 to 7 years, and molds over 5 years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the improvements. For the Predecessor period, buildings and improvements were depreciated over 15 to 31.5 years, machinery and equipment over 3 to 10 years, and molds over 5 years. Leasehold improvements were amortized over the shorter of the lease term or the useful life of the improvements.

(h) Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 350, Goodwill and Other Intangible Assets. ASC 350 requires that goodwill and indefinite life intangible assets be reviewed at least annually (or more frequently under certain conditions) for impairment. Intangible assets that do not have indefinite lives are amortized over their useful lives and reviewed for impairment in accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, subsections of Subtopic ASC 360-10, Property, Plant, and Equipment, or when events or circumstances indicate that the carrying amount may not be recoverable. There were no events or circumstances that have occurred that would suggest an impairment has occurred with these assets.

(i) Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and when those assets are expected to generate undiscounted cash flows that would be less than their carrying amounts. No indicators of impairment existed at September 30, 2010 and 2009.

(j) Deferred Financing Fees

Deferred financing fees were amortized using the straight line method, which approximated the effective interest method, for the period from February 17, 2010 to September 30, 2010. Amortization was $0.4 million for the

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

period from February 17, 2010 to September 30, 2010 and is included in interest expense in the accompanying consolidated statement of operations. Amortization was $0.9 million, $2.2 million and $0.2 million for the periods October 1, 2009 to February 16, 2010, and for the years ended September 30, 2009 and 2008, respectively. Amortization for the periods October 1, 2009 to February 16, 2010, and for the years ended September 30, 2009 and 2008 was computed on the straight line method and is included in bank related loan costs in the accompanying consolidated statements of operations. The effect of the change in amortization methodology was not material to the consolidated statements of operation.

(k) Income Taxes

The Company is a limited liability company. For income tax purposes, it is considered a pass-through tax entity. Accordingly, it is generally not subject to federal or state income taxes, except for certain states in which it conducts business, and no provision for income taxes has been made in these consolidated financial statements other than for certain subsidiaries which are Subchapter C Corporations.

For those subsidiaries, the Company accounts for income taxes in accordance with the asset and liability based approach. Under that approach, deferred income tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when such differences are expected to reverse. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to their estimated realizable value.

The Company has adopted FASB ASC 740, Income Taxes, which creates a single model to address accounting for uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The Company recognized the effects of the adoption of the cumulative effect of accounting for uncertainty in tax positions within ASC 740 in its Consolidated Statement of Changes in Members’ Equity for the February 16, 2010 period of $300.

(l) Foreign Operations

The Company’s functional currency is the U.S. Dollar, except for Pretium Canada, whose functional currency is the Canadian Dollar. Results of operations and cash flows are generally translated at average exchange rates during the period and reflected as gains or losses from foreign currency exchange rates. Assets and liabilities are translated at end of period exchange rates at the stated month end exchange rate. Translation adjustments resulting from this process are reported as a component of members’ equity (deficit).

Transaction gains and losses that arise from exchange rate fluctuations on transactions and balances denominated in a currency other than the functional currency are generally included in the results of operations as incurred. Foreign currency transaction gains (losses) included in operations amounted to approximately $197 for the period from February 17, 2010 to September 30, 2010, $576 for the period October 1, 2009 to February 16, 2010, ($342) for the year ended September 30, 2009 and ($948) for the year ended September 30, 2008.

(m) Comprehensive Income (Loss)

The Company classifies its accumulated other comprehensive income (loss), which is comprised solely of cumulative foreign currency translation adjustments, as a separate component of members’ equity (deficit).

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

(n) Fair Value of Financial Instruments and Other Intangibles

The carrying amounts reported in the Company’s consolidated balance sheets for debt at September 30, 2010 and 2009 approximate the fair value of the debt based on the borrowing rates available to the Company at those balance sheet dates for loans with similar terms and maturities. The carrying amounts of cash, receivables, payables, and other current assets and liabilities approximate fair value because of the short term maturity of those instruments.

The Company measures fair value in accordance with accounting guidance that requires an entity to base fair value on an exit price and maximize the use of observable inputs and minimize the use of unobservable inputs when determining an exit price. Fair value is the price to sell an asset or transfer a liability between market participants at the measurement date. Fair value measurements assume the asset or liability is exchanged in an orderly manner; the exchange is in the principal market for that asset or liability (or in the most advantageous market when no principal market exists); and the market participants are independent, knowledgeable, able and willing to transact an exchange.

Considerable judgment is required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

A description of the fair value hierarchy is as follows:

Level 1—Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets.

Level 2—Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that are considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves that are observable at commonly quoted intervals, and credit risks; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs are unobservable inputs that are used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the asset or liability or related observable inputs that can be corroborated at the measurement date. Measurements of nonexchange traded derivative contract assets and liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing an asset or liability.

As described above, the Company evaluates its intangible and long-lived assets for impairment or recoverability and, if necessary, measures their fair value. Such fair value is determined in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, using unobservable inputs or an income approach, which represent Level 3 inputs under FASB ASC 820.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

(o) Revenue Recognition

Revenue is recognized from product sales when there is persuasive evidence of an arrangement, the price is fixed or determinable, the goods are shipped and the title and risk of loss pass to the customer, and collectability is reasonably assured. The Company records shipping and handling costs charged to customers in net sales, with the related expense recorded in cost of sales. The Company passes resin cost adjustments to customers in the form of price adjustments on future quantities sold, typically subject to a one to four month timing delay, and there are no unbilled amounts reflected in the financial statements.

(p) Research & Development

Research and development expenditures are expensed as incurred. Substantially all engineering and development costs are related to developing new products or designing significant improvements to existing products or processes. Costs primarily include salaries and benefits, facility costs and outside services and have not been material for the periods presented.

(q) Advertising Costs

The Company expenses advertising costs when incurred. Advertising costs incurred for the year ended September 30, 2008 were $21. There were no advertising costs incurred for the year ended September 30, 2009 or for the periods of October 1, 2009 through February 16, 2010 and February 17, 2010 through September 30, 2010.

(r) Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amended ASC 605, “Revenue Recognition.” This guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how to allocate the consideration to each unit of accounting. In an arrangement with multiple deliverables, the delivered item(s) shall be considered a separate unit of accounting if the delivered items have value to the customer on a stand-alone basis. Items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis and if the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor. ASU 2009-13 will become effective for our fiscal year beginning October 1, 2010. The Company does not expect that adoption of this guidance will have a significant impact on the determination or reporting of its financial results.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which amends ASC 820, “Fair Value Measurements and Disclosures.” This amendment requires new disclosures, including the reasons for and amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and separate presentation of purchases, sales, issuances and settlements in the reconciliation of activity for Level 3 fair value measurements. It also clarified guidance related to determining the appropriate classes of assets and liabilities and the information to be provided for valuation techniques used to measure fair value. This guidance with respect to significant transfers in and out of Levels 1 and 2 was effective for the Company in its interim and annual reporting periods beginning after December 15, 2009. Adoption of this portion of the guidance did not have a significant impact on the determination or reporting of the Company’s financial results. This guidance with respect to Level 3 fair value measurements is effective for the Company in its interim and annual reporting periods beginning after December 15, 2010. The Company does not expect that adoption of this guidance will have a significant impact on the determination or reporting of its financial results.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (ASC 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.” The amendments in this update clarify the acquisition date that should be used for reporting the pro forma financial information disclosures in ASC 805 when comparative financial statements are presented. The amendments also improve the usefulness of the pro forma revenue and earnings disclosures by requiring a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination(s). The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect that adoption of this guidance will have a significant impact on the determination or reporting of its financial results.

(2) Business Combinations

On February 16, 2010, Pretium Holding, LLC, through its wholly owned subsidiary, Pretium Intermediate Holding, LLC (“Intermediate”) purchased all the outstanding member’s units in the Predecessor Company,. The acquisition was valued at $134.0 million (the “Acquisition”). As part of the transaction, certain previous owners of Predecessor received partnership units of Pretium Holding, LLC valued at $12.4 million. As a result, the Successor is a 100% owned subsidiary of Intermediate. At the same time, the Robb Container Corp (a wholly owned subsidiary of the Company, purchased 100% of the stock of PVC Container Corporation (“PVC”) for $47.0 million (the “PVC Acquisition”). To fund these transactions, the Successor used cash invested by its members’ of $75.0 million and entered into debt agreements in the form of a revolving line of credit of approximately $15.4 million, a term note payable of $53.0 million, and a subordinated note of $43.1 million. The Successor incurred approximately $3.5 million in debt issuance costs. Additionally, the Successor incurred approximately $12.0 million of transaction costs related to both the Acquisition and the PVC Acquisition that were expensed in the period from October 1, 2010 to September 30, 2010. Included in the $12.0 million is $597 of expense recorded on October 1, 2009 relating to previously deferred acquisition related costs that were previously capitalized under FASB Statement 141, Business Combinations, (now part of ASC Topic 805 Business Combinations). In conjunction with the Company’s adoption of the provisions of FASB 141(R), Business Combinations (now part of ASC Topic 805) effective October 1, 2009, those costs were expensed as acquisition related costs are now required to be expensed as incurred. The $597 in acquisition related costs is included in acquisition fees and expenses in the statement of operations.

On February 16, 2010, the Company, utilizing the practice of push down accounting, recorded the business combination of the controlling interest of Pretium Holding, LLC (the “Parent”). The effect of the Parent’s transaction resulted in the Company becoming a new entity for financial reporting purposes. As a result of this transaction, and as more fully described in Note 1, the consolidated financial statements for the period subsequent to the Acquisition are referred to as “Successor”, and the consolidated financial statements for the period prior to the Acquisition are referred to as the “Predecessor”. Accordingly, the Company’s consolidated financial statements for periods prior to February 17, 2010 are not comparable to consolidated financial statements presented on or after February 17, 2010.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

These transactions were accounted for as business combinations, which required an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The total consideration was allocated at February 16, 2010 as follows:

	Pretium Packaging, L.L.C.	PVC	Total
Cash, accounts receivable, inventory, and other current assets	$34,234	21,524	55,758
Property and equipment	57,308	27,139	84,447
Intangible assets	30,155	7,925	38,080
Goodwill	30,817	9,551	40,368
Deferred tax assets	161	265	426
Accounts payable and accrued expenses	(17,825)	(12,352)	(30,177)
Deferred tax liabilities	(509)	(7,052)	(7,561)
Other long-term liabilities	(341)	—	(341)

	$134,000	47,000	181,000

The Company is subject to income taxes in several jurisdictions and conducts business in two countries (U.S. and Canada) and several separate states and provinces within those countries. Pretium has conducted a preliminary assessment of net deferred tax liabilities arising from its operations and has recognized provisional amounts in its initial accounting for the acquisition of Pretium Packaging, L.L.C. and PVC for all identifiable net deferred tax liabilities in accordance with the requirements of FASB ASC 805, Business Combinations. However, the Company is continuing its review of these matters during the measurement period, and if new information obtained about facts and circumstances that existed at the acquisition date identifies adjustments to the net deferred tax liabilities initially recognized, as well as any additional net deferred tax liabilities that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to the provisional amounts initially recognized.

The unaudited proforma effects of the transactions for the full year ended September 30, 2010 and 2009 as it relates to net loss is as follows:

	2010 Unaudited Pro Forma Consolidated	2009 Unaudited Pro Forma Consolidated
Net Sales	$234,118	$236,577
Net loss	$(8,563)	$(4,968)

(3) Inventories

Inventories at September 30, 2010 and 2009 consist of the following:

	Successor 2010	Predecessor 2009
Inventories:
Finished goods	$9,858	$7,474
Raw materials	9,401	5,049

Inventories	$19,259	$12,523

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

(4) Property, Plant, and Equipment, net

Property, plant, and equipment at September 30, 2010 and 2009 consist of the following:

	Successor 2010	Predecessor 2009
Land	$2,120	$349
Buildings and improvements	22,439	14,910
Machinery and equipment	44,016	91,763
Molds	18,427	33,411
Capital improvements in progress	3,161	1,054

	90,163	141,487
Accumulated depreciation and amortization	(7,466)	(107,890)

Property, plant, and equipment, net	$82,697	$33,597

Depreciation expense totaled $7,459 for the period from February 17, 2010 to September 30, 2010, $3,115 for the period October 1, 2009 through February 16, 2010, and $8,651 and $9,041 for fiscal 2009 and 2008, respectively.

(5) Goodwill and other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill for the periods February 17, 2010 through September 30, 2010, October 1, 2009 through February 16, 2010 and for the fiscal years ended September 30, 2009 and 2008 are as follows:

	Successor	Predecessor
	Period of February 17, 2010 through September 30, 2010	Period of October 1, 2009 through February 16, 2010	Years ended September 30,
			2009	2008
Goodwill:
Beginning balance	$—	$33,071	$33,246	$35,256
Acquisition of PVC	9,551	—	—	—
Successor acquisition	30,817	—	—	—
Currency translation	45	746	(175)	(2,010)

	$40,413	$33,817	$33,071	$33,246

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

Other Intangible Assets

Other intangible assets consist primarily of customer relationships and trademarks. Accumulated amortization related to the customer relationships and trademarks at September 30, 2010 was $887. All other intangible assets resulted from the Acquisition and PVC Acquisition. There were no other intangible assets on the September 30, 2009 balance sheet. Customer relationships are amortized over 20 years. Other intangible assets consist of the following at September 30, 2010.

	Gross carrying amount	Weighted average amortization period	Accumulated amortization	Currency translation adjustment	Net book value
Customer relationships	$25,800	20 Years	$(807)	$59	$25,052
Trademarks	12,280	Indefinite	(80)	40	12,240

Total	$38,080		$(887)	$99	$37,292

Estimated future amortization expense for Customer Relationships is as follows:

Fiscal Year Ended
2011	$1,290
2012	1,290
2013	1,290
2014	1,290
2015	1,290
2016 and thereafter	18,602

The accumulated amortization relating to the Trademarks is related to the subsequent amortization of the PVC trademarks (see Note 2). The Pretium trademark is not amortized and has an indefinite useful life. The Pretium trademark was evaluated for impairment and no impairment was recorded at September 30, 2010.

(6) Long-Term Debt

Under the terms of the Company’s loan agreements at September 30, 2009, the scheduled interest rates and maturity dates were as follows:

	Interest Rates	Scheduled Maturity Dates
Revolving line of credit	LIBOR* plus 3.25%**	February 1, 2010
Term Loan A	LIBOR* plus 3.25%**	February 1, 2010
Term Loan B	LIBOR* plus 10.5%**	February 1, 2010
Senior secured subordinated notes	11.5% plus 8% PIK***	February 15, 2010
Junior unsecured subordinated notes	22% PIK***	March 1, 2010
Preferred Stock of Pretium Canada	8.6%	March 1, 2010

*	LIBOR floor of 3.5%

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

**	The revolving line of credit, Term Loan A and Term Loan B also had interest rate options based on the prime rate, with a floor of 4.75%, plus margins of 1.75%, 2% and 9.25%, respectively.
***	Paid-in-kind (PIK) interest was added to the principal balance and due at the scheduled maturity date.

In connection with the acquisitions in Note 2, the Company paid off its existing debt at February 16, 2010 and entered into a new credit agreement with senior lenders (the Senior Credit Agreement) consisting of a revolving line of credit and a term note, and a note purchase agreement with secured subordinated lenders. Under the terms of these Successor debt agreements, scheduled interest rates and maturity dates are as follows:

	Interest rates on Successor agreements	Scheduled maturity dates
Revolving line of credit	LIBOR† plus 6.00%†††	February 16, 2015
Term loan	LIBOR† plus 6.00%†††	February 16, 2015
Secured subordinated notes	12.0% plus 3% PIK††	February 16, 2016

†	LIBOR floor of 2.0%
††	Paid-in-kind (PIK) interest is added to the principal balance and due at the scheduled maturity date.
†††	The revolving line of credit and term loan also have interest rate options based on the prime rate, with a floor of 3.00%, plus a margin of 5.00%.

At September 30, 2010 and 2009, LIBOR was 0.247% and 0.257%.

At September 30, 2010 and 2009, long-term debt obligations consist of the following:

	Successor 2010	Predecessor 2009
Revolving line of credit	$11,733	$2,387
Term loan A	51,625	8,080
Term loan B	—	38,220

Total Senior Debt	63,358	48,687

Senior secured subordinated notes	43,556	25,311
Junior secured subordinated note	—	30,890
Preferred Redeemable Stock (see Note 7)	—	10,549

Total subordinated debt	43,556	66,750

Less original issue discount	(966)	—
Other	511	—

	106,459	115,437

Less: Current Portion	(3,658)	(115,437)

Total Long Term Debt	$102,801	$—

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

Scheduled maturities of long-term debt under the debt agreements are as follows:

	2011	2012	2013	2014	2015	2016	Total
Revolving line of credit	$—	—	—	—	11,733	—	$11,733
Term loan	3,500	4,750	5,875	7,250	30,250	—	51,625
Secured subordinated notes, principle	—	—	—	—	—	43,556	43,556
Less original issue discount	—	—	—	—	—	(966)	(966)
Other	158	169	159	25	—	—	511

Total	$3,658	4,919	6,034	7,275	41,983	42,590	$106,459

The Company’s revolving line of credit provides for borrowings up to $30.0 million subject to certain limitations. There is an unused line commitment fee of 0.5% per year, which is payable monthly. At September 30, 2010, additional available borrowings were $15.5 million. Letters of credit issued and outstanding at September 30, 2010, were $2.5 million. The Company’s term loan requires quarterly payments ranging from $0.7 million to $2.0 million, with a final balloon payment of $28.3 million.

The secured subordinated notes have certain optional and mandatory repurchase provisions. In the event of a change of control, a qualified initial public offering, sale of the Company, or other certain instances (as defined) the secured subordinated note holders have the option of requiring the Company to repurchase the principal and accrued and unpaid interest, plus an applicable premium on the principal amount of the notes, to the extent of the proceeds received, as defined in the agreement.

The applicable premium is defined as follows upon the occurrence of the events described above:

February 17, 2010 to February 16, 2011	8%
February 17, 2011 to February 16, 2012	4%
February 17, 2012 to February 16, 2013	2%
February 17, 2013 and thereafter	—

In any event, the Company may, at its option, redeem the secured subordinated notes, in whole or in part, at any time after the closing date through to maturity at a redemption price that includes principal and accrued and unpaid interest, plus the applicable premium described above.

Under the Senior Credit Agreement, all of the Company’s assets are pledged as collateral. The agreement places restrictions on certain the Company’s activities, such as additional borrowings, dividends, capital expenditures, and asset disposals in excess of pre-set limits.

The Senior Credit Agreement and the secured subordinated notes contain certain financial covenants governing, among other things, fixed charge coverage, funded debt to EBITDA ratios and capital expenditures. In addition, the Senior Credit Agreement and secured subordinated notes provide for a mandatory prepayment of principal in the event the Company realizes consolidated excess cash flow, as defined, in a given fiscal year. The Company did not realize excess cash flow, as defined, during the period from February 17, 2010 to September 30, 2010.

(7) Preferred Redeemable Stock

The Preferred Redeemable Stock is reflected in current maturities of long term debt at September 30, 2009 (see Note 6) and represented an investment in Pretium Canada held by an unaffiliated third party. The preferred stock

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

accrued a cumulative dividend of 8.6%, which was calculated on the original principal of $6.4 million Canadian dollars and was added to the carrying value and recorded as interest expense. The preferred stock was classified outside of members’ equity (deficit) in the accompanying consolidated balance sheet for 2009 and was mandatorily redeemable. This preferred stock and its dividends were subordinated to the Company’s obligations to its Junior unsecured subordinated note holders. The Preferred Redeemable Stock was purchased by a subsidiary of the Company in conjunction with the acquisitions discussed in Note 2.

(8) Leases

The Company leases various equipment and facilities. Total rental expense was $3,634 for the period from February 17, 2010 to September 30, 2010, $2,068 for the period October 1, 2009 through February 16, 2010, $4,712 for the year ended September 30, 2009 and $5,082 for the year ended September 30, 2008. Future minimum lease payments under all noncancelable operating leases with initial or remaining terms in excess of one year at September 30, 2010 are as follows:

	Equipment	Real Estate	Total
Year:
2011	$453	$3,175	$3,628
2012	226	3,249	3,475
2013	124	2,647	2,771
2014	18	2,650	2,668
2015	2	2,641	2,643
Thereafter	—	4,616	4,616

	$823	$18,978	$19,801

(9) 401K Plan

The Company maintains a 401(k) defined contribution plan which covers all participating employees who have a minimum of ninety days of service. The Company provides a cash match benefit at the rate of 50% of the first 4% of the participating employees’ gross contributions. Employees become fully vested in the Company’s contribution after five years of service. The Company’s contribution totaled $218 for the period from February 17, 2010 to September 30, 2010, $77 for the period October 1, 2009 through February 16, 2010, and $208 and $211 for the years ended September 30, 2009 and 2008, respectively. Subsequent to the acquisition of PVC and effective July 6, 2010, the Company elected to merge the PVC Container Corporation 401(k) Savings Plan into the Pretium 401(k) plan.

(10) Pretium Capital Structure

At September 30, 2010, the Successor Company’s capital structure consisted of 1 share of its Class A Member units, held by Pretium Intermediate Holding, LLC. The Predecessor capital structure consisted of Preferred Class, Class A, Class B, and Class C units. The Preferred Class and Class A units contained certain distribution and liquidation preferences. The Predecessor Preferred Class, Class A and Class B units were converted to units of Pretium Holding, LLC on February 16, 2010. The Predecessor Class C units, which were held by key employees, were cancelled prior to February 16, 2010. On February 16, 2010, the Company’s long-term and short-term debt was restructured (see Note 6) and essentially all of the Company’s debt was repaid and replaced by the debt described in the long-term debt discussion in Note 6. Simultaneously, a cash investment of $75 million was made by the Successor Class A unit holder. The majority holder of Pretium Holding, LLC is Castle Harlan Inc., a New York-based management firm (see Note 14).

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

As specified in the Company’s Operating Agreement, voting rights are one voting unit for each unit registered in the name of such Member as shown on the Membership Registration maintained by the Company. Income and losses of the Company shall be allocated among the Members in proportion to each Member’s respective percentage of voting units when compared with the total Units issued. The Company’s cash flows shall first be applied to the payment of the Company’s operating expenses (including debt service) and then to maintenance of adequate cash reserves as determined by the Board of Directors in its sole discretion, and shall be distributed from time to time to the Members in proportion to their respective percentage units. No member has the right to demand and receive any distribution from the Company other than in cash. No distribution shall be made if, as a result thereof, the Company would be in violation of any loan agreement, or if the Company’s total assets would be less than the sum of its total liabilities. Transfer, disposition or encumbrance of membership units are subject to certain significant restrictions, including a restriction that prohibits disposals without approval by the Board of Directors.

(11) Income Taxes

The Company is a pass-through tax entity and no provision, except for certain states in which it conducts business as well as certain subsidiary companies which are discussed further below, is made in the consolidated financial statements for income taxes. The following income tax items are related to the applicable subsidiary companies that are subject to income tax treatment:

Loss before income taxes includes the following components:

	Successor	Predecessor
	Period of February 17, 2010 through September 30, 2010	Period of October 1, 2009 to February 16, 2010	Years ended September 30,
			2009	2008
U.S. loss	$(20,420)	$(2,349)	$(2,355)	$(1,503)
Non-U.S income (loss)	951	(2,178)	(3,745)	(4,584)

Total Loss	$(19,469)	$(4,527)	$(6,100)	$(6,087)

Deferred taxes for the applicable subsidiary companies are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss and other tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

The components of income tax provision (benefit) are as follows:

	Successor	Predecessor
	Period of February 17, 2010 to September 30, 2010	Period of October 1, 2009 to February 16, 2010	Years ended September 30,
			2009	2008
Current:
Federal	$70	$77	$—	$50
State	106	—	86	174
International	—	—	(30)	4

Total current	176	77	56	228

Deferred:
Federal	(12)	—	—	—
State	—	—	—	—
International	—	(442)	(1,004)	(567)

Total deferred:	(12)	(442)	(1,004)	(567)

Total	$164	$(365)	$(948)	$(339)

The effective tax rate for the period from February 17, 2010 to September 30, 2010 differs from the statutory U.S. tax rate. This is primarily due to the Company’s pass-through entity treatment for tax purposes. In addition, for the Company’s taxable subsidiary operations, the effective tax rate differs due to the alternative minimum tax, change in valuation allowance, state income taxes, and the lower statutory rates that apply to Pretium Canada’s operations. The Company utilized approximately $1.3 million of net operating loss carryforwards during the period from February 17, 2010 to September 30, 2010.

	Successor	Predecessor
	Period of February 17, 2010 to September 30, 2010	Period of October 1, 2009 to February 16, 2010	Years ended September 30,
			2009	2008
Statutory Federal income taxes	34%	34%	34%	34%
Losses passed through to Members	(36)	(24)	(25)	(16)
Canadian income taxes, net	—	(3)	(1)	(13)
State income taxes, net	—	(1)	2	1
Non-deductable interest	—	(1)	(3)	(3)
Change in valuation allowance	2	5	7	6
Other, net	—	(1)	2	(3)

	0%	9%	16%	6%

The Company’s goodwill related to the U.S. subsidiaries is not deductible. A portion of Pretium Canada’s goodwill is deductible for Canadian tax purposes.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

Deferred income taxes for the Company’s taxable subsidiaries reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at September 30, 2010 and 2009 are as follows:

	Successor 2010	Predecessor 2009
Deferred tax liabilities:
Tangible property & equipment	$(8,054)	$(511)
Unrealized foreign currency exchange	—	(220)
Goodwill and other intangible assets	(7,093)	(2,356)

	(15,147)	(3,087)

Deferred tax assets:
Accrued liabilities and reserves	1,160	548
Accrued compensation	427	43
Inventory	79	31
Goodwill	874	—
Capital loss carryforwards	14	—
AMT/R&D credit carryforward	375	280
Net operating loss carryforwards	7,916	8,861

	10,845	9,763

Valuation allowance	(2,786)	(7,545)

Total deferred tax assets	8,059	2,218

Net deferred tax liability	$(7,088)	$(869)

Current deferred tax asset	$1,345	$480
Long-term deferred tax liability	(8,433)	(1,349)

Net deferred tax liability	$(7,088)	$(869)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the scheduled reversal of deferred tax liabilities and generation of future taxable income during the periods in which the deferred tax assets become deductible. Based upon projections for future taxable income over the periods the deferred tax assets are deductible, and the availability of gross deferred tax liabilities to offset gross deferred tax assets, management believes it is more likely than not the Company will realize substantially all of the benefits of these deductible differences at September 30, 2010. A valuation allowance was placed on certain Canadian and state net operating losses for jurisdictions in which it is unlikely that the Company will realize sufficient taxable income during the periods in which certain of the temporary differences become deductible. The net change in the valuation allowance for the period from February 17, 2010 to September 30, 2010 was $0.3 million. At September 30, 2010, Robb Container Corporation (Robb), a subsidiary of Pretium and a Subchapter C Corporation, had approximately $10.0 million of net operating loss carryforwards that expire in varying amounts beginning in 2021. Based upon the change of ownership rules under IRC Section 382, these separate U.S. net operating loss carryforwards are limited as to the amount of use in any particular year. At September 30, 2010, Pretium Canada has approximately $14.3 million of federal and

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

$13.9 million of provincial net operating losses that expire in varying amounts beginning in 2028. These net operating loss carryforwards are available to only offset future taxable income earned in Canada by Pretium Canada.

Income taxes paid amounted to $0.3 million during the period from February 17, 2010 to September 30, 2010. The U.S. subsidiaries file consolidated federal and state income tax returns. Generally, the U.S. subsidiaries are not subject to U.S. federal and state examinations for fiscal years prior to 2007. Pretium Canada files a federal return in Canada and a provincial return in Quebec. Pretium Canada is not subject to Canadian federal and Quebec provincial examinations for years prior to its year ended September 30, 2009.

At September 30, 2009, the Predecessor Company had valuation allowances on its deferred tax assets. The valuation allowance decreased by $0.4 million and $0.3 million for the years ended September 30, 2009 and 2008, respectively.

(12) Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(13) Restructuring Initiatives

Subsequent to the acquisitions discussed in Note 2, the Company implemented several initiatives to restructure and realign certain manufacturing and administrative resources. These plans included the elimination of certain redundant administrative positions at the former PVC corporate headquarters in Eatontown, New Jersey, which was completed in September 2010. The plans also included the closure and relocation of all manufacturing operations at the Nashua, New Hampshire facility into the Philmont, New York location, which was completed in June 2010. In addition, the two Hazleton, Pennsylvania operations were combined with one location retained as a shipping warehouse. The Hazleton consolidation was completed in August 2010. Finally, a decision was made in June 2010 to close the Muscatine, Iowa facility and to transfer its operations to Seymour, Indiana and Manchester, Pennsylvania. The Muscatine transition was begun in August 2010 and will be completed in early fiscal year 2011. The total cost incurred in the period from February 17, 2010 to September 30, 2010 from these initiatives was $6.7 million, which was comprised of severance ($2.7 million), facility consolidation costs ($1.7 million), and other exit costs ($2.3 million).

During fiscal 2009, the Company adopted and completed a formal plan to restructure and realign certain manufacturing resources. The result was to relocate all manufacturing operations from the St. Charles, Missouri facility and consolidate them with the Peru, Illinois location. The total cost of this plan was $0.8 million, which included a $0.4 million non-cash charge for the impairment of certain leasehold improvements.

(14) Related Parties

On February 17, 2010, the Company expensed a one-time service fee payment in conjunction with its business acquisitions (see Note 2) totaling $ 0.8 million to Castle Harlan, Inc. and a significant minority investor. In addition, the former majority owner of the acquired subsidiary, Pretium Packaging, L.L.C., entered into a seven year consulting agreement under which this former owner will provide services as required by the Company, comply with the terms of a restrictive operating agreement (including a non-competition clause) as

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2010 and 2009

($ in thousands)

well as serve on the Company’s Board of Directors at an annual cost of $1.0 million. The Company’s cost for these services was $0.7 million for the period from February 17, 2010 to September 30, 2010.

The Company has entered into a management agreement to jointly retain Castle Harlan, Inc. to provide business and organizational strategy, financial and investment management, advisory, and merchant and investment banking services to the Company. In exchange for these services, the Company pays these related parties management fees of $2.3 million annually. The Company recorded management fee expense of $1.4 million for the period from February 17, 2010 to September 30, 2010.

(15) Valuation and Qualifying Accounts

Year ended September 30, 2010	Balance at Beginning of Period	Additions (Deletions)	Balance at End of Period
Accounts Receivable:
Allowance for doubtful accounts	$775	$1,070	$1,845
Deferred Tax Asset:
Valuation Allowance	7,545	(4,759)	2,786
Year ended September 30, 2009
Accounts Receivable:
Allowance for doubtful accounts	$913	$(138)	$775
Deferred Tax Asset:
Valuation Allowance	7,124	421	7,545
Year ended September 30, 2008
Accounts Receivable:
Allowance for doubtful accounts	$1,014	$(101)	$913
Deferred Tax Asset:
Valuation Allowance	6,783	341	7,124

(16) Subsequent Events

Subsequent to September 30, 2010, the Company received a citation and notice of penalty from the Iowa Division of Labor Services pertaining to the Company’s Muscatine, Iowa facility. Company management and its counsel intend to vigorously contest the citations and penalties. It is not possible at the present time to estimate the ultimate liability, if any, of the Company with respect to this or any such litigation; however, management believes that any ultimate outcome will not have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2011 and September 30, 2010

($ in thousands)

	June 30, 2011	September 30, 2010
Assets
Current assets:
Cash	$2,990	$1,278
Accounts receivable, net of allowances of $1,367 and $1,845	25,822	26,996
Inventories	26,416	19,259
Prepaid and other current assets	2,236	3,137
Deferred tax assets	990	1,345

Total current assets	58,454	52,015

Property, plant and equipment, net	80,168	82,697
Other assets:
Goodwill	40,626	40,413
Other intangibles, net	36,776	37,292
Deferred financing fees, net	9,078	3,109
Other non current assets	592	671

Total other assets	87,072	81,485

Total assets	$225,694	$216,197

Liabilities and Members’ Equity
Current liabilities:
Current maturities of long-term debt	$166	$3,658
Accounts payable	21,762	20,122
Accrued expenses	8,669	10,319
Accrued interest and bank fees	4,368	1,807

Total current liabilities	34,965	35,906

Long-term liabilities:
Long-term debt, less maturities	153,227	102,801
Deferred tax liabilities	8,618	8,433
Other long-term liabilities	846	969

Total long-term liabilities	162,691	112,203

Commitments and contingencies

Members’ Equity:
Members’ equity	26,115	67,765
Accumulated other comprehensive income	1,923	323

Total members’ equity	28,038	68,088

Total liabilities and members’ equity	$225,694	$216,197

See accompanying notes to condensed consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Nine Months Ended June 30, 2011 and period from October 1, 2009 to

February 16, 2010 and February 17, 2010 to June 30, 2010

(Unaudited)

($ in thousands)

	(Successor)	(Successor)	(Predecessor)
	Nine Months Ended June 30, 2011	Period from February 17 to June 30, 2010	Period from October 1, 2009 to February 16, 2010
Net sales	$178,432	$92,006	$58,621
Cost of sales	153,150	80,239	49,125

Gross profit	25,282	11,767	9,496

Operating expenses:
Selling, general and administrative expenses	13,685	7,806	5,439
Restructuring expenses	2,328	4,505	—
Transaction-related fees and expenses	1,237	—	—
Gain on foreign currency exchange	(341)	(143)	(576)
Depreciation and amortization expense	278	174	52
Amortization of intangibles	978	532	—
Bank related fees	—	—	917
Acquisition fees and expenses	—	10,770	1,184

Total operating expenses	18,165	23,644	7,016

Income (loss) from operations	7,117	(11,877)	2,480

Other expense:
Interest, net	(11,455)	(4,929)	(7,007)
Loss on extinguishment of debt	(5,470)	—	—

Total other expense	(16,925)	(4,929)	(7,007)

Loss before income tax provision (benefit)	(9,808)	(16,806)	(4,527)
Income tax provision (benefit)	1,892	(341)	(365)

Net loss	$(11,700)	$(16,465)	$(4,162)

See accompanying notes to condensed consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended June 30, 2011 and period from October 1, 2009 to

February 16, 2010 and February 17, 2010 to June 30, 2010

(Unaudited)

($ in thousands)

	(Successor)	(Successor)	(Predecessor)
	Nine Months Ended June 30 2011	Period from February 17 to June 30, 2010	Period from October 1, 2009 to February 16, 2010
Cash flows from operating activities:
Net loss	$(11,700)	$(16,465)	$(4,162)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	9,587	4,406	3,115
Amortization of intangibles	978	532	—
Amortization of deferred financing fees	840	250	917
Previously deferred acquisition related costs	—	—	597
Noncash interest expense	668	354	3,353
Noncash loss on extinguishment of debt	3,634	—	—
Unrealized foreign exchange rate gains	—	—	(346)
Deferred taxes	499	—	(438)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,464	(1,995)	875
Inventory	(6,846)	7,129	(960)
Prepaid and other current assets	1,438	(2,057)	738
Accounts payable and accrued expenses	2,216	60	(3,864)
Other	(50)	553	91

Net cash provided by (used in) operating activities	2,728	(7,233)	(84)

Cash flows from investing activities:
Acquisition, net of cash	—	(166,426)	—
Purchase of property, plant and equipment	(6,930)	(3,212)	(2,379)

Net cash used in investing activities	(6,930)	(169,638)	(2,379)

Cash flows from financing activities:
Member investment	(30,900)	—	—
Member distribution	950	75,000	—
Proceeds from revolving line of credit	(26,725)	25,919	—
Repayments to revolving line of credit	(41,458)	(29,111)	—
Proceeds from initial draw on revolving line of credit	6,000	15,375	4,656
Proceeds from issuance of debt obligations	150,000	95,000	364
Payment on term loans	(51,625)	(688)	(500)
Repayments of other debt obligations	(44,253)	(20)	(23)
Payment of bank related loan fees	(9,567)	(3,549)	(371)

Net cash provided by financing activities	5,872	177,926	4,126

Net increase in cash	1,670	1,055	1,663
Effect of exchange rate changes on cash	42	(15)	(54)
Cash—beginning of year	1,278	—	318

Cash— end of period	$2,990	$1,040	$1,927

Supplemental cash flow information:
Interest paid	$6,711	$2,554	$3,805
Income taxes	$1,094	$165	$48

See accompanying notes to condensed consolidated financial statements.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

(1) Summary of Significant Accounting Policies

(a) Description of Business:

Pretium Packaging, L.L.C. (the “Company”) was formed in 1998 (its origins date to 1992) as a Delaware limited liability company for the purpose of acquiring and operating plastics manufacturing related businesses.

On February 16, 2010, all of the Company’s operations were acquired by Pretium Intermediate Holding, LLC (the “Acquisition”), a newly formed Delaware corporation for the purpose of the Acquisition. This transaction was accounted for as a business combination, which required an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The Company is now a wholly owned subsidiary of Pretium Intermediate Holding, LLC, which is a wholly owned subsidiary of Pretium Holding, LLC. (“Pretium Holding”).

As a result of this transaction, all references in these condensed consolidated financial statements to the Company before February 16, 2010 shall be referred to as “Predecessor”. All references in these condensed consolidated financial statements to the Company after February 16, 2010 shall be referred to as “Successor”.

As more fully described in Note 2, on February 16, 2010, Robb Container Corp. (a wholly owned subsidiary of the Company) purchased 100% of the stock of PVC Container Corporation (“Novapak”).

At June 30, 2011, the Company conducted its business from its corporate headquarters in Chesterfield, Missouri, with nine manufacturing plants in the United States and two in Canada (“Pretium Canada”).

(b) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) for interim financial reporting and, therefore, do not include certain information and footnote disclosures normally included in financial statements presented in conformity with U.S. GAAP. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report for the fiscal year ended September 30, 2010. In the opinion of management, all adjustments necessary to present fairly the unaudited condensed consolidated financial statements and the results of the interim periods presented have been made

(c) Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Intercompany transactions have been eliminated in consolidation.

(d) Estimates and Assumptions

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that affect the condensed consolidated financial statements include, but are not limited to, recoverability of inventories, collectability of accounts receivable, useful lives of property, plant, and equipment related to depreciation periods, valuation of goodwill and intangible assets, and realizability of deferred tax assets.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

(e) Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company grants trade credit to its customers, which primarily are manufacturers of personal care products, food, household chemicals, lawn and garden products, and industrial chemical products, and to bottle distributors that sell to such manufacturers. The Company performs periodic credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for doubtful accounts for estimated losses resulting from customers’ potential failure to make payments. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. Such estimate is based on historical experience and known specific factors associated with such customers.

(f) Inventories

Inventories are stated at the lower of cost (determined on the average cost method) or market. The Company utilizes historical experience and any other known specific factors, such as future demand and market conditions, to provide estimated reserves for excess and obsolete inventory. If actual market conditions deteriorate, additional inventory reserves may be recorded.

(g) Property, Plant, and Equipment

Property, plant, and equipment are carried at cost, less accumulated depreciation, using the straight line method. Buildings and improvements are depreciated over 20 years, machinery and equipment over 5 to 7 years, and molds over 5 years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the improvements.

(h) Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 350, Goodwill and Other Intangible Assets. ASC 350 requires that goodwill and indefinite life intangible assets be reviewed at least annually (or more frequently under certain conditions) for impairment. Intangible assets that do not have indefinite lives are amortized over their useful lives and reviewed for impairment in accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, subsections of Subtopic ASC 360-10, Property, Plant, and Equipment, or when events or circumstances indicate that the carrying amount may not be recoverable. There were no events or circumstances that have occurred that would suggest an impairment has occurred with these assets.

(i) Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and when those assets are expected to generate undiscounted cash flows that would be less than their carrying amounts. No indicators of impairment existed as of June 30, 2011 and September 30, 2010.

(j) Deferred Financing Fees

Deferred financing fees are amortized using the straight line method, which approximates the effective interest method over the respective loan periods. On March 31, 2011, the Company refinanced its outstanding debt, as further discussed in Note 6. As a result of the refinancing, in the second quarter ended March 31, 2011, the

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

Company recognized a $5.5 million loss on the extinguishment of debt, of which $2.8 million represented the write off of net deferred financing costs from previously outstanding debt. The remaining loss represents the write off of original issue discount, prepayment penalties and other related costs.

During the nine months ended June 30, 2011, the Company capitalized costs of approximately $0.3 million and $9.6 million, respectively, related to financing fees paid in conjunction with its debt refinancing. The amortization of deferred financing fees was $0.8 million for and nine months ended June 30, 2011, and is included in interest expense in the accompanying condensed consolidated statement of operations. Amortization was $0.3 million for the period from February 17 to June 30, 2010, and is included in interest expense in the accompanying condensed consolidated statement of operations. Amortization was $0.9 million for the period from October 1, 2009 to February 16, 2010 and is included in bank related fees in the accompanying condensed consolidated statement of operations.

(k) Income Taxes

The Company is a limited liability company. For income tax purposes, it is considered a pass-through tax entity. Accordingly, it is generally not subject to federal or state income taxes, except for certain states in which it conducts business, and no provision for income taxes has been made in these condensed consolidated financial statements other than for certain subsidiaries which are Subchapter C Corporations.

For those subsidiaries, the Company accounts for income taxes in accordance with the asset and liability based approach. Under that approach, deferred income tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when such differences are expected to reverse. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to their estimated realizable value.

The Company has adopted FASB ASC 740, Income Taxes, which creates a single model to address accounting for uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

(l) Foreign Operations

The Company’s functional currency is the U.S. Dollar, except for Pretium Canada, whose functional currency is the Canadian Dollar. Results of operations and cash flows are generally translated at average exchange rates during the period and reflected as gains or losses from foreign currency exchange rates. Assets and liabilities are translated at end of period exchange rates at the stated month end exchange rate. Translation adjustments resulting from this process are reported as a component of members’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions and balances denominated in a currency other than the functional currency are generally included in the results of operations as incurred. Foreign currency transaction gains included in operations amounted to $125 and $341 for the three and nine months ended June 30, 2011. Foreign currency transaction gains included in operations for the three and nine months ended June 30, 2010 amounted to $65 and $719, respectively, $576 for the period from October 1, 2009 to February 16, 2010, and $143 for the period from February 17 to June 30, 2010.

(m) Comprehensive Income (Loss)

The Company classifies its accumulated other comprehensive income, which is comprised solely of cumulative foreign currency translation adjustments, as a separate component of members’ equity.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

(n) Fair Value of Financial Instruments and Other Intangibles

The carrying amounts reported in the Company’s condensed consolidated balance sheet for debt as of June 30, 2011 and September 30, 2010 approximate the fair value of the debt based on the borrowing rates available at those balance sheet dates to the Company for loans with similar terms and maturities.

The carrying amounts of cash, receivables, payables, and other current assets and liabilities approximate fair value because of the short term maturity of those instruments.

The Company measures fair value in accordance with accounting guidance that requires an entity to base fair value on an exit price and maximize the use of observable inputs and minimize the use of unobservable inputs when determining an exit price. Fair value is the price to sell an asset or transfer a liability between market participants at the measurement date. Fair value measurements assume the asset or liability is exchanged in an orderly manner; the exchange is in the principal market for that asset or liability (or in the most advantageous market when no principal market exists); and the market participants are independent, knowledgeable, able and willing to transact an exchange.

Considerable judgment is required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

As described above, the Company evaluates its intangible and long-lived assets for impairment or recoverability and, if necessary, measures their fair value. Such fair value is determined in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, using unobservable inputs or an income approach, which represent Level 3 inputs under FASB ASC 820.

(o) Revenue Recognition

Revenue is recognized from product sales when there is persuasive evidence of an arrangement, the price is fixed or determinable, the goods are shipped and the title and risk of loss pass to the customer, and collectability is reasonably assured. The Company records shipping and handling costs charged to customers in net sales, with the related expense recorded in cost of sales.

(p) Research & Development

Research and development expenditures are expensed as incurred. Substantially all engineering and development costs are related to developing new products or designing significant improvements to existing products or processes. Costs primarily include salaries and benefits, facility costs and outside services and have not been material for the periods presented.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

2. Business Combinations

On February 16, 2010, Pretium Holding, LLC, through its wholly owned subsidiary, Pretium Intermediate Holding, LLC (“Intermediate”) purchased a all the outstanding member’s units in the Predecessor Company,. The acquisition was valued at $134.0 million (the “Acquisition”). As part of the transaction, certain previous owners of Predecessor received partnership units in Pretium Holdings, LLC valued at $12.4 million. As a result, the Successor is a 100% owned subsidiary of Intermediate. At the same time, the Robb Container Corp (a wholly owned subsidiary of the Company, purchased 100% of the stock of PVC Container Corporation (“PVC”) for $47.0 million (the “PVC Acquisition”). To fund these transactions, the Successor used cash invested by its members’ of $75.0 million and entered into debt agreements in the form of a revolving line of credit of approximately $15.4 million, a term note payable of $53.0 million, and a subordinated note of $43.1 million. The Successor incurred approximately $3.5 million in debt issuance costs. Additionally, the Successor incurred approximately $12.0 million of transaction costs related to both the Acquisition and the PVC Acquisition that were expensed in the period from February 17, 2010 to September 30, 2010. Included in the $12.0 million is $597 of expense recorded on October 1, 2009 relating to previously deferred acquisition related costs that were previously capitalized under FASB Statement 141, Business Combinations, (now part of ASC Topic 805 Business Combinations). In conjunction with the Company’s adoption of the provisions of FASB 141(R), Business Combinations (now part of ASC Topic 805) effective October 1, 2009, those costs were expensed as acquisition related costs are now required to be expensed as incurred. The $597 in acquisition related costs is included in acquisition fees and expenses in the statement of operations.

These transactions were accounted for as business combinations, which required an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The total consideration was allocated as of February 16, 2010 as follows:

	Pretium Packaging, L.L.C.	PVC	Total
Cash, accounts receivable, inventory and other current assets	$34,234	$21,524	$55,758
Property and equipment	57,308	27,139	84,447
Intangible assets	30,155	7,925	38,080
Goodwill	30,817	9,551	40,368
Deferred tax assets	161	265	426
Accounts payable and accrued expenses	(17,825)	(12,352)	(30,177)
Deferred tax liabilities	(509)	(7,052)	(7,561)
Other long-term liabilities	(341)	—	(341)

	$134,000	$47,000	$181,000

The Company is subject to income taxes in several jurisdictions and conducts business in two countries (U.S. and Canada) and several separate states and provinces within those countries. The Company has conducted a preliminary assessment of net deferred tax liabilities arising from its operations and has recognized provisional amounts in its initial accounting for the acquisition of Pretium Packaging, L.L.C. and PVC for all identifiable net deferred tax liabilities in accordance with the requirements of FASB ASC 805, Business Combinations. However, the Company is continuing its review of these matters during the measurement period, and if new information obtained about facts and circumstances that existed at the acquisition date identifies adjustments to the net deferred tax liabilities initially recognized, as well as any additional net deferred tax liabilities that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to the provisional amounts initially recognized.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

The unaudited pro forma effects of the transactions for the nine months ended June 30, 2010 as it relates to net sales and net loss are as follows:

Nine Months Ended June 30, 2010
(Pro Forma)
Net sales	$177,133
Net loss	$(5,395)

3. Inventories

Inventories as of June 30, 2011 and September 30, 2010 consist of the following:

	June 30, 2011	September 30, 2010
Inventories:
Finished Goods	$13,745	$9,858
Raw materials	12,671	9,401

Inventories	$26,416	$19,259

4. Property, Plant and Equipment

Property, plant, and equipment as of June 30, 2011 and September 30, 2010 consist of the following:

	June 30, 2011	September 30, 2010
Land	$2,120	$2,120
Buildings and improvements	23,269	22,439
Machinery and equipment	46,407	44,016
Molds	20,571	18,427
Capital improvements in progress	4,964	3,161

	97,331	90,163
Accumulated depreciation and amortization	(17,163)	(7,466)

Property, plant and equipment, net	$80,168	$82,697

Depreciation expense totaled $9,587 for the nine months ended June 30, 2011. Depreciation expense totaled $3,006 for the three months ended June 30, 2010. Depreciation expense totaled $3,115 for the period from October 1, 2009 to February 16, 2010, and $4,406 for the period from February 17, 2010 to June 30, 2010.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

5. Goodwill and Other Intangible Assets

The changes in the carrying value of goodwill for the nine months ended June 30 ,2011 and 2010 are as follows:

	(Successor)	(Successor)	(Predecessor)
	Nine Months Ended June 30 2011	Period from February 17, 2009 to June 30, 2010	Period from October 1, 2009 to February 16, 2010
Beginning balance	$40,413	$—	$33,071
Acquisition of Novapak	—	9,551	—
Successor acquisition	—	30,817	—
Currency translation adjustmen	213	(60)	746

Ending balance	$40,626	$40,308	$33,817

Other intangible assets at June 30, 2011 consisted of the following:

	Gross Carrying Value	Accumulated Amortization	Currency Translation Adjustment	Net Book Value
Customer relationships	$25,800	$(1,785)	$329	$24,344
Trademarks	12,280	(80)	232	12,432

Total	$38,080	$(1,865)	$561	$36,776

Other intangible assets at September 30, 2010 consisted of the following:

	Gross Carrying Value	Accumulated Amortization	Currency Translation Adjustment	Net Book Value
Customer relationships	$25,800	$(807)	$59	$25,052
Trademarks	12,280	(80)	40	12,240

Total	$38,080	$(887)	$99	$37,292

Amortization expense totaled and $978 for the nine months ended June 30, 2011. Amortization expense totaled $532 for the period from February 17, 2010 to June 30, 2010. There was no amortization expense for the period October 1, 2009 to February 16, 2010.

6. Long-Term Debt

On March 31, 2011, the Company refinanced the debt used to fund the Acquisition and the Novapak Acquisition. As described further below, the Company, together with Pretium Finance, Inc., its wholly-owned subsidiary (“Pretium Finance”), issued $150 million of 11.5% Senior Secured Notes due April 1, 2016 and entered into an ABL Facility (the “ABL Facility”) of $25 million in order to fund the refinancing (the “Refinancing”). The ABL Facility entered into on March 31, 2011 was subsequently amended and restated on April 20, 2011, which reduced the Company’s interest rates and increased its borrowing availability to $30 million, among other things.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

11.5% Senior Secured Notes

On March 31, 2011 the Company, together with Pretium Finance as co-issuer (together, the “Issuers”) issued $150 million in aggregate principal amount of 11.5% Senior Secured Notes due April 1, 2016 (the “Senior Secured Notes”) with a fixed annual interest rate of 11.5%, paid semi-annually, commencing October 1, 2011. The Senior Secured Notes and the guarantees are effectively junior to the Issuers’ and the guarantors’ obligations under the amended ABL Facility and will be effectively junior to any secured indebtedness that is either secured by assets that are not collateral for the Senior Secured Notes and the guarantees or secured by a prior lien on the collateral for the Senior Secured Notes and the guarantees, in each case, to the extent of the value of the assets securing such indebtedness. All of the Company’s subsidiaries other than Pretium Finance are guarantors under the amended ABL Facility.

On or after April 1, 2014, the Issuers may redeem all or a part of the Senior Secured Notes at a redemption price not to exceed 105.75% plus accrued and unpaid interest and special interest, if any, to the redemption date. At any time prior to April 1, 2014, the Issuers may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price not to exceed 111.5% plus accrued and unpaid interest and special interest, if any, to the redemption date, with certain of the proceeds realized from the sale of any equity securities; provided, however, that at least 65% of the original principal of the Senior Secured Notes are outstanding immediately following the redemption. If the Issuers sell certain assets or experience specific kinds of changes of control, the Issuers must offer to repurchase the Senior Secured Notes.

ABL Facility

As part of the Refinancing, the Company entered into a Credit Agreement, dated as of March 31, 2011, among the Company, certain subsidiaries of the Company as co-borrowers, Pretium Intermediate, the guarantors party thereto, Jefferies Finance LLC as administrative agent, collateral agent and issuing bank and the lenders party thereto.

On April 20, 2011, the Company entered into an Amended and Restated Credit Agreement, dated as of April 20, 2011, among the Company, certain subsidiaries of the Company as co-borrowers, Pretium

Intermediate, the guarantors party thereto, PNC Bank, National Association as administrative agent, collateral agent and issuing bank and the lenders party thereto (the “Amended ABL Facility”).

The Amended ABL Facility provides senior secured financing of up to $30 million, subject to borrowing base and certain other restrictions on availability. The Amended ABL Facility includes a letter of credit and swingline subfacility. The Company, Novapak, Robb, Airopak Corporation, Novapak Corporation and Pretium Canada Company are the borrowers under the Amended ABL Facility. All of the Company’s subsidiaries other than Pretium Finance are guarantors under the Amended ABL Facility.

The Amended ABL Facility matures on September 30, 2015. Subject to certain conditions, individual lenders may optionally agree to extend the maturity of their loans and the expiration of the commitments for up to one year.

The Company is required to make mandatory prepayments under the Amended ABL Facility to the extent that the amount of obligations outstanding under the facility (including letters of credit) exceeds the borrowing limits set forth in the facility.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

At the Company’s request, additional loans in excess of the initial $30 million commitment amount may be made under the Amended ABL Facility at any time after the closing date until the new revolving credit facility matures. The making of any such loans is subject to customary conditions, including absence of defaults, minimum excess availability and obtaining commitments from lenders. However, any such additional loans would require the consent of the holders of the Senior Secured Notes if, after giving effect thereto, the Company would not be in compliance with the Amended ABL Facility limitation set forth in Section 4.09(b)(1) of the Indenture.

The Amended ABL Facility is secured by a first priority security interest in substantially all of the Company’s and the guarantors’ assets.

Borrowings under the Amended ABL Facility are made as Adjusted Base Rate Loans or Eurodollar Loans at the Company’s election. The interest rate payable under Adjusted Base Rate Loans will be based upon an adjusted base rate (equal to the greater of (a) the Base Rate (Prime Rate per the Wall Street Journal) in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) except during the Eurodollar Unavailability Period, the Eurodollar Rate for a Eurodollar Loan with a one month interest period plus 1.0%; plus 0.50%). The interest rate payable under Eurodollar Loans will be based upon the published LIBOR rate; plus 1.50%. During continuance of certain events of default under the Amended ABL Credit Facility, a default rate of 2.0% per annum over the rate applicable to Adjusted Base Rate Loans may be imposed.

Interest is calculated on the basis of a 360-day year (365/366 day year with respect to base rate loans) and is payable monthly in arrears for base rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

The Amended ABL Facility contains certain customary fees, including letter of credit fees, an unutilized commitment fee, an annual administrative fee, and an upfront fee. Unutilized commitment fees of 0.25% per annum will accrue on undrawn commitments under the facility. The Amended ABL Facility also contains certain operating covenants which are subject to thresholds, qualifications and/ or exceptions in certain cases.

The Amended ABL Facility also requires the Company to achieve and maintain a minimum fixed charge coverage ratio if excess availability under the Amended ABL Facility is below a certain amount. In the event that the sum of excess availability and certain of the Company’s cash is less than $3.75 million, the Company will be required to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 tested quarterly, at the end of a fiscal quarter. Unless certain conditions described therein have been satisfied, the Amended ABL Facility will generally prohibit prepayment of principal under the Senior Secured Notes whether upon default, acceleration or otherwise.

At June 30, 2011, the Company had outstanding borrowings of $3.0 million at a rate of 1.7%. Letters of credit issued and outstanding at June 30, 2011 was $2.0 million. Borrowing availability at June 30, 2011 was $25.0 million.

Senior Credit Agreement

On February 16, 2010, and in connection with the Acquisition described in Note 2, the Company entered into a credit agreement with senior lenders (the “Senior Credit Agreement”) consisting of a revolving line of credit and a term note, and a note purchase agreement with secured subordinated lenders. At June 30, 2011 the Senior Credit Agreement was repaid and settled in full. Letters of credit issued and outstanding at September 30, 2010 was $2.5 million.

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

Senior Subordinated Notes

On February 16, 2010 and in connection with the Acquisition described in Note 2, the Company issued $43.1 million aggregate principal amount of senior subordinated notes due 2016. The Company redeemed the secured subordinated notes in whole and the existing Letter of Credit on March 31, 2011 at a redemption price and recorded principal and accrued unpaid interest plus applicable premium.

7. Capital Structure

On February 16, 2010 the Company’s long-term and short-term debt was restructured and the Company’s debt prior to February 16, 2010 was repaid and replaced by the debt described in the long-term debt discussion in Note 6. Simultaneously, a cash investment of $75 million was made by the Successor’s membership interest holder. The majority affiliate holder of Pretium Holding is Castle Harlan Inc., a New York-based management firm (see Note 11).

During the nine months ended June 30, 2011, the Company received an investment from its sole member of $0.95 million.

On March 31, 2011, in connection with the Refinancing (see Note 6), the Company distributed $30.9 million to Pretium Intermediate. Pretium Intermediate distributed the same amount to Pretium Holding, and Pretium Holding further distributed that amount to its Class A members in accordance with the terms of Pretium Holding’s operating agreement.

At June 30, 2011, 100% of the membership interests in the Successor were held by Pretium Intermediate.

8. Income Taxes

The Company is a pass-through tax entity except for certain states in which it conducts business. No provision for income taxes has been made in these condensed consolidated financial statements other than for certain subsidiaries which are Subchapter C Corporations.

For the nine months ended June 30, 2011, the Company recorded an income tax provision of million. For the three months ended June 30, 2010, the Company recorded an income tax provision of $0.6 million. The Company recorded an income tax benefit of $0.4 million for the period from October 1, 2009 to February 16, 2010, and an income tax benefit of $0.3 million for the period from February 17 to June 30, 2010.

The effective tax rate differs from the statutory tax rate for the Company primarily due to the Company’s pass-through entity treatment for tax purposes. For the nine months ended June 30, 2011, the Company recorded a tax provision on a loss before income tax primarily as a result of a tax provision recorded at the subsidiary level. Losses before income tax at the partnership level exceeded the income before income tax at the subsidiary level. The Company recorded an income tax benefit during the Predecessor period from October 1, 2009 to February 16, 2010 and during the Successor period from February 17, 2010 to June 30, 2010 to reflect the full expected tax benefit to be realized at the subsidiary level.

The Company evaluates the net realizable value of its deferred tax assets each reporting period. The Company must consider all objective evidence, both positive and negative, in evaluating the future realization of its deferred tax assets, including tax loss carry forwards. Historical information is supplemented by all currently available information about

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

future tax years. Realization requires sufficient taxable income to use deferred tax assets. The Company records a valuation allowance for each deferred tax asset for which realization is assessed as not more likely than not. In particular, the Company’s assessment that deferred tax assets will be realized considered the following: (i) estimates of future taxable income generated from various sources, including the expected recovery of operations from the Canadian subsidiary and increased profitability due to prior cost reductions and plant restructurings. If the current estimates of future taxable income are not realized, or future estimates of taxable income are reduced, then the assessment regarding the realization of deferred tax assets could change and have a material impact on the statement of operations. As of June 30, 2011, the Company’s valuation allowance of $2.7 million decreased $0.1 million from September 30, 2010.

9. Contingencies

In 2010, the Company received a citation and notice of penalty from the Iowa Division of Labor Services pertaining to the Company’s Muscatine, Iowa facility. Company management and its counsel intend to vigorously contest the citations and penalties. It is not possible at the present time to estimate the ultimate potential liability, if any, of the Company with respect to this or any such litigation; however, management believes that any ultimate conclusion will not have a material effect on the Company’s condensed consolidated results of operations, financial position or cash flows.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate conclusion of these matters will not have a material effect on the Company’s condensed consolidated results of operations, financial position or cash flows.

10. Restructuring Initiatives

During fiscal 2010, the Company implemented several initiatives to restructure and realign certain manufacturing and administrative resources. These plans included the elimination of certain redundant administrative positions at the former PVC corporate headquarters in Eatontown, New Jersey, which was completed in September 2010. They also included the closure and relocation of all manufacturing operations at the Nashua, New Hampshire facility into the Philmont, New York location, which was completed in June 2010. In addition, two Hazleton, Pennsylvania operations were combined with one location retained as a shipping warehouse. The Hazleton consolidation was completed in August 2010. Finally, a decision was made in June 2010 to close the Muscatine, Iowa facility and to transfer its operations to Seymour, Indiana and Manchester, Pennsylvania. The Muscatine transition was begun in August 2010 and was completed in March 2011. The total cost incurred during the three and nine months ended June 30, 2011 was $0.5 million and $2.3 million respectively. For the nine months ended June 30, 2011 restructuring costs consisted of severance payments ($0.2 million), facility consolidation costs ($0.9 million) and other exit costs ($1.2 million). The total cost incurred during the nine months ended June 30, 2010 was $4.5 million and was comprised of severance payments ($3.4 million), and facility consolidation costs ($1.1 million).

11. Related Party Transactions

In connection with the Acquisition, the Company and the former majority owner of the Company entered into a seven year consulting agreement at an annual cost of $1 million. In addition, the former majority owner now serves as a director of Pretium Holding. The Company’s cost for these services was $0.3 million and $0.8 million for the three and nine months ended June 30, 2011, respectively, and $0.4 million for the period from February 17 to June 30, 2010 and is included within selling, general and administrative expenses in the statement of operations. The Company has entered into a management agreement to jointly retain Castle Harlan, Inc. to

PRETIUM PACKAGING, L.L.C. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2011

(Unaudited—in thousands unless otherwise indicated)

provide business and organizational strategy, financial and investment management, advisory, and merchant and investment banking services to the Company. In exchange for these services, the Company pays these related parties management fees of $2.3 million, annually. The Company recorded total expense related to these agreements of $0.6 million and $1.7 million for the three and nine months ended June 30, 2011, respectively, and $0.9 million for the period from February 17 to June 30, 2010. These fees are included within selling, general and administrative expenses in the statement of operations.

Independent Auditors’ Report

The Board of Directors

PVC Container Corporation:

We have audited the accompanying consolidated balance sheet of PVC Container Corporation and subsidiaries (the Company) as of February 16, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from July 1, 2009 to February 16, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVC Container Corporation and subsidiaries as of February 16, 2010, and the results of their operations and their cash flows for the period from July 1, 2009 to February 16, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

St. Louis, Missouri

March 9, 2011

Independent Auditors’ Report

Board of Directors

PVC Container Corporation

Eatontown, New Jersey

We have audited the accompanying consolidated balance sheet of PVC Container Corporation as of June 30, 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVC Container Corporation at June 30, 2009, and the results of its operations and its cash flows for the two years in the period ended June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company restated the June 30, 2009 financial statements.

/s/ BDO USA, LLP (formerly BDO Seidman, LLP)

Woodbridge, New Jersey

October 16, 2009 except for Note 1 which is as of March 8, 2011.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

February 16, 2010 and June 30, 2009

($ in thousands except for share and per share amounts)

Assets	February 16, 2010	June 30, 2009
Current assets:		(Restated	)
Cash and cash equivalents	$1,629	$276
Accounts receivable, net of allowances of $510 and $385, respectively	8,076	9,273
Inventories	10,040	7,759
Prepaid expenses and other current assets	951	654
Deferred tax assets	607	—
Income taxes receivable	—	334

Total current assets	21,303	18,296
Property, plant, and equipment, net	18,769	20,443
Other assets	383	376

Total assets	$40,455	$39,115

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,377	$6,377
Accrued expenses	3,659	1,808
Income taxes payable	71	—
Current portion of long-term debt and capital lease obligations	11,731	2,331

Total current liabilities	23,838	10,516

Long-term debt and capital lease obligations, less current portion	6,442	18,934
Deferred income taxes	879	—
Deferred income and other liabilities	80	191

Total long-term liabilities	7,401	19,125

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $1.00. Authorized 1,000,000 shares; none issued	—	—
Common stock, par value $20.00. Authorized 5,000 shares; issued 3,522 shares	70	70
Capital in excess of par value	3,811	3,811
Retained earnings	6,574	6,789
Treasury stock, at cost (259 shares as of February 16, 2010; 250 shares as of June 30, 2009)	(1,239)	(1,196)

Total stockholders’ equity	9,216	9,474

Total liabilities and stockholders’ equity	$40,455	$39,115

See accompanying notes to consolidated financial statements.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

Period from July 1, 2009 to February 16, 2010 and fiscal years ended June 30, 2009 and 2008

($ in thousands)

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
		(Restated)
Net sales	$44,144	$75,864	$89,602
Costs and expenses:
Cost of goods sold	35,131	64,836	73,141
Selling, general, and administrative expense	5,352	7,898	8,845
Depreciation expense	2,966	5,922	5,565
Gain on sale of equipment	(77)	(83)	(98)

	43,372	78,573	87,453

Income (loss) from operations	772	(2,709)	2,149

Other income (expense):
Interest expense	(629)	(1,269)	(1,645)
Other income (expense)	(135)	21	—

	(764)	(1,248)	(1,645)

Income (loss) before income tax (benefit) provision	8	(3,957)	504
Income tax (benefit) provision	295	(1,086)	282

Net income (loss) from continuing operations	(287)	(2,871)	222

Discontinued operations:
Income from discontinued plastic compound segment	120	62	154
Provision for income taxes	48	29	67

Net income from discontinued operations	72	33	87

Net income (loss)	$(215)	$(2,838)	$309

See accompanying notes to consolidated financial statements.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Period from July 1, 2009 to February 16, 2010 and years ended June 30, 2009 and 2008

($ in thousands except for share amounts)

	Common stock issued and outstanding		Capital in excess of par value	Retained earnings	Comprehensive Income (Loss)		Accumulated other comprehensive income (loss)	Treasury stock	Total stockholders’ equity
	Shares	Amount
Balance, June 30, 2007	3,522	$70	$3,811	$9,318	$		$(291)	$(1,196)	$11,712
Net income	—	—	—	309		309	—	—	309
Unrealized loss on pension obligation, net of tax	—	—	—	—		(202)	(202)	—	(202)

Total comprehensive income						107

Balance, June 30, 2008	3,522	70	3,811	9,627			(493)	(1,196)	11,819
Net loss (restated)	—	—	—	(2,838)		(2,838)	—	—	(2,838)
Reclassification of unrealized loss on pension obligation, net of tax	—	—	—	—		493	493	—	493

Total comprehensive loss (restated)						(2,345)

Balance, June 30, 2009 (restated)	3,522	70	3,811	6,789			—	(1,196)	9,474
Net loss	—	—	—	(215)		(215)	—	—	(215)
Treasury stock purchase	—	—	—	—		—	—	(43)	(43)

Total comprehensive loss						(215)

Balance, February 16, 2010	3,522	$70	$3,811	$6,574			$—	$(1,239)	$9,216

See accompanying notes to consolidated financial statements.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Period from July 1, 2009 to February 16, 2010 and fiscal years ended June 30, 2009 and 2008

($ in thousands)

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
		(Restated)
Cash flows from operating activities:
Net income (loss)	$(215)	$(2,838)	$309
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	2,966	5,922	5,565
Deferred income tax expense	272	(1,104)	286
Reclassification of unrealized loss on pension obligation	—	816	—
Gain on sale of equipment	(77)	(83)	(98)
Insurance recovery	—	(21)	—
Non-cash results from discontinued operations	(120)	(62)	(154)
Changes in assets and liabilities:
Accounts receivable	1,197	2,711	(303)
Inventories	(2,281)	2,471	(312)
Prepaid expenses and other current assets	(298)	(252)	145
Other assets	(7)	243	(164)
Income taxes receivable and payable	405	145	—
Accounts payable, accrued expenses, deferred income, and other liabilities	3,604	(4,693)	(940)

Net cash provided by operating activities	5,446	3,255	4,334

Cash flows from investing activities:
Capital expenditures	(864)	(2,569)	(2,783)
Proceeds from sale of equipment	77	83	194
Insurance recoveries	—	21	—

Net cash used in investing activities	(787)	(2,465)	(2,589)

Cash flows from financing activities:
Net proceeds (payments) from revolving credit facility	(1,767)	1,715	(1,159)
Proceeds from long-term debt	—	—	1,841
Principal payments on indebtedness	(682)	(1,082)	(923)
Principal payments on capital lease obligations	(814)	(1,409)	(1,593)
Purchase of treasury stock	(43)	—	—

Net cash used in financing activities	(3,306)	(776)	(1,834)

Net increase (decrease) in cash and cash equivalents	1,353	14	(89)
Cash and cash equivalents, beginning of period	276	262	351

Cash and cash equivalents, end of period	$1,629	$276	$262

See accompanying notes to consolidated financial statements.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Supplemental Schedule of Non-Cash Investing and Financing Activities

Period from July 1, 2009 to February 16, 2010 and fiscal years ended June 30, 2009 and 2008

($ in thousands)

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
Noncash financing activity:
Equipment acquired pursuant to capital lease obligations and other arrangements	$428	$428	$1,953

Supplemental Disclosure of Cash Flow Information

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
Cash paid for interest	$651	$1,327	$1,637
Cash paid for income tax	$6	$16	$133

See accompanying notes to consolidated financial statements.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

(1) Summary of Significant Accounting Policies Organization and Business

PVC Container Corporation (the “Company”) was incorporated in Delaware on June 14, 1968. The Company currently does business under the tradename of Novapak. The Company’s major business is the manufacture and sale of a line of plastic bottles made from polyvinyl chloride (PVC) compounds, high density polyethylene resins, and polyethylene terephthalate (PET). These bottles are used primarily for packaging cosmetics, toiletries, foods, household chemicals, lawn and garden supplies, and industrial chemical products. The Company formerly produced and sold PVC compounds (the compound business), which were used by the Company or sold to other plastic bottle manufacturers whose products compete with those produced by the Company. The Company’s businesses are based in the United States.

After the close of business on February 16, 2010, Robb Container Corporation, a wholly owned subsidiary of Pretium Packaging, L.L.C. acquired all of the outstanding common stock of the Company for $47 million. Funds received from the transaction were used to pay off all outstanding debt, including capital lease obligations, and the remaining available amounts were used to pay transaction costs or were distributed to stockholders. The basis of the consolidated financial statements represents the Company’s financial position immediately prior to the above transaction and do not reflect any purchase accounting adjustments related to this acquisition. Accordingly, the consolidated statements of operations, stockholders’ equity, and cash flows for 2010 represent activity from July 1, 2009 through February 16, 2010. The consolidated statements of operations, stockholders’ equity, and cash flows for 2009 and 2008 represent activity for the twelve-month period from July 1, 2008 through June 30, 2009, and from July 1, 2007 through June 30, 2008, respectively.

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PVC Container Corporation and its wholly owned subsidiaries, Novapak Corporation, and Airopak Corporation. All inter-company accounts have been eliminated in consolidation.

(b) Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

(c) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined under the first-in, first-out (FIFO) method. The Company utilizes historical experience and any other known specific factors, such as future demand and market conditions, to provide estimated write-downs for excess and obsolete inventory. If actual market conditions deteriorate, additional inventory reserves may be recorded.

(d) Depreciation

Depreciation is provided on a straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred. Major renewals and upgrades are capitalized.

(e) Income Taxes

The Company accounts for income taxes in accordance with the asset and liability-based approach in accounting for income taxes. Under that approach, deferred income tax assets and liabilities are determined based on the

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when such differences are expected to reverse. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to their estimated realizable value.

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes (“ASC 740”), which creates a single model to address accounting for uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Management has determined the Company has no material uncertain tax positions as defined by ASC 740. Therefore, the adoption of ASC 740 had no material effect on the consolidated financial statements as of July 1, 2009 or for the period ended February 16, 2010.

(f) Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect outstanding balances. The Company grants trade credit to its customers, which primarily are manufacturers of personal care products, food, household chemicals, lawn and garden products, and industrial chemical products, and to bottle distributors that sell to such manufacturers. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Sales and accounts receivable from customers are denominated in U.S. dollars. The Company has not experienced significant losses related to receivables from individual customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from customers’ potential failure to make payments. Such estimate is based on historical experience and known specific factors associated with such customers.

(g) Revenue Recognition

Revenue is recognized from product sales when there is persuasive evidence of an arrangement, the price is fixed or determinable, the goods are shipped and the title and risk of loss pass to the customer, and collectability is reasonably assured. Sales are shown net of returns, allowances, and discounts. The Company reports the amount billed to customers for shipping and handling as sales in the consolidated statements of operations. Costs incurred by the Company for shipping and handling are reported as cost of sales.

(h) Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and when those assets are expected to generate undiscounted cash flows that would be less than their carrying amounts. No indicators of impairment existed as of February 16, 2010 and June 30, 2009.

(i) Treasury Stock

Treasury stock is recorded at cost. Gains and losses on disposition are recorded as increases or decreases to additional paid in capital with losses in excess of previously recorded gains charged directly to retained earnings.

(j) Advertising Costs

The Company expenses advertising costs when incurred. Advertising costs incurred for the period ended February 16, 2010 was $11. Advertising costs for fiscal 2009 and 2008 were $67 and $65, respectively.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

(k) Stock-Based Compensation

The Company previously had a shareholder-approved stock incentive plan for employees. The purpose of the stock incentive plan was to align the interests of the Company’s employees with those of the Company’s shareholders. The Company accounted for its stock-based compensation plan in accordance with FASB Statement No. 123(R), Share-Based Payment (“FASB No. 123(R)”), or FASB ASC 718, Compensation—Stock Compensation). The Company did not issue any awards under its stock incentive plan subsequent to the adoption of FASB No. 123(R), therefore, no compensation cost was recorded in the Company’s consolidated statements of operations. The Company terminated the stock incentive plan for these employees on December 18, 2009.

(l) Fair Value of Financial Instruments

The carrying amounts reported in the Company’s consolidated balance sheets for debt as of February 16, 2010 and June 30, 2009 approximate the fair value of the debt based on the borrowing rates currently available to the Company for loans with similar terms and maturities. The carrying amounts of cash, receivables, payables, and other current assets and liabilities approximate fair value because of the short-term maturity of those instruments.

As described above, the Company evaluates its long-lived assets for recoverability and, if necessary, measures their fair value. Such fair value is determined in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, using unobservable inputs or an income approach, which represent Level 3 inputs under FASB ASC 820.

(m) Comprehensive Income (Loss)

Comprehensive income (loss) represents an entity’s change in equity during the period related to transactions, events, and circumstances from nonowner sources such as unrealized gains and losses on pensions. During the year ended June 30, 2009, the Company terminated its pension plan and paid all related benefits resulting in the reclassification of previously unrealized pension obligation losses to the consolidated statement of operations.

(n) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that affect the consolidated financial statements include, but are not limited to, recoverability of inventories, collectability of accounts receivable, sales returns and allowances, useful lives of property, plant, and equipment related to depreciation periods, recoverability of long-lived assets, and realizability of deferred tax assets.

(o) Reclassifications

Certain reclassifications have been made to the consolidated financial statements as of and for the years ended June 30, 2009 and 2008 in order for them to conform to the presentation as of and for the period ended February 16, 2010.

(p) Subsequent Events

On February 16, 2010, Pretium Packaging, L.L.C. purchased 100% of the Company’s common stock for $47.0 million. Pretium Packaging, L.L.C. corporate headquarters are located in Chesterfield, Missouri, with ten

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

manufacturing plants in the United States and two in Canada (Pretium Canada). Pretium Packaging, L.L.C. manufactures a variety of injection blow molded (IBM), extrusion blow molded (EBM), injection stretch blow molded (SBM) and injection molded plastic bottles, jars, containers, preforms, and closures. The transaction was accounted for as a business combination, which required an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The Company has evaluated subsequent events through the issuance date of this report March 9, 2011.

(q) Restatement

The Company identified certain errors associated with the previously reported consolidated financial statements as of and for the year ended June 30, 2009. The total impact of these restatement adjustments, described further below, was a decrease to net deferred income tax liabilities and net loss, and an increase in retained earnings of $405.

The following is a summary of the impact of the restatement on the consolidated statement of operations for the year ended June 30, 2009:

	As Previously Reported	Adjustment	Restated
Income tax benefit (provision)	$681	$405	$1,086
Net income (loss) from continuing operations	(3,276)	405	(2,871)
Net income (loss)	$(3,243)	$405	$(2,838)

The following is a summary of the impact of the restatement on the consolidated balance sheet as of June 30, 2009:

	As Previously Reported	Adjustment	Restated
Deferred tax assets	$1,379	$(1,379)	$—
Total assets	40,494	(1,379)	39,115
Deferred income taxes	1,784	(1,784)	—
Retained earnings	6,384	405	6,789
Total stockholders’ equity	9,069	405	9,474
Total liabilities and stockholders’ equity	$40,494	$(1,379)	$39,115

The restatement adjustments did not have any impact on previously reported net cash provided by operating activities, net cash used in investing activities, net cash used in financing activities, net increase in cash and cash equivalents, or cash and cash equivalents at end of period for the year ended June 30, 2009.

The Company determined that net deferred income tax liabilities were overstated as of June 30, 2009, due to errors in amounts previously estimated and recorded for the deferred tax asset valuation allowance. The effect of this adjustment was to decrease net deferred income tax liabilities and net loss, and increase retained earnings and provision (benefit) for income taxes by $405, as of and for the year ended June 30, 2009.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

(2) Inventories

Inventories as of February 16, 2010 and June 30, 2009 consist of the following:

	February 16, 2010	June 30, 2009
Raw materials	$4,679	$3,676
Finished goods	4,754	3,184

	9,433	6,860
Molds for resale, in production	189	564
Supplies	418	335

Total inventories	$10,040	$7,759

(3) Property, Plant, and Equipment, net

Property, plant, and equipment, net as of February 16, 2010 and June 30, 2009 consist of the following:

	February 16, 2010	June 30, 2009	Estimated Life in years
Land	$200	$200
Buildings and improvements	12,028	12,028	3 – 40
Machinery and equipment	61,725	62,737	7 – 10
Molds	13,494	13,125	3 – 5
Office furniture and equipment	5,272	5,267	5 – 10
Motor vehicles	298	298	3 – 5
Leasehold improvements	25	25	Shorter of the useful life or the life of the lease

Construction in progress	180	—

	93,222	93,680
Less accumulated depreciation	(74,453)	(73,237)

	$18,769	$20,443

Depreciation expense for property, plant, and equipment was $2,966, $5,922 and $5,565 for the period ended February 16, 2010 and the years ended June 30, 2009 and 2008, respectively.

Assets acquired through capital leases included in property, plant, and equipment as of February 16, 2010 and June 30, 2009 consist of the following:

	February 16, 2010	June 30, 2009
Assets under capital lease, beginning of period	$11,621	$11,193
Add assets acquired through capital leases	171	428

Assets under capital lease, end of period	11,792	11,621
Accumulated depreciation	(7,849)	(6,991)

Net book value of assets under capital lease	$3,943	$4,630

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

Depreciation expense for assets under capital lease for the period ended February 16, 2010 and the years ended June 30, 2009 and 2008 totaled $858, $1,517 and $1,421 respectively, and are included in total depreciation expense noted above. In addition to the assets acquired through capital leases, the Company acquired molds in a noncash transaction for $257 during the period ended February 16, 2010.

(4) Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations as of February 16, 2010 and June 30, 2009 consist of the following:

	February 16, 2010	June 30, 2009
Notes payable:
South Carolina Economic Development Authority Loan	$3,600	$3,700
Pennsylvania Industrial Development Authority Loan	118	175
GE Capital Public Finance:
Equipment Capital leases	1,237	1,582
Building loans	1,566	1,698
PNC Bank:
Equipment loans	1,054	1,314
Revolving credit facility	8,943	10,709
Other Long Term Debt	702	791
Other Capital leases	953	1,296

	18,173	21,265
Less current portion	(11,731)	(2,331)

	$6,442	$18,934

Future maturities of long-term debt and capital lease obligations as of February 16, 2010 are as follows:

2011	$11,731
2012	1,198
2013	420
2014	337
2015	224
2016 – 2017	4,263

Total	$18,173

Interest paid amounted to $651, $1,327 and $1,637 in the period ended February 16, 2010 and the years ended June 30, 2009 and 2008 respectively.

(a) PNC Bank Agreement

The Company entered into a $43.8 million senior secured credit facility with PNC Bank (the “Bank”) in August 2000 (the “PNC Bank Agreement”). The PNC Bank Agreement comprised (a) a five-year, $25.0 million

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

senior revolving credit facility; (b) a five-year $12.2 million senior term loan; (c) a five-year $4.2 million standby letter of credit; and (d) a $2.0 million capital expenditure line of credit. On November 15, 2004, the PNC Bank Agreement was amended to extend the maturity of each of these four borrowing facilities until 2007 and to make specific changes to the credit facilities. The total senior secured credit facility was reduced to $28.5 million (which was the outstanding facility amount at the extension date), consisting of the following: (a) a senior revolving credit facility of $18.0 million; (b) a senior term loan of $5.7 million (fully paid in August 2007); (c) a standby letter of credit of $3.8 million; and (d) a capital expenditure line of $1.0 million.

On September 29, 2006, the Company extended its current Revolving Credit and Security Agreement with PNC Bank until November 2010. The terms and conditions of the agreement substantially remained the same. The bank issued a new equipment loan amounting to $740, which was to be amortized through November 2010 in equal monthly installments. The bank was paid a $50 transaction fee for organizing this amendment to the existing Revolving Credit and Security Agreement. The amendment includes a prepayment penalty amounting to $59.

In June 2008, the Bank issued a new equipment loan amounting to approximately $1.2 million, which was to be amortized through November 2010 in equal monthly installments.

The credit facility contains two financial covenants. The first is a fixed charge covenant measuring the Company’s ability to have adequate cash flow to cover its annual debt requirements. The second is a net worth covenant. As of February 16, 2010, the Company was in compliance with these covenants, as amended. The credit facility is secured by accounts receivable, inventories, property, plant, and equipment.

For the revolving credit facility and the equipment loans, the Company has the option to borrow at a rate equal to LIBOR plus 2.50% or Prime plus 0.25%. As of February 16, 2010, the revolving credit and equipment loans bear interest at 2.73% and 3.50%, respectively. As of June 30, 2009, the revolving credit facility and equipment loans both bore interest at 3.5%.

(b) Note Payable—South Carolina Economic Development Authority (“S.C. EDA”)

This note was entered into to finance the construction of the Company’s South Carolina manufacturing facility and is due in full on April 1, 2016. Prepayments may be made without penalty. This note is subordinate to amounts outstanding with PNC Bank. The interest rate on this obligation is variable, based on the weekly Securities Industrial Financial Markets Association Municipal Swap Index. The Company had an effective interest rate of 0.42% during the period ended February 16, 2010. The note is secured by property, plant, and equipment.

S.C. EDA has issued tax-exempt bonds to fund the debt. Should the tax-exempt status of this bond issue be negated, the interest rate on this note would be retroactively adjusted. The Company has an unused letter of credit amounting to approximately $3.6 million in conjunction with this note as of February 16, 2010.

(c) Note Payable—Pennsylvania Industrial Development Authority

During fiscal year 1999, the Company entered into a $1.0 million loan from the Pennsylvania Industrial Development Authority to assist in financing the construction of its Hazleton, Pennsylvania manufacturing facility. The loan is payable in 145 equal monthly installments of $8.6 thousand, with an interest rate of 3.75% and a maturity date of March 1, 2011. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property of the manufacturing facility.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

(d) GE Capital Public Finance Building Loans

During fiscal 1998, the Hazleton Area Industrial Development Authority approved $7.3 million tax-exempt Industrial Development Bonds. The Bonds were purchased and are held by GE Capital Public Finance, Inc. to finance a loan to the Company in conjunction with the Company’s Hazleton, Pennsylvania manufacturing facility. The loan is secured by the property of the manufacturing facility and certain equipment.

On October 16, 2009, the Company refinanced the Hazleton, Pennsylvania Area Industrial Development Bonds with GE Capital Public Finance. Total debt refinanced amounted to $1.4 million. The loan is payable in 96 equal monthly installments of $18.5 thousand with an interest rate of 6.72% and a maturity date of October 16, 2017. GE Capital Public Finance Building Loans also include an outstanding note payable of $212 thousand on a manufacturing facility located in Illinois. This loan is payable in 60 equal monthly installments of $13.4 thousand with an interest rate of 9.41% and a maturity date of July 1, 2011.

(e) Capital Leases and Other

Other loans consist of eleven notes payable and eighteen capital lease obligations with various banks and lending institutions including GE Capital Public Finance, for equipment, real estate improvements, and development and expansion of the Company’s manufacturing plants. The notes bear interest at rates ranging from 3.48% to 13.9% and are payable in monthly installments through 2013. The loans are secured by the Company’s equipment, land, and buildings.

The carrying amounts of the aforementioned debt agreements approximate fair value. All outstanding debt of the Company, including capital lease obligations, was paid in full subsequent to February 16, 2010.

(5) Leases

Minimum rental commitments under noncancelable leases as of February 16, 2010 are as follows:

	Capital leases	Operating leases	Total
Year ending February 16:
2011	$1,251	$956	2,207
2012	908	673	1,581
2013	173	391	564
2014	127	50	177
2015	13	2	15

Total future minimum lease payments	2,472	2,072	4,544
Less amount representing interest	(281)	—	(281)

Value of future net minimum lease payments	$2,191	$2,072	$4,263

Rent expense for operating leases amounted to $765, $760 and $765 for the period ended February 16, 2010 and the years ended June 30, 2009 and 2008 respectively.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

(6) Pension Plans

The Company previously sponsored a noncontributory defined benefit pension plan (the “Pension Plan”) for employees. The Company froze the Pension Plan in 2006 and, during the year ended June 30, 2009, the Company terminated the Pension Plan by paying all outstanding pension liabilities to its former employees. As a result, the Company recognized $816 of previously unrecognized pension obligation losses accounted for in other comprehensive income (including $323 of deferred tax assets) during the year ended June 30, 2009. Total pension expense for the year ended June 30, 2009 was $877. The Company had no future obligations under the Pension Plan as of February 16, 2010 or at June 30, 2009.

401(k) Plan

The Company maintains a defined contribution benefit 401(k) plan (the “Plan”). The Plan has been drafted to comply with Section 401(k) of the Internal Revenue Code. Each participating employee can defer any elected percentage of their respective salary into the Plan account, up to the maximum amount as defined by the Internal Revenue Code. The Company contributes an amount equal to 33 1/3% on the first 6% of the employees’ pretax contributions which were made by the Company on at least a biweekly basis. In addition to matching contributions, the Company, at its option, may make payments based on a percentage of quarterly profits. Such payments can be made directly to or for the Plan account of participating employees and are based on a percentage of each employee’s compensation. The Company contributed $129 and $181 during the years ended June 30, 2009 and 2008. Effective February 2009, the Company temporarily suspended the 401(k) employer match. No contributions were made by the Company for the period ended February 16, 2010.

(7) Common Stock and Stock Options

In 1997, the Company’s Board of Directors approved and ratified an incentive stock option plan to enable the Company to grant options to purchase up to 600,000 shares of the Company’s common stock through the Plan’s expiration on January 16, 2007. This plan conformed to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. The options granted vest at the rate of 25% per year. All options have been granted at fair market value. All options were vested as of March 21, 2007. On December 18, 2009, the Company terminated the stock incentive plan for the employees.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

(8) Income Taxes

Components of income tax expense (benefit) from continuing operations for the period ended February 16, 2010 and the year ended June 30, 2009 consist of the following:

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
		(Restated)
Current:
Federal	$9	$43	$(230)
State	62	4	10

	71	47	(220)

Deferred:
Federal	156	(792)	433
State	68	(341)	69

	224	(1,133)	502

Total income tax (benefit) expense	$295	$(1,086)	$282

Components of income tax expense from discontinued operations for the period ended February 16, 2010 and the year ended June 30, 2009 consist of the following:

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
Current:
Federal	$—	—	(55)
State	—	—	2

	—	—	(53)

Deferred:
Federal	48	25	103
State	—	4	17

	48	29	120

Total income tax expense	$48	29	67

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities as of February 16, 2010 and June 30, 2009 are as follows:

	February 16, 2010	June 30, 2009
		(Restated)
Deferred tax liabilities
Long-lived assets and other	$1,459	$1,784

Total deferred tax liabilities	1,459	1,784

Deferred tax assets:
Bad debt reserves	204	154
Inventory reserves	219	225
Accrued liabilities and other	184	209
Federal net operating losses	499	1,302
State net operating losses	159	915

Total deferred tax assets	1,265	2,805
Valuation allowance	(78)	(1,021)

Total net deferred tax assets	1,187	1,784

Net deferred tax liabilities	$272	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the scheduled reversal of deferred tax liabilities and generation of future taxable income during the periods in which those temporary differences become deductible. Based upon projections for future taxable income over the periods the deferred tax assets are deductible, and the availability of gross deferred tax liabilities available to offset gross deferred tax assets, management believes it is more likely than not the Company will realize substantially all of the benefits of these deductible differences as of February 16, 2010. A valuation allowance was placed on certain state net operating losses for states in which it is unlikely that the Company will realize sufficient taxable income during the periods in which certain of the temporary differences become deductible. As of February 16, 2010, the Company has unused federal net operating losses of approximately $1,467 and state net operating losses of approximately $4,700, which expire at various dates from 2012 through 2029.

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

Income taxes receivable of $334 as of June 30, 2009 includes approximately $324 related to a carryback claim of the 2008 tax loss against the 2006 taxable income. Income taxes paid amounted to $6, $16, and $133 during the period ended February 16, 2010 and the years ended June 30, 2009 and 2008, respectively.

	July 1, 2009 to February 16, 2010	Fiscal years ended June 30,
		2009	2008
		(Restated)
Federal tax at statutory rate	34%	34%	34%
Effect of:
State income taxes, net of federal income tax benefit	50	6	10
Meals and entertainment and other permanent differences	145	(1)	3
Change in valuation allowance	(552)	(18)	(2)
Prior year true-up	564	—	—
Settlement of IRS tax audit	—	—	13
Other	27	7	(5)

Effective income tax rate	268%	28%	53%

The 2010 and 2009 effective tax rate on net income (loss) differs from the statutory U.S. tax rate, due primarily to the change in valuation allowance and permanently non-deductible book expenses.

The Company and its subsidiaries file federal and state tax returns. The Company is no longer subject to U.S. federal examinations for fiscal years prior to 2008.

(9) Discontinued Operation

In May 2005, the Company entered into a definitive agreement with PolyOne Corporation (“PolyOne”) pursuant to which PolyOne agreed to acquire the Company’s compound business segment’s equipment, compounding recipes, and customer list for $625 plus earn-outs payable upon the achievement of certain sales targets through December 31, 2009. The transaction closed on May 31, 2005, and the Company received gross proceeds of $1,125 (which included the advance of $500 on earn-out payments) and was entitled to additional earn-out payments for each pound of product sold by PolyOne to existing customers of the Company (as defined prior to closing). As a result of this disposition, the compound segment has been reflected in the Company’s financial statements as a discontinued operation for all periods presented. The agreement also provided that the Company will not compete with the business for five years after the date of closing of the sale.

(10) Related Party and Other

The Company records a charge related to lifetime medical benefits for the former chief executive officer under the terms of his severance agreement. These charges relating to lifetime medical benefits and executive severance costs are reflected in selling, general, and administrative expenses and were not material for the period ended February 16, 2010 and the years ended June 30, 2009 and 2008. The basis for the calculation is provided by an

PVC CONTAINER CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

February 16, 2010 and June 30, 2009

($ in thousands except share amounts)

independent actuary based upon the age of the former chief executive officer, actuarial life spans, and projected costs of health insurance premiums. The liability balance related to these benefits was approximately $80 as of February 16, 2010 and June 30, 2009.

The Company entered into a management agreement with Kirtland Capital Corp. in 1996, pursuant to which Kirtland Capital Corp. receives $25 per month for management services relating to financial advice, banking relations, acquisitions, and strategic business opportunities. In August 2006, the monthly management fee increased to $42 per month. As of September 28, 2005 and through the close of business on February 16, 2010, collectively KCP II, LLC and KCC II, LLC beneficially own 4,467,415 shares of common stock, which constituted approximately 68.3% of the outstanding shares of common stock of the Company. Kirtland Capital Corp. is the general partner that controls KCP II, LLC and has sole voting and investment power over the shares of common stock owned by KCP II, LLC. Kirtland Capital Corp. is the general partner of Evergreen Partners II L.P., which is the managing member of KCC II, LLC, and has sole voting and investment power of the shares of common stock owned by KCC II, LLC.

PROSPECTUS DATED                     , 2011

PRETIUM PACKAGING, L.L.C.

PRETIUM FINANCE, INC.

$150,000,000

OFFER TO EXCHANGE

$150,000,000 in Aggregate Principal Amount of 11.50% Senior Secured Notes due 2016, Series B and related guarantees for all outstanding

$150,000,000 in Aggregate Principal Amount of 11.50% Senior Secured Notes due 2016, Series A and related guarantees

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until                     , 2011 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification under the Delaware Limited Liability Company Act

Pretium Packaging, L.L.C. and Mont Royal, L.L.C. are each a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liabilty company may, and will have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification under the Operating Agreement of Pretium Packaging, L.L.C.

Article 7 of the operating agreement of Pretium Packaging, L.L.C. provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”) by reason of the fact that he or she is or was a managing member or an officer of Pretium Packaging, L.L.C., or is or was serving at the request of Pretium Packaging, L.L.C. as a manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including a service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as a managing member, officer, employee or agent or in any other capacity while serving as a managing member, officer, employee or agent, shall be indemnified and held harmless by Pretium Packaging, L.L.C. to the fullest extent authorized by the Delaware Limited Liability Company Act (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

Indemnification under the Limited Liability Company Agreement of Mont Royal, L.L.C.

Section 7.3 of the Limited Liability Company Agreement of Mont Royal, L.L.C. provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter, a “proceeding”) or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that such person, or a person of which such person is the legal representative, is or was a member, a manager or an officer shall be indemnified and held harmless by Mont Royal, L.L.C. to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Mont Royal, L.L.C. to provide broader indemnification rights than said law permitted Mont Royal, L.L.C. to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such person in connection with such proceeding, appeal, inquiry or investigation (each, a “loss”), unless such loss shall have been the result of gross negligence, fraud or intentional misconduct by such person, in which case such indemnification shall not cover such loss to the extent resulting from such gross negligence, fraud or intentional misconduct.

Indemnification under the Delaware General Corporation Law

Pretium Finance, Inc., Robb Container Corporation, PVC Container Corporation, Aropak Corporation and Novapak Corporation are each a corporation incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Certificate of Incorporation of Pretium Finance, Inc.

Article 7 of the certificate of incorporation of Pretium Finance, Inc. eliminates directors’ personal liability to the fullest extent permitted by applicable law.

Indemnification under the Bylaws of Pretium Finance, Inc.

Article VI of the bylaws of Pretium Finance, Inc. provides that Pretium Finance, Inc. will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Pretium Finance, Inc.) by reason of the fact that he is or was a director or officer of Pretium Finance, Inc., or is or was a director or officer of Pretium Finance, Inc. serving at the request of Pretium Finance, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlemnt actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably beileved to be in or not opposed to the best interests of Pretium Finance, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification under the Bylaws of Robb Container Corporation

Article VII of the bylaws of Robb Container Corporation provides that Robb Container Corporation will indemnify and hold harmless any officer or director thereof from and against any loss, liability or expense to which he may be subject by reason of any action, suit or proceeding to which he may be made a party by reason of his having been a director or officer of Robb Container Corporation, whether criminal or civil, and whether by reason of any action alleged to have been taken or omitted by him in such capacity, and including expenses reasonably and necessarily incurred for counsel fees, judgment liabilities, fines and amounts paid in settlement, provided, however, that no indemnification shall be made in the event that the director or officer is adjudged by the board of directors of Robb Container Corporation to have been guilty of willful misfeasance, bad faith or reckless disregard of the interests of the Robb Container Corporation, in the matter for which indemnity is sought.

Indemnification under the Certificate of Incorporation of PVC Container Corporation

Article VII of the certificate of incorporation of PVC Container Corporation eliminates directors’ personal liability to the fullest extent permitted by applicable law.

Indemnification under the Certificate of Incorporation of Airopak Corporation

Article 9 of the certificate of incorporation of Airopak Corporation eliminates directors’ personal liability to the fullest extent permitted by applicable law.

Indemnification under the Certicate of Incorporation of Novapak Corporation

Article VII of the certificate of incorporation of Novapak Corporation eliminates directors’ personal liability to the fullest extent permitted by applicable law.

Indemnification Under Missouri Uniform Trust Code

The Missouri Uniform Trust Code does not provide for indemnification of a trustee of a Missouri trust.

Indemnification Under the Trust Agreement of MR Grantor Trust

Section 8.1 of the Trust Agreement of MR Grantor Trust provides that the grantor agrees to indemnify the trustees and save them harmless against and from any and all losses, damages, costs, expenses, fees and taxes imposed on the trust estate which the trustees may hereafter suffer, be put to, pay or lay out by reason of or in connection with their compliance with the terms of the Trust Agreement, exclusive, however, of such losses, damages, costs, expenses, fees or taxes as a result from the trustees’ own negligence, fault or misconduct or that of persons employed by them, and to the extent that the trustees shall sustain any such losses, damages, costs, expenses, fees or taxes (exclusive as aforesaid), they may reimburse themselves therefor from the funds which they hold hereunder.

Indemnification Under Nova Scotia Law

Under applicable Nova Scotia law, an unlimited company is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions.

Indemnification Under the Memorandum of Association of Pretium Canada Company

Article 194 of the memorandum of association of Pretium Canada Company provides that every director, manager, secretary, treasurer and other officer or servant of Pretium Canada Company shall be indemnified by Pretium Canada Company against, and it shall be the duty of the directors out of the funds of Pretium Canada Company to pay, all costs, losses and expenses that any such director, manager, secretary, treasurer or other officer or servant may incur or become liable to pay by reason of any contract entered into or act or thing done by him as such officer or servant or in any way in the discharge of his duties including traveling expenses.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

3.1*	Certificate of Formation of Pretium Packaging, L.L.C.

3.2*	Fourth Amended and Restated Operating Agreement of Pretium Packaging, L.L.C.

3.3*	Certificate of Incorporation of Pretium Finance, Inc.

3.4*	Bylaws of Pretium Finance, Inc.

3.5*	Certificate of Incorporation of Robb Container Corporation

3.6*	Bylaws of Robb Container Corporation

3.7*	Certificate of Incorporation of PVC Container Corporation

3.8*	Bylaws of PVC Container Corporation

3.9*	Certificate of Incorporation of Airopak Corporation

3.10*	Bylaws of Airopak Corporation

3.11*	Certificate of Incorporation of Novapak Corporation

3.12*	Bylaws of Novapak Corporation

3.13*	Certificate of Formation of Mont Royal, L.L.C.

3.14*	Limited Liability Company Agreement of Mont Royal, L.L.C.

3.15*	Trust Agreement of MR Grantor Trust

3.16*	Certificate of Amalgamation of Pretium Canada Company

3.17*	Memorandum of Association of Pretium Canada Company

4.1*	Indenture, dated as of March 31, 2011, by and among Pretium Packaging, L.L.C., Pretium Finance, Inc., Airopak Corporation, Mont Royal, L.L.C., MR Grantor Trust, Novapak Corporation, Pretium Canada Company, PVC Container Corporation, Robb Container Corporation, the Bank of New York Mellon Trust Company, N.A. and Bank of New York Trust Company of Canada

4.2*	Form of 11.50% Senior Secured Notes due 2016 (included in Exhibit 4.1)

4.3*	Form of Guarantee (included in Exhibit 4.1)

4.4*	Registration Rights Agreement, dated March 31, 2011, by and among Pretium Packaging, L.L.C., Pretium Finance, Inc., Airopak Corporation, Mont Royal, L.L.C., MR Grantor Trust, Novapak Corporation, Pretium Canada Company, PVC Container Corporation, Robb Container Corporation and Jefferies & Company, Inc.

5.1	Opinion of Schulte Roth & Zabel LLP

10.1*+	Employment Agreement, dated February 16, 2010, between Pretium Packaging, L.L.C. and George Abd

10.2*	Management Agreement, dated February 16, 2010, between Pretium Packaging, L.L.C., Pretium Holding, L.L.C., Pretium Intermediate Holding, LLC, Novapak Corporation, Robb Container Corporation, Mont Royal, L.L.C. and Castle Harlan Inc.

10.3**	Amended and Restated Credit Agreement, dated as of April 20, 2011, among Pretium Packaging, L.L.C., certain subsidiaries of the Company as co-borrowers, Pretium Intermediate Holding, LLC, the guarantors party thereto, PNC Bank, National Association, as administrative agent, collateral agent and issuing bank and the lenders party thereto

10.4*	Intercreditor Agreement, dated March 31, 2011, by and among Jefferies Finance LLC, The Bank of New York Mellon Trust Company, N.A. and the Bank of New York Trust Company of Canada and acknowledged and agreed to by Pretium Packaging, L.L.C.

10.5**	Senior Notes Security Agreement, dated as of March 31, 2011, by and among The Bank of New York Mellon Trust Company, N.A. and the grantors party thereto

10.6*	Consulting Agreement, dated February 16, 2011, between Keith S. Harbison and Pretium Packaging, L.L.C.

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the registrant

23.1	Consent of KPMG LLP

23.2	Consent of RubinBrown LLP

23.3	Consent of BDO USA, LLP

23.4	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)

24.1*	Power of Attorney (included after the Signature Pages to the initial filing of the Registration Statement)

25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as Trustee

99.1	Form of Letter of Transmittal for Outstanding 11.50% Senior Secured Notes due 2016

99.2*	Form of Notice of Guaranteed Delivery for Tender of 11.50% Senior Secured Notes due 2016

*	Previously filed.
**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the SEC.
+	Management contract or compensatory plans or arrangements.

Item 22.	Undertakings

The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of the Registration Statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrants hereby undertake that:

(1)	Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), we undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

PRETIUM PACKAGING, L.L.C.

By:	/s/ George A. Abd
Name: George A. Abd
Title: President and Chief Executive Officer

Date: October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	President, Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

* Keith S. Harbison	Director Pretium Holding, LLC	October 12, 2011

* Harley B. Kaplan	Director Pretium Holding, LLC	October 12, 2011

* Alan H. Miller	Director Pretium Holding, LLC	October 12, 2011

* Howard D. Morgan	Director Pretium Holding, LLC	October 12, 2011

* Anand T. Philip	Director Pretium Holding, LLC	October 12, 2011

* William M. Pruellage	Director Pretium Holding, LLC	October 12, 2011

* Bernard Reidy	Director Pretium Holding, LLC	October 12, 2011

* Brett A. Snyder	Director Pretium Holding, LLC	October 12, 2011

*By:	/s/ George A. Abd	Attorney-in-fact	October 12, 2011
George A. Abd

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

PRETIUM FINANCE, INC.

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date: October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

ROBB CONTAINER CORPORATION

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date: October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

MONT ROYAL, L.L.C.

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date: October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

PVC CONTAINER CORPORATION

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date:	October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

AIROPAK CORPORATION

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date:	October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

NOVAPAK CORPORATION

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date:	October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

MR GRANTOR TRUST

By:	/s/ George A. Abd
Name: George A. Abd
Title: Trustee

Date:	October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Trustee (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Trustee (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the following company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, State of Missouri, on the 12th day of October, 2011.

PRETIUM CANADA COMPANY

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

Date:	October 12, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Abd George A. Abd	Director, President (Principal Executive Officer)	October 12, 2011

/s/ Robert A. Robison Robert A. Robison	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 12, 2011

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Certificate of Formation of Pretium Packaging, L.L.C.

3.2*	Fourth Amended and Restated Operating Agreement of Pretium Packaging, L.L.C.

3.3*	Certificate of Incorporation of Pretium Finance, Inc.

3.4*	Bylaws of Pretium Finance, Inc.

3.5*	Certificate of Incorporation of Robb Container Corporation

3.6*	Bylaws of Robb Container Corporation

3.7*	Certificate of Incorporation of PVC Container Corporation

3.8*	Bylaws of PVC Container Corporation

3.9*	Certificate of Incorporation of Airopak Corporation

3.10*	Bylaws of Airopak Corporation

3.11*	Certificate of Incorporation of Novapak Corporation

3.12*	Bylaws of Novapak Corporation

3.13*	Certificate of Formation of Mont Royal, L.L.C.

3.14*	Limited Liability Company Agreement of Mont Royal, L.L.C.

3.15*	Trust Agreement of MR Grantor Trust

3.16*	Certificate of Amalgamation of Pretium Canada Company

3.17*	Memorandum of Association of Pretium Canada Company

4.1*	Indenture, dated as of March 31, 2011, by and among Pretium Packaging, L.L.C., Pretium Finance, Inc., Airopak Corporation, Mont Royal, L.L.C., MR Grantor Trust, Novapak Corporation, Pretium Canada Company, PVC Container Corporation, Robb Container Corporation, the Bank of New York Mellon Trust Company, N.A. and Bank of New York Trust Company of Canada

4.2*	Form of 11.50% Senior Secured Notes due 2016 (included in Exhibit 4.1)

4.3*	Form of Guarantee (included in Exhibit 4.1)

4.4*	Registration Rights Agreement, dated March 31, 2011, by and among Pretium Packaging, L.L.C., Pretium Finance, Inc., Airopak Corporation, Mont Royal, L.L.C., MR Grantor Trust, Novapak Corporation, Pretium Canada Company, PVC Container Corporation, Robb Container Corporation and Jefferies & Company, Inc.

5.1	Opinion of Schulte Roth & Zabel LLP

10.1*+	Employment Agreement, dated February 16, 2010, between Pretium Packaging, L.L.C. and George Abd

10.2*	Management Agreement, dated February 16, 2010, between Pretium Packaging, L.L.C., Pretium Holding, L.L.C., Pretium Intermediate Holding, LLC, Novapak Corporation, Robb Container Corporation, Mont Royal, L.L.C. and Castle Harlan Inc.

10.3**	Amended and Restated Credit Agreement, dated as of April 20, 2011, among Pretium Packaging, L.L.C., certain subsidiaries of the Company as co-borrowers, Pretium Intermediate Holding, LLC, the guarantors party thereto, PNC Bank, National Association, as administrative agent, collateral agent and issuing bank and the lenders party thereto

10.4*	Intercreditor Agreement, dated March 31, 2011, by and among Jefferies Finance LLC, The Bank of New York Mellon Trust Company, N.A. and the Bank of New York Trust Company of Canada and acknowledged and agreed to by Pretium Packaging, L.L.C.

10.5**	Senior Notes Security Agreement, dated as of March 31, 2011, by and among The Bank of New York Mellon Trust Company, N.A. and the grantors party thereto

10.6*	Consulting Agreement, dated February 16, 2011, between Keith S. Harbison and Pretium Packaging, L.L.C.

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the registrant

23.1	Consent of KPMG LLP

23.2	Consent of RubinBrown LLP

23.3	Consent of BDO USA, LLP

23.4	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)

24.1*	Power of Attorney (included after the Signature Pages to the initial filing of the Registration Statement)

25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as Trustee

99.1	Form of Letter of Transmittal for Outstanding 11.50% Senior Secured Notes due 2016

99.2*	Form of Notice of Guaranteed Delivery for Tender of 11.50% Senior Secured Notes due 2016

*	Previously filed.
**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the SEC.
+	Management contract or compensatory plans or arrangements.